UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐ Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

SNOWFLAKE INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear fellow Stockholders,
Snowflake’s fiscal year ended January 31, 2025 marked another strong period for Snowflake. Our advancements throughout the end-to-end data lifecycle, and our focus on AI innovation continued to enable our customers to transform their businesses and serve their customers better than ever before. This led to Snowflake delivering $3.5 billion of product revenue, representing 30% growth year-over-year.
Last year, I said we were entering the era of enterprise AI. Now, that era is here, and we’ve made important progress to support our customers as they navigate this transformation. This past year was hallmarked not only by progress in AI, but also by the importance of building a strong data foundation to enable effective AI adoption
DATA DOES MORE IN THE ERA OF ENTERPRISE AI
Snowflake’s mission is to help every enterprise achieve its potential with data and AI. At every step, we look to eliminate friction in innovation to help our customers do more with their data to solve some of the world’s most important challenges. Our AI Data Cloud and world-leading platform have positioned us as a leader in our industry for many years, helping customers steadily eliminate limits to data, users, workloads, applications, and new forms of intelligence. Now, our platform has become foundational for enterprise AI strategies. Our commitment to maintaining our leadership position remains steadfast.
Snowflake’s success is grounded in creating a platform that is easy to use, connected, ensuring that data can flow seamlessly across teams and across organizations, and trusted, with governance and security that enable our customers to operate with confidence. As a result, we have seen our customers accelerate innovation, realize cost-savings, and activate enterprise AI at scale.
Many of our thousands of customers – some of the largest companies in the world – count on Snowflake as the foundation for their data and AI strategies. Whether it's through data engineering, data governance, collaboration, or analytics, we provide support for modern data architectures. Iconic brands like Exxon Mobil, Honeywell, London Stock Exchange Group, and thousands more run their mission critical business operations on Snowflake. And in just one year, we launched Cortex AI and now support over 4,000+ accounts using our AI and machine learning capabilities on a weekly basis.
Our innovation engine is in overdrive with milestone launches like Snowflake Intelligence, a groundbreaking agentic AI solution, the expansion of our Cortex AI portfolio, which helps our customers analyze, search, and build generative AI applications on structured and unstructured data, the introduction of Snowflake Open Catalog and Iceberg Interoperability, and the free availability of SnowConvert—our native code conversion tool. And our customers can now leverage best-in-class models from Anthropic, DeepSeek, Meta Llama, and more in Cortex AI, unlocking unprecedented flexibility and choice in shaping their AI strategies. These capabilities all help our customers do more with their data throughout the end-to-end data lifecycle.
Our acquisition of Datavolo, expanded partnerships with Anthropic, AWS, Microsoft and ServiceNow, and investments in TwelveLabs, Voyage AI, and more have strengthened our ecosystem and accelerated our ability to deliver against our AI vision and product roadmap. These moves have enabled us to support more of our customers’ data journey, provide seamless access to data across systems, and enhance our AI portfolio.
With our recent acquisition of Night Shift Development, Inc. (d/b/a Snowflake Public Sector, Inc.), and Department of Defense Impact Level 5 (IL 5) provisional authorization on AWS GovCloud US-West, we’re also now equipped to deliver mission-critical data and AI solutions to the national security community, including the U.S. Department of Defense, its military branches, and industry partners.
Snowflake is at the forefront of data and AI, seizing a generational opportunity to transform how businesses operate and how entire industries innovate. We're delivering breakthrough outcomes for our customers and reshaping what’s possible across the ecosystem. This is just the beginning—and we’re committed to leading the way, now and into the future.
Sridhar Ramaswamy
Chief Executive Officer, Snowflake

NOTICE OF ANNUAL
MEETING OF STOCKHOLDERS
To Be Held on July 2, 2025
Dear Stockholder:
We are pleased to invite you to virtually attend the 2025 Annual Meeting of Stockholders (Annual Meeting) of Snowflake Inc., a Delaware corporation (Snowflake). The Annual Meeting will be held virtually, via live audio webcast at www.virtualshareholdermeeting.com/SNOW2025 on Wednesday, July 2, 2025 at 10:00 a.m., Mountain Time. The virtual format of the Annual Meeting allows us to preserve stockholder access while saving time and money for both us and our stockholders. You will be able to vote and submit questions during the Annual Meeting, and we encourage you to attend online and participate.
The Annual Meeting will be held for the following purposes, which are more fully described in the accompanying materials:

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To elect the three nominees for Class II directors named in the accompanying proxy statement (Proxy Statement), each to hold office until our Annual Meeting of Stockholders in 2028 and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal;

2	To approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in the Proxy Statement (commonly referred to as “say-on-pay”);
3	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2026;
4	To approve an amendment to our Amended and Restated Certificate of Incorporation (Certificate of Incorporation) to declassify our board of directors;
5	To approve an amendment to our Certificate of Incorporation to remove references to Class B common stock and rename Class A common stock to common stock; and
6	To conduct any other business properly brought before the Annual Meeting or any adjournment, continuation, or postponement thereof.
We have elected to provide internet access to the proxy materials for our Annual Meeting, which include the Proxy Statement, in lieu of mailing printed copies. Providing our Annual Meeting materials via the internet reduces the costs associated with our Annual Meeting and lowers our environmental impact, all without negatively affecting our stockholders’ ability to timely access our Annual Meeting materials.
On or about May 21, 2025, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2025 (2025 Annual Report). The Notice provides instructions on how to vote online and how to receive a paper copy of the proxy materials by mail and vote by completing and mailing a proxy card or by telephone. The Proxy Statement and our 2025 Annual Report can be accessed directly at the internet address www.proxyvote.com using the control number located on the Notice, on your proxy card, or in the instructions that accompanied your proxy materials.

Our board of directors has fixed the close of business on May 8, 2025 as the record date for the Annual Meeting. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and virtually attend and vote at (or appoint their proxy holders to attend and vote at), the Annual Meeting or any adjournment, continuation, or postponement thereof. Such stockholders and their proxy holders may attend the Annual Meeting by going to www.virtualshareholdermeeting.com/SNOW2025 and logging on using the 16-digit control number located on the Notice, proxy card, or in the instructions accompanying the proxy materials.
By Order of the Board of Directors
Sridhar Ramaswamy
Chief Executive Officer

Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or voting instruction form, or by using our internet or telephonic voting system. Even if you have voted by proxy, you may still virtually attend the Annual Meeting and vote online.

OUR ADDRESS Suite 3A, 106 East Babcock Street, Bozeman, Montana 59715
VIRTUAL MEETING
If you held shares of our common stock at the close of business on May 8, 2025, you are invited to virtually attend the Annual Meeting at www.virtualshareholdermeeting.com/SNOW2025 and vote on the proposals described in the accompanying Proxy Statement.

TABLE OF

PROXY
STATEMENT
For the 2025 Annual Meeting of Stockholders
GENERAL INFORMATION
Our board of directors is soliciting your proxy to vote at the 2025 Annual Meeting of Stockholders of Snowflake Inc. (Annual Meeting) for the purposes set forth in this proxy statement for our Annual Meeting (Proxy Statement). The Annual Meeting will be held virtually via live audio webcast on the internet on July 2, 2025 at 10:00 a.m., Mountain Time, or at any other time following the adjournment or postponement thereof. The Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2025 (2025 Annual Report) is first being mailed on or about May 21, 2025 to all stockholders entitled to vote at the Annual Meeting. If you held shares of our common stock at the close of business on May 8, 2025, you are invited to virtually attend the Annual Meeting at www.virtualshareholdermeeting.com/SNOW2025 and vote on the proposals described in this Proxy Statement.
In this Proxy Statement, we refer to Snowflake Inc. as “Snowflake,” “we,” “us,” or, “our” and the board of directors of Snowflake as “our board of directors” or “our board.” The 2025 Annual Report is being made available to our stockholders along with this Proxy Statement. You also may obtain a paper copy of the 2025 Annual Report without charge by following the instructions in the Notice.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully.

DATE & TIME July 2, 2025 10:00 a.m. Mountain Time
VIRTUAL MEETING
If you held shares of our common stock at the close of business on May 8, 2025, you are invited to virtually attend the Meeting at www.virtualshareholdermeeting.com/SNOW2025 and vote on the proposals described in this Proxy Statement.

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QUESTIONS AND ANSWERS
WHAT AM I VOTING ON?

PROPOSAL		BOARD RECOMMENDATION	PAGE REFERENCE

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Election of Kelly A. Kramer, Frank Slootman, and Michael L. Speiser as Class II directors, each to hold office until our annual meeting of stockholders in 2028 and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal.
		FOR each nominee	Page 29

2	Approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement (commonly referred to as “say-on-pay”).	FOR	Page 30

3	Ratification of the appointment of PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending January 31, 2026.	FOR	Page 31

4	Approval of an amendment to our Amended and Restated Certificate of Incorporation (Certificate of Incorporation) to declassify our board of directors.	FOR	Page 34

5	Approval of an amendment to our Certificate of Incorporation to remove references to Class B common stock and rename Class A common stock to common stock.	FOR	Page 37

WHY DID I RECEIVE A NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS ON THE INTERNET?
Pursuant to rules adopted by the Securities and Exchange Commission (SEC), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you the Notice because our board of directors is soliciting your proxy to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy can be found in the Notice.
We intend to mail the Notice on or about May 21, 2025 to all stockholders of record entitled to vote at the Annual Meeting.

WILL I RECEIVE ANY OTHER PROXY MATERIALS BY MAIL?
We may send you a proxy card, along with a second Notice, after ten calendar days have passed since our first mailing of the Notice.

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WHO CAN VOTE AT THE ANNUAL MEETING?
Only stockholders of record at the close of business on May 8, 2025 (Record Date) and their proxy holders will be entitled to vote at the Annual Meeting or any adjournment, continuation, or postponement thereof. As of the Record Date, there were 333,657,993 shares of our Class A common stock outstanding and entitled to vote. On March 1, 2021, all shares of our then-outstanding Class B common stock were automatically converted into the same number of shares of Class A common stock, pursuant to the terms of our Certificate of Incorporation. No additional shares of Class B common stock will be issued following such conversion. Unless otherwise noted, all references to our “common stock” in this Proxy Statement refer to our Class A common stock.
Stockholder of Record: Shares Registered in Your Name
If, at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or by proxy in advance. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the internet, by telephone, or by completing and returning a printed proxy card.
Beneficial Owner: Shares Held on Your Behalf by a Brokerage Firm, Bank, or Other Nominee
If, at the close of business on the Record Date, your shares were held not in your name, but on your behalf by a brokerage firm, bank, or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that nominee. Those shares will be reported as being held by the nominee (e.g., your brokerage firm) in the system of record used for identifying stockholders. As a beneficial owner of the shares, you are invited to attend the Annual Meeting, and you have the right to direct your brokerage firm, bank, or other nominee how to vote the shares in your account. Please refer to the voting instructions provided by your broker, bank, or other nominee. Many brokers, banks, or other nominees enable beneficial owners to give voting instructions by telephone or over the internet as well as in writing. You are also welcome to attend the Annual Meeting and vote online during the meeting. If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through www.proxyvote.com, then you may access, participate in, and vote at the Annual Meeting with the 16-digit control number indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting. Follow the instructions from your brokerage firm, bank, or other nominee included with your proxy materials, or contact your brokerage firm, bank, or other nominee to request a voting instruction form. You may access the meeting and vote by logging in with your control number at www.virtualshareholdermeeting.com/SNOW2025.

WILL A LIST OF RECORD STOCKHOLDERS AS OF THE RECORD DATE BE AVAILABLE?
For the ten days ending the day prior to the Annual Meeting, a list of stockholders of record as of the Record Date will be available upon request via IR@snowflake.com for examination by any stockholder for any purpose relating to the Annual Meeting.

HOW DO I ATTEND AND ASK QUESTIONS DURING THE ANNUAL MEETING?
We will be hosting the Annual Meeting via live webcast only. You can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/SNOW2025 by logging in with your control number. The meeting will start at 10:00 a.m., Mountain Time, on Wednesday, July 2, 2025. We recommend that you log in a few minutes before 10:00 a.m., Mountain Time, to ensure you are present when the Annual Meeting starts. The webcast will open 15 minutes before the start of the Annual Meeting. Stockholders attending the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

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In order to attend the Annual Meeting, you will need your control number, which is included in the Notice or on your proxy card if you are a stockholder of record. If you are the beneficial owner of your shares, your control number is included with your voting instruction form and voting instructions received from your brokerage firm, bank, or other nominee. Instructions on how to attend and participate are available at www.virtualshareholdermeeting.com/SNOW2025.
If you would like to submit a question during the Annual Meeting, you may log in at www.virtualshareholdermeeting.com/SNOW2025 using your control number, type your question into the “Ask a Question” field, and click “Submit.” When you log into the Annual Meeting, please review our rules of conduct, which have been prepared to ensure a productive and efficient meeting that is fair to all stockholders in attendance. We will answer as many questions as possible in the time allotted for the Annual Meeting. We will only answer questions that are submitted in accordance with the rules of conduct and are relevant to an agenda item to be voted on by stockholders at the Annual Meeting. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

HOW DO I VOTE?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote (i) online during the Annual Meeting or (ii) in advance of the Annual Meeting by proxy through the internet, by telephone, or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend online and vote during the meeting. In such case, your previously submitted proxy will be disregarded. For more information, see the question below titled “Can I change my vote or revoke my proxy after submitting a proxy?”
•To vote in advance of the Annual Meeting (i) through the internet, go to www.proxyvote.com to complete an electronic proxy card, or (ii) by telephone, call 1-800-690-6903. You will be asked to provide the control number from the Notice, proxy card, or instructions that accompanied your proxy materials. Votes over the internet or by telephone must be received by 11:59 p.m., Eastern Time on July 1, 2025 to be counted.
•To vote in advance of the Annual Meeting using a printed proxy card, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed and dated proxy card to us by 11:59 p.m., Eastern Time on July 1, 2025, we will vote your shares as you direct.
•To vote online during the Annual Meeting, follow the provided instructions to join the Annual Meeting at www.virtualshareholdermeeting.com/SNOW2025, starting at 10:00 a.m., Mountain Time, on Wednesday, July 2, 2025. You will need to enter the 16-digit control number located on the Notice, on your proxy card, or in the instructions that accompanied your proxy materials. The webcast will open 15 minutes before the start of the Annual Meeting.
Beneficial Owner: Shares Held on Your Behalf by a Brokerage Firm, Bank, or Other Nominee
If you are a beneficial owner of shares held on your behalf by a brokerage firm, bank, or other nominee, you should have received a Notice and voting instructions from that nominee rather than from us. To vote online during the Annual Meeting or direct such nominee how to vote your shares in advance of the Annual Meeting, you must follow the instructions from such nominee.

WHAT IF I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE ANNUAL MEETING?
If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/SNOW2025.

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HOW MANY VOTES DO I HAVE?
On each matter to be voted upon, each holder of shares of our common stock will have one vote per share held as of the close of business on the Record Date.

WHAT IF ANOTHER MATTER IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING?
Our board of directors does not intend to bring any other matters to be voted on at the Annual Meeting, and currently knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

CAN I VOTE MY SHARES BY FILLING OUT AND RETURNING THE NOTICE?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by proxy in advance of the Annual Meeting through the internet, request paper copies of the proxy materials, and vote in advance by telephone or by using a printed proxy card, or attend and vote online at the Annual Meeting.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

CAN I CHANGE MY VOTE OR REVOKE MY PROXY AFTER SUBMITTING A PROXY?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:
•Submit another properly completed proxy card with a later date;
•Grant a subsequent proxy by telephone or through the internet;
•Send a timely written notice that you are revoking your proxy to our Secretary via email at generalcounsel@snowflake.com; or
•Attend the Annual Meeting and vote online during the meeting. Simply attending the Annual Meeting will not, by itself, change your vote or revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or vote in advance of the Annual Meeting by telephone or through the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a beneficial owner and your shares are held in “street name” on your behalf by a brokerage firm, bank, or other nominee, you should follow the instructions provided by that nominee to change your vote. Your most current vote is the one that will be counted.

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IF I AM A STOCKHOLDER OF RECORD AND I DO NOT VOTE, OR IF I RETURN A PROXY CARD OR OTHERWISE VOTE WITHOUT GIVING SPECIFIC VOTING INSTRUCTIONS, WHAT HAPPENS?
If you are a stockholder of record and do not vote through the internet, by telephone, by returning a signed and dated proxy card, or online during the Annual Meeting, your shares will not be voted and will not be counted towards the quorum requirement.
If you return a signed and dated proxy card without marking voting selections, your shares will be voted in accordance with the recommendations of our board of directors:
•“FOR” the election of Kelly A. Kramer, Frank Slootman, and Michael L. Speiser as Class II directors;
•“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers;
•“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending January 31, 2026;
•“FOR” the approval of an amendment to our Certificate of Incorporation to declassify our board of directors; and
•“FOR” the approval of an amendment to our Certificate of Incorporation to remove references to Class B common stock and rename Class A common stock to common stock.
If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

IF I AM A BENEFICIAL OWNER OF SHARES HELD IN “STREET NAME” AND I DO NOT PROVIDE MY BROKERAGE FIRM, BANK, OR OTHER NOMINEE WITH VOTING INSTRUCTIONS, WHAT HAPPENS?
If you are a beneficial owner of shares held in “street name” and you do not instruct your brokerage firm, bank, or other nominee how to vote your shares, your shares will be considered “uninstructed” and the question of whether your nominee will be able to vote your shares depends on whether, pursuant to the rules and interpretations of the New York Stock Exchange (NYSE), the proposal is deemed to be a “routine” matter or a “non-routine” matter. Brokerage firms, banks, and other nominees can use their discretion to vote “uninstructed” shares with respect to matters that are characterized by the NYSE as “routine,” but not with respect to matters characterized as “non-routine.” Under the NYSE rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as elections of directors (even if not contested), mergers, stockholder proposals, executive compensation, and certain corporate governance proposals, even if such proposals are management-supported.
Proposals One, Two, Four, and Five are considered to be “non-routine,” meaning that your brokerage firm, bank, or other nominee may not vote your shares on those proposals in the absence of your voting instructions, which would result in a “broker non-vote” and have the effect described under the section titled “How Many Votes Are Needed to Approve Each Proposal” below. Proposal Three is considered to be “routine,” meaning that if you do not return voting instructions to your brokerage firm, bank, or other nominee by its deadline, your shares may be voted on Proposal Three by your brokerage firm, bank, or nominee in its discretion. Please instruct your brokerage firm, bank, or other nominee to ensure that your vote will be counted.

If you are a beneficial owner of shares held in street name and do not plan to attend the Annual Meeting, you must provide voting instructions to your brokerage firm, bank, or other nominee by the deadline provided in the materials you receive from your nominee to ensure your shares are voted in the way you prefer.

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WHAT ARE “BROKER NON-VOTES”?
As discussed above, when a beneficial owner of shares held in “street name” does not give voting instructions to the brokerage firm, bank, or other nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the brokerage firm, bank, or other nominee cannot vote the shares. When there is at least one “routine” matter that the broker, bank or other nominee votes on, the shares that are un-voted on “non-routine” matters are counted as “broker non-votes.” Proposals One, Two, Four, and Five are “non-routine” and, therefore, broker non-votes may occur in connection with these proposals. Even with respect to routine matters, some brokers choose not to exercise discretionary voting authority.

HOW ARE VOTES COUNTED?
The inspector of election for the Annual Meeting will separately count:
•For the proposed election of the three Class II directors, votes “FOR,” votes to “WITHHOLD,” and broker non-votes;
•For the proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers, votes “FOR,” votes “AGAINST,” abstentions, and broker non-votes;
•For the proposal to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending January 31, 2026, votes “FOR,” votes “AGAINST,” and abstentions;
•For the proposal to approve an amendment to our Certificate of Incorporation to declassify our board of directors, votes “FOR,” votes “AGAINST,” abstentions, and broker non-votes; and
•For the proposal to approve an amendment to our Certificate of Incorporation to remove references to Class B common stock and rename Class A common stock to common stock, votes “FOR,” votes “AGAINST,” abstentions, and broker non-votes.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?
Proposal One
Directors are elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote generally on the election of directors. “Plurality” means that the three nominees for Class II director who receive the largest number of votes cast “FOR” their election will be elected as directors. As a result, any shares not voted “FOR” a particular nominee, whether as a result of a “WITHHOLD” vote or a broker non-vote, will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” your vote on any of the nominees for election as a director.
Proposal Two
The approval of the compensation of our named executive officers on a non-binding, advisory basis requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions are considered shares present and entitled to vote on this proposal and will therefore have the same effect as a vote “AGAINST” this proposal. Broker non-votes, if any, will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our board of directors or our company. Our board of directors and our compensation committee, however, will consider the outcome of the vote when determining the future compensation of our named executive officers.

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Proposal Three
The ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending January 31, 2026 requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions are considered shares present and entitled to vote on this proposal and will therefore have the same effect as a vote “AGAINST” this proposal. Since this proposal is considered to be a “routine” matter, your brokerage firm, bank or other nominee will have discretionary authority to vote on this proposal. Broker non-votes are not expected with respect this proposal.
Proposal Four
The approval of an amendment to our Certificate of Incorporation to declassify our board of directors requires the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of our capital stock outstanding and entitled to vote generally in the election of directors. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” this proposal.
Proposal Five
The approval of an amendment to our Certificate of Incorporation to remove references to Class B common stock and rename Class A common stock to common stock requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock outstanding and entitled to vote on the proposal. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” this proposal.

WHAT IS THE QUORUM REQUIREMENT?
A quorum of stockholders is necessary to transact business at the Annual Meeting. The presence by remote communication or by proxy of the holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote at the Annual Meeting shall constitute a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your brokerage firm, bank, or other nominee) or if you vote online during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the Annual Meeting may be adjourned by the chairperson of the Annual Meeting or the vote of the holders of a majority of the voting power of the shares represented at the Annual Meeting and entitled to vote thereon.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?
We expect that preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

WHEN ARE STOCKHOLDER PROPOSALS DUE FOR NEXT YEAR’S ANNUAL MEETING?
Requirements for stockholder proposals to be considered for inclusion in our proxy statement
To be considered for inclusion in next year’s proxy statement, stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (Exchange Act), must be submitted in writing to our Secretary at Suite 3A, 106 East Babcock Street, Bozeman, Montana 59715, Attention: Secretary. Such proposals must be received by us by the close of business (5:00 p.m., Mountain Time) on January 21, 2026 and must comply with the requirements of Rule 14a-8. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

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Requirements for stockholder proposals to be otherwise brought before next year's annual meeting
Our amended and restated bylaws (Bylaws) provide that, for stockholder proposals that are not to be included in next year’s proxy statement pursuant to Rule 14a-8 to be considered at an annual meeting, stockholders must give timely advance written notice thereof to our Secretary at Suite 3A, 106 East Babcock Street, Bozeman, Montana 59715, Attention: Secretary. In order to be considered timely, notice of a director nomination or proposal of other business for consideration at the 2026 annual meeting of stockholders (other than a stockholder proposal pursuant to Rule 14a-8) must be received by our Secretary in writing not later than the close of business on April 3, 2026 nor earlier than the close of business on March 4, 2026. However, if our 2026 annual meeting of stockholders is not held between June 2, 2026 and August 1, 2026, the notice must be received (A) not earlier than the close of business on the 120th day prior to the 2026 annual meeting of stockholders, and (B) not later than the close of business on the later of the 90th day prior to the 2026 annual meeting of stockholders or, if later than the 90th day prior to the 2026 annual meeting of stockholders, the 10th day following the day on which public announcement of the date of the 2026 annual meeting is first made. Any such notice to the Secretary must include the information required by our Bylaws (including, with respect to director nominations, information required by Rule 14a-19 under the Exchange Act). If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

WHO IS PAYING FOR THIS PROXY SOLICITATION?
We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokerage firms, banks, and other nominees for the cost of forwarding proxy materials to beneficial owners. If you choose to access the proxy materials and/or vote over the internet, you are responsible for any internet access charges you may incur.

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THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE
The following table presents, for the Class II nominees for election at the Annual Meeting and our other directors who will continue in office after the Annual Meeting, their independence, position or office held with us, and committee memberships, as well as their age as of the date of this Proxy Statement:

			Committee Memberships
Name and Occupation	Age	Independent	Audit Committee	Compensation Committee	Nominating and Governance Committee	Cybersecurity Committee

Class I directors(1)

Benoit Dageville Co-Founder & President of Products of Snowflake	58

Mark S. Garrett Former EVP and Chief Financial Officer of Adobe	67		Chair		Member	Member

William F. Scannell President, Global Sales & Customer Operations of Dell Technologies	63

Jayshree V. Ullal Chairperson, President and Chief Executive Officer of Arista Networks	64			Chair

Class II director nominees(1)

Kelly A. Kramer Former EVP and Chief Financial Officer of Cisco	57		Member		Member

Frank Slootman Chairman of the Board and Former Chief Executive Officer of Snowflake	66

Michael L. Speiser* Managing Director of Sutter Hill Ventures	54			Member	Chair

Class III directors(1)

Teresa Briggs Former Vice Chair & West Region and San Francisco Managing Partner of Deloitte	64		Member

Jeremy Burton Chief Executive Officer of Observe	57					Member

Mark D. McLaughlin Former Chairman and Chief Executive Officer of Palo Alto Networks	59			Member		Chair

Sridhar Ramaswamy Chief Executive Officer of Snowflake	58

* Lead independent director.

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(1)Class II director nominees are up for election at the Annual Meeting and will continue in office until the 2028 annual meeting of stockholders if elected. Class I directors will continue in office until the 2027 annual meeting of stockholders. Class III directors will continue in office until the 2026 annual meeting of stockholders.
Set forth below is biographical information for each of the Class II director nominees and each person whose term of office as a director will continue after the Annual Meeting. This includes information regarding each director’s experience, qualifications, attributes, or skills that led our board of directors to recommend them for board service.
NOMINEES FOR ELECTION AT THE ANNUAL MEETING

KELLY A. KRAMER

Kelly A. Kramer has served as a member of our board of directors since January 2020. From January 2015 to December 2020, Ms. Kramer served as Executive Vice President and Chief Financial Officer of Cisco Systems, Inc. (Cisco), a worldwide technology company. From January 2012 to January 2015, Ms. Kramer served in various finance roles at Cisco, including Senior Vice President, Corporate Finance and Senior Vice President, Business Technology and Operations Finance. Prior to Cisco, she served in various finance roles at GE Healthcare Systems, GE Healthcare Diagnostic Imaging, and GE Healthcare Biosciences. Ms. Kramer currently serves on the board of directors of Gilead Sciences, Inc. and Coinbase Global, Inc. Ms. Kramer holds a B.S. degree in Mathematics from Purdue University. We believe Ms. Kramer is qualified to serve on our board because of her financial expertise and management experience.

FRANK SLOOTMAN

Frank Slootman has served as a member of our board of directors since April 2019 and as Chairman of our board of directors since December 2019. Mr. Slootman also served as our Chief Executive Officer from April 2019 to February 2024. Before joining us, Mr. Slootman served as Chairman of the board of directors of ServiceNow, Inc. (ServiceNow), an enterprise information technology cloud company, from October 2016 to June 2018. From May 2011 to April 2017, Mr. Slootman served as President and Chief Executive Officer and as a member of the board of directors of ServiceNow. From January 2011 to April 2011, Mr. Slootman served as a Partner of Greylock Partners, a venture capital firm. From July 2009 to January 2011, Mr. Slootman served as President of the Backup Recovery Systems Division at EMC Corporation (EMC), a computer data storage company, which was acquired by Dell Technologies Inc. (Dell), and as an advisor from January 2011 to February 2012. From July 2003 until its acquisition by EMC in July 2009, Mr. Slootman served as President and Chief Executive Officer of Data Domain Corporation (Data Domain), an electronic storage solution company. Mr. Slootman currently serves on the board of directors of Maplebear Inc. (d/b/a Instacart) and several private companies.. Mr. Slootman previously served as a member of the board of directors of Pure Storage, Inc. (Pure Storage) from May 2014 to February 2020, and Imperva, Inc., from August 2011 to March 2016. Mr. Slootman holds undergraduate and graduate degrees in Economics from the Netherlands School of Economics, Erasmus University Rotterdam. We believe Mr. Slootman is qualified to serve on our board because of his management experience and business expertise, including his prior executive-level leadership and experience scaling companies, as well as his present and past board service at a number of other publicly traded companies.

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MICHAEL L. SPEISER

Michael L. Speiser has served as a member of our board of directors since our inception in July 2012, and as our lead independent director since December 2019. Mr. Speiser also served as our part-time Chief Executive Officer and Chief Financial Officer from August 2012 to June 2014. Since 2008, Mr. Speiser has served as a Managing Director at Sutter Hill Ventures, a venture capital firm. Mr. Speiser currently serves on the board of directors of Workday, Inc. Mr. Speiser previously served on the board of directors of Pure Storage until 2019, and currently serves on the board of several private companies. Mr. Speiser holds a B.A. degree in Political Science from the University of Arizona and an M.B.A. from Harvard Business School. We believe Mr. Speiser is qualified to serve on our board because of his leadership and operational experience in the technology industry and knowledge of high-growth companies.

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DIRECTORS CONTINUING IN OFFICE UNTIL THE 2026 ANNUAL MEETING OF STOCKHOLDERS

TERESA BRIGGS

Teresa Briggs has served as a member of our board of directors since December 2019. Ms. Briggs served as Vice Chair & West Region and San Francisco Managing Partner of Deloitte LLP (Deloitte), a global professional services firm, from June 2011 to April 2019, and as Managing Partner, Silicon Valley from June 2006 to June 2011. Ms. Briggs also served on the board of directors of Deloitte USA LLP from January 2016 to March 2019. Ms. Briggs currently serves on the board of directors and the audit committees of ServiceNow, DocuSign, Inc., and Warby Parker Inc. Ms. Briggs previously served on the board of directors of VG Acquisition Corp. Ms. Briggs also served as an adjunct member of Deloitte’s Center for Board Effectiveness. In 2019, she was a Distinguished Careers Fellow at Stanford University. Ms. Briggs holds a B.S. degree in Accounting from the University of Arizona, Eller College of Management. We believe Ms. Briggs is qualified to serve on our board because of her financial expertise and management experience.

JEREMY BURTON

Jeremy Burton has served as a member of our board of directors since March 2016. Since November 2018, Mr. Burton has served as the Chief Executive Officer of Observe, Inc. (Observe), an information technology and services company. Prior to Observe, Mr. Burton served as Executive Vice President, Marketing & Corporate Development of Dell, a worldwide technology company, from September 2016 to April 2018, and in various roles at EMC, which was acquired by Dell, including as President of Products from April 2014 to September 2016 and Executive Vice President and Chief Marketing Officer from March 2010 to March 2014. Mr. Burton holds a B.Eng. (Hons) degree in Information Systems Engineering from the University of Surrey. We believe Mr. Burton is qualified to serve on our board because of his operational and marketing expertise.

MARK D. MCLAUGHLIN

Mark D. McLaughlin has served as a member of our board of directors since April 2023. From 2011 until 2018, Mr. McLaughlin served as Chief Executive Officer and Chairman of the Board of Palo Alto Networks, Inc. (Palo Alto Networks), a global cybersecurity company, and as Vice Chairman of the Board until December 2022. From 2009 through 2011, Mr. McLaughlin served as President and Chief Executive Officer of VeriSign, Inc. (VeriSign), a provider of internet infrastructure services. Prior to that, Mr. McLaughlin served in several roles at VeriSign, including as Executive Vice President, Products and Marketing. President Barack Obama appointed Mr. McLaughlin to serve on the President’s National Security Telecommunications Advisory Committee in January 2011, and he served on this Committee until April 2023. Mr. McLaughlin currently serves as Chairman of the board of directors of Qualcomm, Incorporated and as a director of Rubrik, Inc. Mr. McLaughlin holds a B.S. degree from the U.S. Military Academy at West Point and a J.D. degree from Seattle University School of Law. We believe Mr. McLaughlin is qualified to serve on our board because of his leadership experience and knowledge of the technology and cybersecurity industry.

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SRIDHAR RAMASWAMY

Sridhar Ramaswamy has served as our Chief Executive Officer and as a member of our board of directors since February 2024 and previously served in various roles at Snowflake, including as our Senior Vice President, Artificial Intelligence, from June 2023 to February 2024. From October 2018 to February 2024, Mr. Ramaswamy served as a Venture Partner at Greylock Partners, a venture capital firm. From January 2019 to May 2023, Mr. Ramaswamy served as Chief Executive Officer of Neeva Inc. (Neeva), a private technology company, which we acquired in 2023. From August 2017 to December 2019, Mr. Ramaswamy served as a member of the board of directors of Palo Alto Networks, a global cybersecurity company. From March 2013 to October 2018, Mr. Ramaswamy served as Senior Vice President, Ads & Commerce at Google LLC (Google), a multinational technology company. From April 2003 to March 2013, Mr. Ramaswamy served in various roles in Google’s engineering group, including as Senior Vice President, Engineering. Mr. Ramaswamy holds a B.S. degree in Computer Science from the Indian Institute of Technology Madras and M.S. and Ph.D. degrees in Computer Science from Brown University. We believe Mr. Ramaswamy is qualified to serve on our board because of his management experience, prior board experience, and knowledge of artificial intelligence.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2027 ANNUAL MEETING OF STOCKHOLDERS

BENOIT DAGEVILLE

Benoit Dageville is one of our co-founders and has served as a member of our board of directors since August 2012. Mr. Dageville currently serves as our President of Products, and previously served as our Chief Technology Officer from August 2012 to May 2019. Before our founding, Mr. Dageville served in various engineering roles at Oracle Corporation, a software and technology company, including as Architect in the Manageability Group from January 2002 to July 2012. Mr. Dageville holds B.S., M.S., and Ph.D. degrees in Computer Science from Jussieu University. We believe Mr. Dageville is qualified to serve on our board because of his experience and perspective as one of our co-founders as well as his extensive experience driving product innovation.

MARK S. GARRETT

Mark S. Garrett has served as a member of our board of directors since April 2018. Mr. Garrett served as Executive Vice President and Chief Financial Officer of Adobe Systems Incorporated, a global software company, from February 2007 to April 2018. From June 2004 to February 2007, Mr. Garrett served as Senior Vice President and Chief Financial Officer of the Software Group of EMC, a computer data storage company, which was acquired by Dell. Mr. Garrett currently serves on the board of directors of GoDaddy Inc. and Cisco. He previously served on the board of directors of Informatica Corporation, from October 2008 to August 2015, Model N, Inc., from January 2008 to May 2016, Pure Storage, from July 2015 to December 2021, and NightDragon Acquisition Corp., from February 2021 to December 2022. Mr. Garrett holds a B.S. degree in Accounting and Marketing from Boston University and an M.B.A. degree from Marist College. We believe Mr. Garrett is qualified to serve on our board because of his financial expertise and management experience.

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WILLIAM F. SCANNELL

William F. Scannell has served as a member of our board of directors since May 2025. Since February 2020, Mr. Scannell has served as President, Global Sales and Customer Operations for Dell, a worldwide technology company, overseeing Sales, Presales, Specialty Sales, OEM and the Global Alliances and Channel operations. In this role, Mr. Scannell is responsible for go-to-market strategy and driving global growth by delivering Dell’s solutions to organizations in established and new markets globally. Mr. Scannell previously served as Dell's President, Global Enterprise Sales and Customer Operations from September 2017 to January 2020. Prior to joining Dell, Mr. Scannell served as President, Global Sales and Customer Operations at EMC until EMC was acquired by Dell in September 2016. Mr. Scannell currently serves on the board of directors of IonQ, Inc. Mr. Scannell holds a B.S. degree in Business Management from Northeastern University. We believe Mr. Scannell is qualified to serve on our board because of his extensive go-to-market and operational experience as a senior sales executive in the technology industry.

JAYSHREE V. ULLAL

Jayshree V. Ullal has served as a member of our board of directors since June 2020. Ms. Ullal has served as Chief Executive Officer, President, and a member of the board of directors of Arista Networks, Inc., a cloud networking company, since October 2008 and as Chairperson of the board since December 2023. From September 1993 to May 2008, Ms. Ullal served in various positions at Cisco, a worldwide technology company, with her last position as senior vice president of the data center, switching and services group. Ms. Ullal holds a B.S. degree in Engineering (Electrical) from San Francisco State University and an M.S. degree in Engineering Management from Santa Clara University. She is a 2013 recipient of the Santa Clara University School of Engineering Distinguished Engineering Alumni Award. We believe Ms. Ullal is qualified to serve on our board because of her extensive experience as a senior executive and chief executive officer in the cloud computing industry.

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INDEPENDENCE OF OUR BOARD OF DIRECTORS
Our common stock is listed on the NYSE. Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees must be independent. A director will only qualify as an “independent director” if the listed company’s board of directors affirmatively determines that the director does not have a material relationship with the company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the company) that, in the opinion of the listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the listing standards of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the NYSE.
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has affirmatively determined that each of our directors, other than Mr. Burton, Mr. Dageville, Mr. Ramaswamy, and Mr. Slootman, is “independent” as that term is defined under the listing standards of the NYSE and the applicable rules and regulations of the SEC. Stephen B. Burke, our former director who stepped down on July 2, 2024, was also determined to be independent during the period he served on our board of directors.
In making these affirmative determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company, and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section titled “Transactions with Related Persons.” In cases where we have business transactions with an entity and a director determined to be independent serves on the board of directors of that entity and/or holds equity interests in such entity, our board of directors has assessed such transactions and determined that they do not impact the independence of such director because the director does not have a material interest in those transactions and they were conducted at arm’s length. The board will continue to consider the specific facts and circumstances around any such ongoing or future transactions in determining director independence. In addition, with respect to Mr. Speiser’s independence, our board of directors also considered his previous relationship with Snowflake from August 2012 to June 2014. During this period, Mr. Speiser served as our part-time Chief Executive Officer and Chief Financial Officer, while our founders focused on developing our original technology. Our board of directors has determined that such service does not impact Mr. Speiser’s independence because (i) Mr. Speiser has not served in these capacities for over 10 years, (ii) during this time, Mr. Speiser continued to be employed by Sutter Hill Ventures and his part-time role as an officer was in furtherance of Sutter Hill Ventures’ investment, (iii) it was an interim position until Snowflake hired a full-time, non-founder chief executive officer, and (iv) our board of directors does not believe that Mr. Speiser has any relationship with Snowflake, whether due to his prior service as an officer or otherwise, that interferes with his exercise of independent judgment.
BOARD LEADERSHIP
Our nominating and governance committee periodically considers the leadership structure of our board of directors and makes such recommendations to our board of directors as our nominating and governance committee deems appropriate. Under our corporate governance guidelines, our board of directors does not have a policy regarding whether the role of the chairperson of the board of directors and the Chief Executive Officer should be separate or combined, and the board believes that Snowflake should maintain flexibility to select a chairperson and determine the appropriate leadership structure based on criteria that are in the best interests of Snowflake and its stockholders at such time. Our board periodically reviews its leadership structure to evaluate whether the structure remains appropriate for us. Our corporate governance guidelines also provide that, in the event that the chairperson of the board of directors is not independent, the independent members of our board of directors will designate a “lead independent director.”

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Currently, our board of directors believes that it is in the best interests of our company and our stockholders to separate the roles of chairperson of our board and Chief Executive Officer, and to have our former Chief Executive Officer, Mr. Slootman, continue to serve as Chairman given his knowledge of our company and industry and his strategic vision. Because Mr. Slootman previously served as both our Chief Executive Officer and Chairman, and in accordance with our corporate governance guidelines, the independent members of our board of directors believe it is desirable for Michael L. Speiser to continue to serve as lead independent director. As lead independent director, Mr. Speiser provides leadership to our board of directors if circumstances arise in which the role of Chairman of our board of directors may be, or may be perceived to be, in conflict, and performs such additional duties as our board of directors may otherwise determine and delegate, including, among other things, (i) presiding over meetings of our board of directors at which the performance or compensation of the board of directors or the Chief Executive Officer is discussed, (ii) convening meetings of the independent members of our board of directors, as appropriate, (iii) acting as principal liaison between the independent members of our board of directors and our Chief Executive Officer, and (iv) being available for consultation and direct communication with stockholders as deemed appropriate. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our board of directors, and sound corporate governance policies and practices. Our board of directors believes that its program for overseeing risks, as described below, would be effective under a variety of leadership frameworks.
ROLE OF THE BOARD IN RISK OVERSIGHT
Our board of directors oversees our risk management processes, which are designed to support the achievement of organizational objectives, improve long-term organizational performance, and enhance stockholder value while mitigating and managing identified risks. A fundamental part of our approach to risk management is not only understanding the most significant risks we face as a company and the necessary steps to manage those risks, but also deciding what level of risk is appropriate for our company. Our board of directors plays an integral role in guiding management’s risk tolerance and determining an appropriate level of risk.
While our full board of directors has overall responsibility for evaluating key business risks, its committees monitor and report to our board of directors on certain risks. Our audit committee monitors our major financial and reporting risks, and the steps our management has taken to identify and control these exposures, including by reviewing and setting guidelines, internal controls, and policies that govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements, and directly supervises our internal audit function. Our compensation committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. Our nominating and governance committee oversees risks associated with director independence and the composition and organization of our board of directors, monitors the effectiveness of our corporate governance guidelines, plans for leadership succession, and provides general oversight of our other corporate governance policies and practices. Our cybersecurity committee oversees our cybersecurity risks, the implementation and maintenance of our cybersecurity program, data governance, compliance with applicable information security laws, and our disclosure controls relating to cybersecurity.
In connection with its reviews of the operations of our business, our full board of directors addresses holistically the primary risks associated with our business, as well as the key risk areas monitored by its committees. Our board of directors appreciates the evolving nature of our business and industry and is actively involved in monitoring new threats and risks as they emerge.
At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board of directors and its committees with respect to the most significant risks that could affect our business, such as legal risks, competition risks, cybersecurity and privacy risks, and financial, tax, and audit-related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and investment policy and practices.

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BOARD MEETINGS AND COMMITTEES
Our board of directors is responsible for the oversight of management and our corporate strategy and for establishing corporate policies. Our board of directors meets periodically during the year to review significant developments affecting us and to act on matters requiring its approval. Our board of directors met five times during our last fiscal year. Our board of directors has established an audit committee, a compensation committee, a nominating and governance committee, and a cybersecurity committee. The audit committee met five times during our last fiscal year. The compensation committee met five times during our last fiscal year. The nominating and governance committee met four times during our last fiscal year. The cybersecurity committee met eight times during our last fiscal year. During our last fiscal year, each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served. We encourage our directors and nominees for director to attend our Annual Meeting. Eight of our eleven then-current directors attended our 2024 annual meeting of stockholders (2024 Annual Meeting).
During our last fiscal year, our independent directors met three times in regularly scheduled executive sessions at which only independent directors were present, and our non-employee directors meet twice in regularly scheduled executive sessions at which only non-employee directors were present. Mr. Speiser, our lead independent director, presided over these executive sessions.
The composition and responsibilities of each of the standing committees of our board of directors are described below. Members serve on these committees until their resignation or removal from such positions or the expiration of their term as a director, or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

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Audit Committee

CURRENT MEMBERS: TERESA BRIGGS, MARK S. GARRETT (CHAIR), AND KELLY A. KRAMER

RESPONSIBILITIES
The principal duties and responsibilities of our audit committee include, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•helping to maintain and foster an open avenue of communication between management and the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accounting firm, our interim and year-end operating results;
•developing and overseeing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•helping to oversee legal and regulatory compliance;
•reviewing our policies on risk assessment and risk management;
•overseeing the organization and performance of our internal audit function;
•reviewing treasury operations and establishing our investment policy to govern our cash investment program;
•reviewing and approving related party transactions;
•obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and
•approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

QUALIFICATIONS
Our board of directors has determined that each of our audit committee members satisfies the additional independence requirements under the NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements, and our board of directors has determined that each of Ms. Briggs, Mr. Garrett, and Ms. Kramer is an “audit committee financial expert” within the meaning of SEC regulations.

Our board of directors has determined that the simultaneous service by Ms. Briggs on the audit committee of more than three public companies does not impair her ability to effectively serve on our audit committee. In arriving at this determination, our board of directors examined Ms. Briggs’ scope of experience, the time commitment associated with service on other audit committees, and other relevant factors. Our audit committee operates under a written charter that satisfies the applicable listing standards of the NYSE and is available to stockholders on our website at www.investors.snowflake.com.

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Compensation Committee

CURRENT MEMBERS: MARK D. MCLAUGHLIN, MICHAEL L. SPEISER, AND JAYSHREE V. ULLAL (CHAIR)

RESPONSIBILITIES
The principal duties and responsibilities of our compensation committee include, among other things:
•approving the retention of compensation consultants and outside service providers and advisors to the compensation committee;
•reviewing and approving, or recommending that our board of directors approve, the compensation, individual and corporate performance goals and objectives, and other terms of employment of our executive officers, including evaluating the performance of our Chief Executive Officer and, with his assistance, that of our other executive officers;
•reviewing and recommending to our board of directors the compensation of our directors;
•administering our equity and non-equity incentive plans;
•reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives;
•preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC;
•reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans; and
•reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

QUALIFICATIONS
Our board of directors has determined that each of our compensation committee members satisfies the additional independence requirements under the NYSE listing standards and is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act. The compensation committee has a compensation subcommittee, consisting of Mr. McLaughlin and Ms. Ullal, to which our board of directors has delegated the responsibility for approving transactions between us and our officers and directors that are within the scope of Rule 16b-3 promulgated under the Exchange Act.

Our compensation committee operates under a written charter that satisfies the applicable listing standards of the NYSE and is available to stockholders on our website at www.investors.snowflake.com.

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PROCESSES AND PROCEDURES FOR COMPENSATION DECISIONS
Our compensation committee is primarily responsible for establishing and reviewing our overall compensation strategy. In addition, our compensation committee oversees our compensation and benefit plans and policies, administers our equity incentive plans, and reviews and approves all compensation decisions relating to our executive officers, including our Chief Executive Officer. Our compensation committee considers recommendations from our Chief Executive Officer regarding the compensation of our other executive officers.
Our board of directors has adopted an Equity Award Policy, pursuant to which it delegated authority to our Chief Executive Officer, in his capacity as a member of our board of directors, to grant and modify, without any further action required by our board of directors or compensation committee, certain stock options, restricted stock units, and other equity incentive awards to our employees and other service providers who are neither executive officers nor certain other members of management. As part of the board’s oversight function, our compensation committee reviews on a quarterly basis the grants awarded under the Equity Award Policy. The delegation of authority under the Equity Award Policy is not exclusive, and both our board of directors and our compensation committee retain the right to grant and modify equity awards.
Under its charter, our compensation committee has the right to retain or obtain the advice of compensation consultants, independent legal counsel, and other advisers. For the fiscal year ended January 31, 2025 and for prior fiscal years, our compensation committee retained Compensia, Inc. (Compensia), a compensation consulting firm with compensation expertise relating to technology companies, to provide it with market information, analysis, and other advice relating to executive compensation on an ongoing basis. Compensia was engaged directly by our compensation committee to, among other things, assist in developing an appropriate group of peer companies and prepare comparative analyses of executive compensation levels to help us determine the appropriate level of overall compensation for our executive officers and non-employee directors, as well as to assess each separate element of executive officer and non-employee director compensation, with a goal of ensuring that the compensation we offer to our executive officers and non-employee directors is competitive, fair, and appropriately structured. Compensia does not provide any non-compensation related services to us, and maintains a policy that is specifically designed to prevent conflicts of interest.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
For the fiscal year ended January 31, 2025, our compensation committee consisted of Mr. McLaughlin, Mr. Speiser, and Ms. Ullal. None of the members of the compensation committee are currently, or have been at any time, one of our officers or employees, except Michael L. Speiser, who served as our part-time Chief Executive Officer and Chief Financial Officer from August 2012 to June 2014. None of our executive officers currently serve, or have served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

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Nominating and Governance Committee

CURRENT MEMBERS: MARK S. GARRETT, KELLY A. KRAMER, AND MICHAEL L. SPEISER (CHAIR)

RESPONSIBILITIES
The nominating and governance committee’s responsibilities include, among other things:
•identifying, evaluating, and recommending that our board of directors approve, nominees for election to our board of directors and its committees;
•reviewing and evaluating succession plans for our executive officers and making recommendations to our board of directors with respect to the selection of appropriate individuals to succeed these positions;
•approving the retention of director search firms;
•evaluating the performance of our board of directors, committees of our board of directors, and individual directors;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•evaluating stockholder engagement activities and strategy; and
•evaluating the adequacy of our corporate governance practices and reporting.

QUALIFICATIONS Our board of directors has determined that each of our nominating and governance committee members is independent under the NYSE listing standards.

Our nominating and governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE and is available to stockholders on our website at www.investors.snowflake.com.
NOMINATION TO THE BOARD OF DIRECTORS
Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and governance committee in accordance with the nominating and governance committee’s charter, our policies, our Certificate of Incorporation and Bylaws, our corporate governance guidelines, and the requirements of applicable law. In recommending candidates for nomination, the nominating and governance committee considers candidates recommended by directors, officers, and employees, as well as candidates that are properly submitted by stockholders in accordance with our policies and Bylaws, using the same criteria to evaluate all such candidates.
A stockholder that wishes to recommend a candidate for consideration by our nominating and governance committee may send a letter directed to our Secretary at Suite 3A, 106 East Babcock Street, Bozeman, Montana 59715, which must set forth the candidate’s name, business and residence address, biographical information, and the number of Snowflake shares held of record and beneficially by the candidate. A stockholder that wishes to formally nominate a candidate for election to our board of directors must comply with our bylaw provisions relating to director nominations.
Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate. In addition, the nominating and governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

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Cybersecurity Committee

CURRENT MEMBERS: JEREMY BURTON, MARK S. GARRETT, AND MARK D. MCLAUGHLIN (CHAIR)

RESPONSIBILITIES
The principal duties and responsibilities of our cybersecurity committee include, among other things:
•overseeing the quality and effectiveness of Snowflake’s policies, procedures, plans, and execution with respect to the cybersecurity of its information technology, network systems, products, and services;
•overseeing our management of risks from cybersecurity threats;
•overseeing our compliance with disclosure obligations in public filings regarding material security incidents and its cybersecurity risk management and governance;
•reviewing periodically with management the cybersecurity risks related to our use of artificial intelligence (AI) in connection with its products and services and information technology and network systems, as well as the effectiveness of our policies, procedures, and execution thereof at addressing such risks;
•periodically reviewing our security certification program, including our current and planned certifications, the regulations and market opportunities such certifications are intended to address, our achievement of our plans, and our relative performance compared to our competitors; and
•reviewing our cyber insurance policies to ensure appropriate coverage.

QUALIFICATIONS
Our board of directors has determined that each of our cybersecurity committee members has the expertise to serve on the cybersecurity committee, including, but not limited to, prior work experience, degrees or certifications, or relevant knowledge and skills.

The purpose of the cybersecurity committee is to assist our board of directors in fulfilling its oversight responsibility with respect to the management of cybersecurity risks related to our products and services as well as its information technology and network systems, including overseeing our implementation and maintenance of cybersecurity measures, data governance, and compliance with security laws. Our cybersecurity committee operates under a written charter which is available to stockholders on our website at www.investors.snowflake.com.
DIRECTOR QUALIFICATIONS
In addition to the qualifications, qualities, and skills that are necessary to meet U.S. state and federal legal, regulatory and NYSE listing requirements, and the provisions of our Certificate of Incorporation and Bylaws, our board of directors believes that candidates for director should have certain minimum qualifications, including the highest personal integrity and ethics, the ability to read and understand basic financial statements, and being older than 21 years old. In addition, our board of directors will consider the following factors in considering each director candidate: (i) relevant expertise to offer advice and guidance to management, (ii) sufficient time to devote to Snowflake’s affairs, (iii) excellence in his or her field, (iv) the ability to exercise sound business judgment, (v) contribution to the board of directors’ diversity of background and experience, and (vi) commitment to rigorously represent the long-term interests of Snowflake’s stockholders.

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The matrix below summarizes what our board of directors believes to be some of the desirable types of experience and skills possessed by our Class II director nominees and each director whose term will continue after the Annual Meeting because of their relevance to our business and strategy. The following matrix does not encompass all types of experience or skills of our board of directors.

	Ramaswamy	Slootman	Dageville	Briggs	Burton	Garrett	Kramer	McLaughlin	Scannell	Speiser	Ullal

Key Skill or Experience

Executive leadership at a public company

Executive leadership at a $10 billion+ annual revenue company

Operational leadership at a high-growth company

Other public company board

Sales, marketing, or brand management

Cybersecurity

Cloud-based offerings

Financial statements and accounting

Artificial intelligence/ Machine learning

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When considering nominees, our board of directors and nominating and governance committee may take into consideration other factors, including, but not limited to, the current composition of our board of directors, our current operating requirements, the candidates’ character, integrity, judgment, independence, areas of expertise, corporate experience, length of service, and potential conflicts of interest, the candidates’ other commitments, and the long-term interests of our stockholders. Our board of directors and nominating and governance committee evaluate the foregoing factors, among others, and do not assign any particular weighting or priority to any of the factors.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Stockholders or interested parties who wish to communicate with our board of directors or with an individual director may do so by mail to our board of directors or the individual director, care of our Secretary at Suite 3A, 106 East Babcock Street, Bozeman, Montana 59715. In accordance with our corporate governance guidelines, our General Counsel or legal department, in consultation with appropriate directors as deemed necessary by the General Counsel, will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations, and patently offensive or otherwise inappropriate material) and, if appropriate, will route such communications to the appropriate director(s) or, if none is specified, to the chairperson of the board of directors or the lead independent director.
CORPORATE GOVERNANCE GUIDELINES
Our board of directors has adopted corporate governance guidelines to help ensure that our board of directors has the necessary practices in place to review and evaluate our business operations and make decisions that are independent of our management. The corporate governance guidelines set forth the practices our board of directors follows with respect to board composition and selection, board meetings and involvement of senior management, executive officer performance evaluation and succession planning, board compensation, director education, and conflicts of interest. The corporate governance guidelines, as well as the charters for each committee of our board of directors, are posted on our website at www.investors.snowflake.com.
GLOBAL CODE OF CONDUCT AND ETHICS
We have adopted a Global Code of Conduct and Ethics that applies to all our employees, officers, contractors, and directors, including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of our Global Code of Conduct and Ethics is posted on our website at www.investors.snowflake.com. We intend to disclose on our website any future amendments of our Global Code of Conduct and Ethics or waivers from provisions in the Global Code of Conduct and Ethics to the extent required by applicable rules.
INSIDER TRADING POLICY AND PROHIBITION ON HEDGING, SHORT SALES, AND PLEDGING
We have adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of Snowflake securities by directors, officers, employees, and contractors that is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as internal procedures designed to further the foregoing purposes. From time to time, we may engage in transactions in our own securities, and under the Insider Trading Policy, it is our policy to comply with applicable insider trading laws, rules, and regulations with respect to such transactions. A copy of our Insider Trading Policy is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended January 31, 2025 filed with the SEC.
Our Insider Trading Policy also prohibits short sales, transactions in put or call options, hedging transactions (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), margin accounts, pledges, or other inherently speculative transactions with respect to any Snowflake securities.

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DIRECTOR
COMPENSATION
The following table presents information regarding compensation earned by or paid to our non-employee directors for the fiscal year ended January 31, 2025.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)(2)	TOTAL ($)

Teresa Briggs	43,000	325,281	368,281
Jeremy Burton	38,000	325,281	363,281
Mark S. Garrett	68,000	325,281	393,281
Kelly A. Kramer	46,478	325,281	371,759
Mark D. McLaughlin	52,500	325,281	377,781
Michael L. Speiser	72,500	325,281	397,781
Jayshree V. Ullal	48,000	325,281	373,281
Stephen B. Burke(3)	19,792	—	19,792
(1)The amounts reported represent the grant date fair value of the restricted stock unit awards with only time-based vesting requirements (RSU awards or RSUs) granted under our 2020 Equity Incentive Plan (2020 Plan) to our non-employee directors in accordance with our Non-Employee Director Compensation Policy, calculated in accordance with FASB Accounting Standards Codification (ASC) Topic 718 (Topic 718). The grant date fair value of these RSUs, as reported in this column, is determined based on the closing price of our common stock reported by the NYSE on the date of grant. For fiscal year 2025, all of the RSU awards were granted on July 2, 2024, the date of our 2024 Annual Meeting. For more information regarding the assumptions used in calculating the grant date fair value of our equity awards, see Note 2 and Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2025. Such grant date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the directors.
(2)The following table presents the aggregate number of shares of our common stock underlying outstanding stock options and unvested RSU awards held by our non-employee directors as of January 31, 2025:

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NAME	NUMBER OF SHARES UNDERLYING OUTSTANDING STOCK OPTIONS (#)(a)	NUMBER OF SHARES UNDERLYING UNVESTED RSU AWARDS (#)

Teresa Briggs	30,000	2,292
Jeremy Burton	36,459	2,292
Mark S. Garrett	567,000	2,292
Kelly A. Kramer	50,000	2,292
Mark D. McLaughlin	—	6,843
Michael L. Speiser	—	2,292
Jayshree V. Ullal	50,000	2,292
Stephen B. Burke	—	—
(a)The stock options reported in this column were granted prior to our initial public offering (IPO) in September 2020.
(3)Mr. Burke stepped down as a member of our board of directors upon expiration of his term at the conclusion of the 2024 Annual Meeting.
The table above does not include Mr. Scannell, who was appointed to our board of directors in May 2025. The following directors did not receive any additional compensation for their service as a director: (i) Sridhar Ramaswamy, our Chief Executive Officer, (ii) Frank Slootman, our Chairman and former Chief Executive Officer, and (iii) Benoit Dageville, our President of Products. Mr. Slootman’s equity awards granted to him while he was an employee continue to vest in accordance with their original terms due to his continuous service as a member of our board of directors. For so long as any of his equity awards remain outstanding and continue to vest, Mr. Slootman will forgo any compensation otherwise payable to him under our Non-Employee Director Compensation Policy. The compensation of each of Mr. Ramaswamy and Mr. Slootman as a named executive officer is set forth below under “Executive Compensation—Summary Compensation Table.”
NON-EMPLOYEE DIRECTOR COMPENSATION
We have adopted a Non-Employee Director Compensation Policy, which was amended and restated in November 2023 and further amended in August 2024, pursuant to which our non-employee directors receive the following compensation.
EQUITY COMPENSATION
In accordance with the limitations provided in the 2020 Plan, each new non-employee director who joins our board of directors will automatically receive an RSU award for common stock having a value of $1,000,000 based on the fair market value of the underlying common stock on the date of grant (Initial RSU Award). Each Initial RSU Award will vest over three years, with one-third of the Initial RSU Award vesting on the first, second, and third anniversary of the date of grant, subject to the director's continuous service through each applicable vesting date.

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On the date of each annual meeting of our stockholders, each person who is then a non-employee director (excluding any non-employee director who was appointed in the same calendar year as such annual meeting) will automatically receive an RSU award for common stock having a value of $300,000 based on the average fair market value of the underlying common stock for the ten trading days (or, prior to the August 2024 amendment to the Non-Employee Director Compensation Policy, twenty trading days) prior to and ending on the date of grant (Annual RSU Award). Each Annual RSU Award will vest on the earlier of (i) the date of the following year’s annual meeting of our stockholders (or the date immediately prior to the next annual meeting of our stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the first anniversary of the date of grant, subject to the director's continuous service through each applicable vesting date.
All outstanding awards held by each non-employee director who is in service as of immediately prior to a Corporate Transaction (as defined in the 2020 Plan) will become fully vested as of immediately prior to the closing of such Corporate Transaction.
CASH COMPENSATION
Subject to the limits on non-employee director compensation set forth in the 2020 Plan, for each calendar year following the year in which such director is appointed, each non-employee director is entitled to receive the following cash compensation for service on our board of directors and its committees as follows:
•$33,000 annual cash retainer for service as a board member and an additional annual cash retainer of $20,000 for service as lead independent director of our board of directors, if applicable;
•$10,000 annual cash retainer for service as a member of the audit committee and $25,000 annual cash retainer for service as chair of the audit committee (in lieu of the committee member service retainer);
•$9,500 annual cash retainer for service as a member of the compensation committee and $15,000 annual cash retainer for service as chair of the compensation committee (in lieu of the committee member service retainer);
•$5,000 annual cash retainer for service as a member of the nominating and governance committee and $10,000 annual cash retainer for service as chair of the nominating and governance committee (in lieu of the committee member service retainer); and
•$5,000 annual cash retainer for service as a member of the cybersecurity committee and $10,000 annual cash retainer for service as chair of the cybersecurity committee (in lieu of the committee member service retainer).
The annual cash compensation amounts are payable in equal quarterly installments, following the end of each quarter in which the service occurred, pro-rated for any partial months of service.
EXPENSES
We will reimburse each eligible non-employee director for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at meetings of our board of directors and any committee of the board. Our directors are also encouraged and provided with opportunities to participate in educational programs that would assist them in discharging their duties as a member of our board of directors. Pursuant to our corporate governance guidelines, we will reimburse each of our non-employee directors up to $10,000 each fiscal year in connection with their participation in such programs.

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PROPOSAL
ONE
Election of Directors

Our board of directors currently consists of eleven members and is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. At each annual meeting of stockholders, each successor to a director whose term then expires will be elected to serve from the time of election until the third annual meeting of stockholders following the election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal. The effect that the proposal to amend our Certificate of Incorporation to declassify our Board of Directors would have on our classified board structure and our directors' respective terms of office is described below under the section titled “Proposal Four—Amendment to Our Certificate of Incorporation to Declassify our Board of Directors.”
Our directors are divided into the three classes as follows:
•the Class I directors are Benoit Dageville, Mark S. Garrett, William F. Scannell, and Jayshree V. Ullal, whose terms will expire at the annual meeting of stockholders to be held in 2027;
•the Class II directors are Kelly A. Kramer, Frank Slootman, and Michael L. Speiser, whose terms will expire at the upcoming Annual Meeting; and
•the Class III directors are Teresa Briggs, Jeremy Burton, Mark D. McLaughlin, and Sridhar Ramaswamy, whose terms will expire at the annual meeting of stockholders to be held in 2026.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF OUR CLASS II DIRECTOR NOMINEES

Each of Kelly A. Kramer, Frank Slootman, Michael L. Speiser is currently a member of our board of directors and, at the recommendation of our nominating and governance committee, has been nominated for election to serve as a Class II director. Each of these nominees has agreed to be named in this Proxy Statement and to serve if elected at the Annual Meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of these nominees will serve until the annual meeting of stockholders to be held in 2028 and until his or her successor has been duly elected and qualified, or until the director’s earlier death, resignation, or removal.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election or unable to serve, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee selected by our board of directors, or our board of directors may decrease its size.

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PROPOSAL
TWO
Non-Binding Advisory Vote on the Compensation of our Named Executive Officers

At the 2022 annual meeting of stockholders, our stockholders indicated, by a non-binding advisory vote, that they agreed with Snowflake’s recommendation that it solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as “say-on-pay,” every year. Our board of directors has adopted a policy that is consistent with that preference.
The say-on-pay vote is being presented pursuant to Section 14A of the Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the related compensation philosophy, policies, and practices described in this Proxy Statement. The compensation of our named executive officers subject to this proposal is disclosed in the section titled “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.
Accordingly, our board of directors is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to Snowflake’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it is not binding on our board of directors or on Snowflake. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to our management and our board of directors, and, accordingly, our board of directors and our compensation committee intend to consider the results of this vote in making future determinations regarding compensation arrangements for our named executive officers.
Unless our board of directors decides to modify its policy regarding the frequency of soliciting non-binding advisory votes on the compensation of our named executives, the next scheduled say-on-pay vote will be at the 2026 annual meeting of stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

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PROPOSAL
THREE
Ratification of Independent Registered Public Accounting Firm

The audit committee of our board of directors has appointed PwC as our independent registered public accounting firm for the fiscal year ending January 31, 2026, and has further directed that management submit the appointment of PwC as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PwC has served as our independent registered public accounting firm since 2019. Representatives of PwC are expected to be present during the Annual Meeting. They will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of PwC as our independent registered public accounting firm. However, the audit committee of our board of directors is submitting the appointment of PwC to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the audit committee of our board of directors will review its future appointment of PwC as our independent registered public accounting firm. Even if the appointment is ratified, the audit committee of our board of directors may, in its sole discretion, direct the appointment of a different independent accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of Snowflake and its stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PwC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

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PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table presents the aggregate audit fees billed and expected to be billed to us by PwC for the indicated fiscal years and the fees billed to us by PwC for all other services rendered during the indicated fiscal years:

	FISCAL YEAR ENDED JANUARY 31,

	2025	2024
	($) (IN THOUSANDS)

Audit Fees(1)	4,775	4,507
Audit-Related Fees(2)	1,219	860
Tax Fees(3)	971	1,630
All Other Fees(4)	17	28
Total Fees	6,982	7,025
(1)Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, reviews of our quarterly condensed consolidated financial statements, statutory and regulatory filings or engagements, and issuance of comfort letters for our convertible senior notes.
(2)Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees.” This primarily consists of fees for (i) service organization control audits under Statement on Standards for Attestation Engagements No.18, (ii) HITRUST certification and readiness assessment, and (iii) certain other attest reports.
(3)Tax fees consist of fees for transfer pricing services and consultation on tax matters.
(4)All other fees consist of software subscription fees.
PRE-APPROVAL POLICIES AND PROCEDURES
The audit committee pre-approves all audit and non-audit related services that our independent registered public accounting firm provides to us in accordance with our Audit Committee Pre-Approval Policy for Services of Independent Auditor. Pre-approval is given either as part of our audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. In accordance with our Audit Committee Pre-Approval Policy for Services of Independent Auditor, our audit committee has delegated the authority to provide specific pre-approval to the chair of the audit committee for services of up to $100,000, except where approval by the full audit committee is expressly required. Any pre-approval decisions by the chair of the audit committee pursuant to this delegated authority must be reported to our audit committee for ratification at its next routine meeting.
All services relating to the fees described in the table above were pre-approved by our audit committee in accordance with our Audit Committee Pre-Approval Policy for Services of Independent Auditor.

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REPORT OF THE
AUDIT COMMITTEE
of the Board of Directors
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2025 with our management. The audit committee has also reviewed and discussed with PwC, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. The audit committee has also received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PwC the independent accountant’s independence. Based on the foregoing, the audit committee has recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2025 for filing with the SEC.
Members of the Audit Committee
Mark S. Garrett, Chair
Teresa Briggs
Kelly A. Kramer

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of Snowflake under the Securities Act of 1933, as amended (Securities Act), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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PROPOSAL
FOUR
Amendment to our Certificate of Incorporation to Declassify our Board of Directors

BACKGROUND
Currently, our Certificate of Incorporation provides for a classified board of directors divided into three classes of directors, with one class elected for a three-year term every year. At our 2024 Annual Meeting, the stockholders approved a non-binding stockholder proposal that requested that we take all the steps necessary to reorganize our board into one class, with each director subject to election each year for a one-year term (2024 non-binding stockholder proposal).
After carefully weighing the advantages and disadvantages of maintaining a classified board structure, our board, acting upon the recommendation of the nominating and governance committee, has determined that it is advisable and in the best interests of Snowflake and its stockholders to amend the Certificate of Incorporation to declassify the board in phases over a three-year period, resulting in the full declassification and annual election of all of our directors by our 2028 annual meeting of stockholders (Proposed Board Declassification Amendment).
In deciding to approve the Proposed Board Declassification Amendment and to recommend that our stockholders adopt such amendment, our board considered the benefits of the current classified board structure, which has a long history in corporate law, such as providing continuity and stability of the board, encouraging directors to take a long-term perspective in the management of the business and affairs of the company, reducing our vulnerability to coercive takeover tactics, and enhancing the independence of non-management directors by providing them with a longer term of office and insulating them against pressure from management or special interest groups. However, the board also considered, and placed great weight on, the level of support of our stockholders for the 2024 non-binding stockholder proposal. Ultimately, our board is committed to strong corporate governance and to listening and responding to stockholder sentiment; therefore, the board is recommending that our stockholders approve and adopt the Proposed Board Declassification Amendment.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD

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PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT
The Proposed Board Declassification Amendment would declassify our board over a three-year period beginning at the 2026 annual meeting of stockholders, with directors standing for election to serve a one-year term following the expiration of their existing terms, and would provide for the annual election of all directors beginning at the 2028 annual meeting of stockholders:

2025 Annual Meeting
Class II directors who are elected pursuant to Proposal One at the Annual Meeting would serve a three-year term expiring at the 2028 annual meeting. Class I and Class III directors would complete their current terms, which expire at the 2026 annual meeting and 2027 annual meeting, respectively.

2026 Annual Meeting	Class III directors would stand for election to serve a one-year term expiring at the 2027 annual meeting.

2027 Annual Meeting	Class I directors, and nominees to fill directorships that would be up for election at the 2027 annual meeting, would stand for election to serve a one-year term expiring at the 2028 annual meeting.

2028 Annual Meeting	The board would be fully declassified, and all of our directors would stand for election to serve for a one-year term annually.

We believe that phasing out the declassification of the board over a three-year period is in the best interests of our stockholders. Declassifying the board in phases both honors our stockholders’ prior decision in electing incumbent directors for three-year terms and assures a smooth transition to the new declassified board structure.
In the case of any newly created directorship on our board created by an increase in the number of directors prior to the 2028 annual meeting of stockholders, such newly created directorship would be filled by the board (or by our stockholders if the board so determines) with the new director to serve as part of a class of directors that has a term ending at the next annual meeting. A new director who is appointed to fill a vacancy created by resignation, removal, or death would serve until the end of the term of the director being replaced. The Proposed Board Declassification Amendment would not change the present number of directors or the board's authority to change that number and to fill any vacancies or newly created directorships.
In addition, Delaware law provides, unless otherwise provided in the certificate of incorporation, that members of a board that is classified may be removed only for cause. If the Proposed Board Declassification Amendment becomes effective and beginning at the 2028 annual meeting of stockholders, all of our directors may be removed with or without cause.
TEXT AND EFFECTIVENESS OF THE PROPOSED AMENDMENT
Article VI, Section A.2 of the Certificate of Incorporation contains the provisions that will be amended if the Proposed Board Declassification Amendment is approved by our stockholders. The above description of the Proposed Board Declassification Amendment is qualified in its entirety by the actual text of the proposed changes to Article VI, Section A.2 of the Certificate of Incorporation, a marked version of which is attached to this Proxy Statement as Appendix A, with deletions in ~~strikethrough~~ and additions in underline. A complete copy of our existing Certificate of Incorporation, as amended by the Certificate of Retirement of Class B Common Stock (Certificate of Retirement), is available as an exhibit to our Annual Report on Form 10-K for the fiscal year ended January 31, 2025.
Our board, acting upon the recommendation of the nominating and governance committee, has adopted, approved, and declared advisable each of the Proposed Board Declassification Amendment described in this Proposal Four and the Proposed Class B Removal Amendment (as defined below) described in Proposal Five below. If the stockholders approve each of the Proposed Board Declassification Amendment and the Proposed Class B Removal Amendment, we intend to file an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware that includes each of those amendments. If the stockholders approve only the Proposed Board Declassification Amendment or only the Proposed Class B Removal Amendment, then we intend to file an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware that includes only the amendment that was approved by the stockholders.

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Unless the board determines not to proceed with, or abandons, one or both of the proposed amendments, we intend to file the Amended and Restated Certificate of Incorporation with the amendment or amendments that have been approved by the stockholders with the Secretary of State of the State of Delaware as soon as reasonably practicable after the Annual Meeting. The new Amended and Restated Certificate of Incorporation would then become effective upon such filing (or, if applicable, at such later time as may be specified therein). If our stockholders approve the Proposed Board Declassification Amendment, our board has approved certain conforming changes to the Bylaws, which would take effect upon the effectiveness of the new Amended and Restated Certificate of Incorporation.
The approval of this Proposal Four is not conditioned upon the approval of Proposal Five.
For these reasons, our board of directors recommends a vote “FOR” this proposal.

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PROPOSAL
FIVE
Amendment to our Certificate of Incorporation to Remove References to Class B Common Stock and Rename Class A Common Stock

BACKGROUND
We are also seeking our stockholders’ approval to amend our Certificate of Incorporation to eliminate the legacy Class B common stock and all references thereto, rename the Class A common stock to “common stock,” and make other conforming changes with respect to the same.
In connection with our IPO in September 2020, we executed and filed our existing Certificate of Incorporation with the Secretary of State of the State of Delaware, which authorized the issuance of three classes of stock, consisting of 2,500,000,000 shares of Class A common stock, 355,000,000 shares of Class B common stock, and 200,000,000 shares of preferred stock. Each class has a par value of $0.0001 per share. The shares of Class A common stock and Class B common stock are identical, except with respect to voting, conversion, and transfer rights. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to ten votes.
On March 1, 2021, all shares of our then-outstanding Class B common stock were automatically converted into the same number of shares of Class A common stock, pursuant to the terms of our Certificate of Incorporation. In connection with such conversion, we executed and filed the Certificate of Retirement with the Secretary of State of the State of Delaware to retire the converted shares of Class B common stock and reduce the total number of authorized shares of Class B common stock to 185,461,432 shares under the Certificate of Incorporation. There are no shares of Class B common stock outstanding, and we have no plans to issue additional shares of Class B common stock in the future.
In connection with its annual review of our governing documents, our board of directors determined that the outdated references to a dual class structure and the Class B common stock in the Certificate of Incorporation are unnecessary, burdensome, and potentially confusing to investors and the capital markets. As such, the board, acting upon the recommendation of the nominating and governance committee, has determined that it is advisable and in the best interests of Snowflake and its stockholders to amend the Certificate of Incorporation to eliminate the legacy Class B common stock and all references thereto, rename Class A common stock to “common stock, ” and make other conforming changes with respect to the same (collectively, the Proposed Class B Removal Amendment).

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO REMOVE REFERENCES TO CLASS B COMMON STOCK AND RENAME CLASS A COMMON STOCK

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PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT
The Proposed Class B Removal Amendment would eliminate all legacy provisions relating to the Class B common stock, including the authorization of a total of 185,461,432 shares of Class B common stock and the designations, powers, preferences, privileges, and qualifications, limitations, or restrictions of the Class B common stock, and make related conforming changes to the Certificate of Incorporation. It would also have the effect of reducing the total number of shares we are authorized to issue to 2,700,000,000 shares.
In addition, the Proposed Class B Removal Amendment would rename the Class A common stock to “common stock,” and make related conforming changes. We believe the renaming of the Class A common stock will help prevent any mistaken belief on the part of the investing public and/or others who report or follow our publicly traded equity securities that we may have another class of common stock outstanding.
Finally, the Proposed Class B Removal Amendment would clarify, without any substantive changes to the existing provisions of the Certificate of Incorporation, that certain amendments to the Certificate of Incorporation shall require or not require, as applicable, such vote of stockholders as set forth in Section 242(d) of the General Corporation Law of the State of Delaware (which was added as part of the amendments to the General Corporation Law of the State of Delaware in 2023).
The Proposed Class B Removal Amendment will not change any substantive terms of the Class A common stock or impact any powers or rights of our stockholders. The common stock (as renamed) will continue to be listed and trade on the NYSE under the symbol “SNOW.”
TEXT AND EFFECTIVENESS OF THE PROPOSED AMENDMENT
Article IV of the Certificate of Incorporation contains the provisions that will be amended if the Proposed Class B Removal Amendment is approved by our stockholders. The above description of the Proposed Class B Removal Amendment is qualified in its entirety by the actual text of the proposed changes to Article IV of the Certificate of Incorporation, a marked version of which is attached to this Proxy Statement as Appendix B, with deletions in ~~strikethrough~~ and additions in underline. A complete copy of our existing Certificate of Incorporation, as amended by the Certificate of Retirement, is available as an exhibit to our Annual Report on Form 10-K for the fiscal year ended January 31, 2025.
As noted above, our board, acting upon the recommendation of the nominating and governance committee, has adopted, approved, and declared advisable each of the Proposed Board Declassification Amendment and the Proposed Class B Removal Amendment. If the stockholders approve each of the Proposed Board Declassification Amendment and the Proposed Class B Removal Amendment, we intend to file an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware that includes each of those amendments. If the stockholders approve only the Proposed Board Declassification Amendment or only the Proposed Class B Removal Amendment, then we intend to file an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware that includes only the amendment that was approved by the stockholders.
Unless the board determines not to proceed with, or abandons, one or both of the proposed amendments, we intend to file the Amended and Restated Certificate of Incorporation with the amendment or amendments that have been approved by the stockholders with the Secretary of State of the State of Delaware as soon as reasonably practicable after the Annual Meeting. The new Amended and Restated Certificate of Incorporation would then become effective upon such filing (or, if applicable, at such later time as may be specified therein).
The approval of this Proposal Five is not conditioned upon the approval of Proposal Four.
For these reasons, our board of directors recommends a vote “FOR” this proposal.

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EXECUTIVE
OFFICERS
INFORMATION REGARDING OUR CURRENT EXECUTIVE OFFICERS
The following table presents information for our executive officers as of the date of this Proxy Statement:

NAME	AGE	TITLE

Sridhar Ramaswamy	58	Chief Executive Officer and Director
Michael P. Scarpelli(1)	58	Chief Financial Officer
Benoit Dageville	58	President of Products and Director
Michael Gannon(2)	50	Chief Revenue Officer
Christian Kleinerman	49	EVP, Product Management
Vivek Raghunathan(3)	46	SVP, Engineering and Support
(1)On February 25, 2025, Mr. Scarpelli notified us of his intention to retire as our Chief Financial Officer. We are conducting a search for Mr. Scarpelli’s successor. Mr. Scarpelli expects to remain in his current role until his successor is appointed, after which he will transition to an advisory role to support continuity and a smooth transition. We and Mr. Scarpelli have not set an effective date for his retirement.
(2)On March 4, 2025, Michael Gannon was appointed to succeed Christopher W. Degnan. The effective date of the transition was March 14, 2025.
(3)Effective September 26, 2024, Mr. Raghunathan was appointed to succeed Grzegorz Czajkowski, who resigned effective July 19, 2024.
Biographical information for Mr. Scarpelli, Mr. Gannon, Mr. Kleinerman, and Mr. Raghunathan is included below. Biographical information for Mr. Ramaswamy and Mr. Dageville is included above with the director biographies in the section titled “The Board of Directors and Corporate Governance.”

MICHAEL P. SCARPELLI

Michael P. Scarpelli has served as our Chief Financial Officer since August 2019. Before joining us, Mr. Scarpelli served as Chief Financial Officer of ServiceNow, an enterprise information technology cloud company, from August 2011 to August 2019, where, among other things, he was responsible for overseeing the company’s financial planning, analysis and reporting. From July 2009 to August 2011, Mr. Scarpelli served as Senior Vice President of Finance and Business Operations of the Backup Recovery Systems Division at EMC, a computer data storage company, which was acquired by Dell. From September 2006 until its acquisition by EMC in July 2009, Mr. Scarpelli served as Chief Financial Officer of Data Domain. Mr. Scarpelli previously served as a member of the board of directors of Nutanix, Inc. from December 2013 to June 2020. Mr. Scarpelli holds a B.A. degree in Economics from the University of Western Ontario.

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MICHAEL GANNON

Michael Gannon has served as our Chief Revenue Officer since March 2025. Before joining us, Mr. Gannon served as President, North America at Broadcom Inc. (Broadcom), a global semiconductor and infrastructure software solutions company, from November 2023 to March 2025, where he was responsible for sales, go-to-market strategy, and business operations in North America. From March 2014 to November 2023, Mr. Gannon served in various sales positions at VMware, Inc. (VMware), a cloud computing and virtualization technology company, including most recently as Senior Vice President, General Manager Americas from July 2023 to November 2023 and Vice President, U.S. Enterprise Sales from July 2020 to October 2022, until VMware was acquired by Broadcom. In his role as Senior Vice President, General Manager Americas of VMware, Mr. Gannon was responsible for sales, go-to-market strategy, and business operations, strategic planning, and overall management of VMware’s business in the Americas. Mr. Gannon holds a B.A. degree in Economics and Accounting from the State University of New York at Oswego.

CHRISTIAN KLEINERMAN

Christian Kleinerman has served as our EVP, Product Management since February 2024. Prior to that, Mr. Kleinerman served as our SVP of Product from January 2020 to February 2024, and as our VP of Product from January 2018 to January 2020. Before joining us, Mr. Kleinerman served in various product management roles at Google, a multinational technology company, leading YouTube’s infrastructure and data systems. Mr. Kleinerman holds a B.A. degree in Industrial Engineering from Los Andes University.

VIVEK RAGHUNATHAN

Vivek Raghunathan has served as our SVP, Engineering and Support since September 2024, and previously served as our VP of AI Engineering from May 2023 to September 2024. Mr. Raghunathan previously co-founded Neeva in January 2019, which we acquired in May 2023. At Neeva, he led the development of a consumer AI search engine. Prior to that, Mr. Raghunathan spent over a decade at Google in various technical leadership roles, most recently as VP of Engineering, where he led the YouTube monetization team and was part of the core group that launched the Google Now assistant. Mr. Raghunathan holds both an M.S. and Ph.D. degrees in Electrical and Computer Engineering from the University of Illinois, Urbana Champaign, and a B.S. degree from Indian Institute of Technology Bombay.

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EXECUTIVE
COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
OVERVIEW
This Compensation Discussion and Analysis provides information regarding the compensation program for our named executive officers, as defined in SEC rules, during the fiscal year ended January 31, 2025 (fiscal year 2025). It also describes the material elements of our fiscal year 2025 executive compensation program, provides an overview of our executive compensation philosophy, including our principal compensation policies and practices, and analyzes how and why our compensation committee arrived at specific compensation decisions.
Our named executive officers for fiscal year 2025 were:

NAMED EXECUTIVE OFFICER	TITLE

Sridhar Ramaswamy(1)	Chief Executive Officer
Frank Slootman(1)	Chairman and Former Chief Executive Officer
Michael P. Scarpelli	Chief Financial Officer
Christian Kleinerman	EVP, Product Management
Vivek Raghunathan(2)	SVP, Engineering and Support
Christopher W. Degnan(3)	Former Chief Revenue Officer
Grzegorz Czajkowski(2)	Former EVP, Engineering and Support
(1)Effective February 27, 2024, Mr. Slootman retired as Chief Executive Officer and was succeeded by Mr. Ramaswamy, who was also appointed as a member of our board of directors. Mr. Slootman continues to serve as our Chairman.
(2)Effective September 26, 2024, Mr. Raghunathan was appointed to succeed Grzegorz Czajkowski, who resigned effective July 19, 2024.
(3)Effective March 14, 2025, Mr. Degnan stepped down as Chief Revenue Officer and was succeeded by Michael Gannon.
EXECUTIVE SUMMARY
Who We Are
We believe that a cloud computing platform that puts data and AI at its core will offer great benefits to organizations by allowing them to realize the value of the data that powers their businesses. By offering rich primitives for data and applications, we believe that we can create a data connected world where organizations have seamless access to explore, share, and unlock the value of data. To realize this vision, we deliver the AI Data Cloud, a network where Snowflake customers, partners, developers, data providers, and data consumers can break down data silos and derive value from a growing number of data sets in secure, governed, and compliant ways.
Our platform is the innovative technology that powers the AI Data Cloud, enabling customers to consolidate data into a single source of truth to drive meaningful insights, apply AI to solve business problems, build data applications, and share data and data products. We provide our platform through a customer-centric, consumption-based business model, only charging customers for the resources they use.

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Snowflake solves the decades-old problem of data silos and data governance. Leveraging the elasticity and performance of the public cloud, our platform enables customers to unify and query data to support a wide variety of use cases. It also provides frictionless and governed data access so users can securely share data inside and outside of their organizations, generally without copying or moving the underlying data. As a result, customers can blend existing data with new data for broader context, augment data science efforts, and create new monetization streams. Delivered as a service, our platform requires near-zero maintenance, enabling customers to focus on deriving value from their data rather than managing infrastructure.
Fiscal Year 2025
Business Highlights (as of January 31, 2025):

PRODUCT REVENUE(1) $3.5 B Representing a year-over-year increase of 30%.	NET REVENUE RETENTION RATE(1) 126% Our net revenue retention rate reached 126%.

$1M CUSTOMERS 580 580 customers with trailing 12-month product revenue greater than $1 million(1).	ENTERPRISE MOMENTUM 745 745 Forbes Global 2000 customers(2).

CASH FLOW $959.8 M GAAP net cash provided by operating activities of $959.8 million for fiscal year 2025, and non-GAAP free cash flow(1) of $884.1 million for fiscal year 2025.	REMAINING PERFORMANCE OBLIGATIONS(1) $6.9 B Approximately $6.9 billion in remaining performance obligations.

(1)See Appendix C to this Proxy Statement for a definition of non-GAAP free cash flow and a reconciliation of the most directly comparable financial measure calculated in accordance with GAAP to non-GAAP free cash flow. See our earnings press release for the fiscal fourth quarter and fiscal year ended January 31, 2025 furnished as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on February 26, 2025 for definitions of product revenue, customers with trailing 12-month product revenue greater than $1 million, remaining performance obligations, and net revenue retention rate.
(2)Based on the 2024 Forbes Global 2000 list. Our Forbes Global 2000 customer count is subject to adjustments for annual updates to the Global 2000 list by Forbes, as well as acquisitions, consolidations, spin-offs, and other market activity with respect to such customers.

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Chief Executive Officer Transition and Compensation
Effective February 27, 2024, Mr. Ramaswamy was appointed as our Chief Executive Officer to succeed Mr. Slootman, who continues to serve as our Chairman. Mr. Ramaswamy joined us in connection with our acquisition of Neeva in May 2023. Our board of directors appointed Mr. Ramaswamy after working with him for nine months and observing the positive impact of his deep expertise in AI and machine learning, his extensive industry knowledge, and his strong leadership experience, including as a former executive at Google and a co-founder of Neeva, a search company that leveraged AI to make search more intelligent at scale. The board believes that all of these factors are critical to leading Snowflake through its next phase of growth during what is a transformative time for both Snowflake and the industry.
In developing a compensation package for Mr. Ramaswamy in connection with his appointment as Chief Executive Officer, our board of directors and compensation committee gave careful consideration to the compensation structure that was reasonable and necessary to incentivize Mr. Ramaswamy to assume the role and drive the achievement of our strategic objectives. We worked with Compensia, our independent compensation consultant, to structure a compensation package that we believe aligns with such incentives, including long-term equity awards consisting of (i) a one-time stock option award with an intended value of $75,000,000 vesting over five years, with any shares acquired upon exercise of the option subject to a minimum holding period requirement, (ii) a performance-based restricted stock unit award (PRSU or PRSU award) with an intended value of $20,000,000 vesting over four years with a one-year cliff as part of the annual “refresh” equity grant on terms consistent with the PRSU awards granted to our other named executive officers, and (iii) a special RSU award with an intended value of $5,000,000 vesting over four years, which was conditioned upon the purchase by Mr. Ramaswamy of at least $5,000,000 of shares of our common stock on the open market and the then-unvested portion of which is subject to forfeiture if Mr. Ramaswamy sells or otherwise disposes of any such purchased shares before the special RSU award is fully vested (other than upon a change in control).
Our compensation committee considered the critical nature of the role and extremely competitive environment for public company chief executive officers in our industry, as well as Mr. Ramaswamy's qualifications and demonstrated impact. Mr. Ramaswamy’s equity awards were designed to incentivize the re-acceleration of growth of our business in an increasingly competitive market being disrupted by AI and other emerging technologies and encourage long-term value creation for our stockholders. Notably, 75% of the total intended value of Mr. Ramaswamy's equity awards is in the form of stock options, which will only have value to the extent our common stock trades above the exercise price of $163.04 per share and which vest over a five-year period (stock options granted to our executive leadership team typically vest over a four-year period). Our compensation committee determined that stock options served the interests of Snowflake and its stockholders by creating a substantial performance-based component of Mr. Ramaswamy's equity awards that motivates the successful execution of the strategic transformation of our core business he was appointed to lead, which we believe will help create the appreciation of our common stock. In addition, the PRSU component was intended to create shared alignment across our executive leadership around company performance goals for fiscal 2025 and the special RSU award was designed to incentivize Mr. Ramaswamy to hold a significant amount of our common stock. Vesting of these equity awards is also subject to his continuous service as our Chief Executive Officer. See the section titled “Compensation Discussion and Analysis – Other Features of Our Executive Compensation Program – Offer Letters” below for additional information on the employment and compensation terms set forth in Mr. Ramaswamy’s offer letter.

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2024 “SAY-ON-PAY” VOTE AND FISCAL YEAR 2025 HIGHLIGHTS
At our 2024 Annual Meeting, we held a say-on-pay vote, and over 88% of votes cast were in favor of the proposal, indicating that our stockholders reacted positively to the changes we made to our executive compensation program in fiscal year 2024, which included the addition of performance-based awards and the removal of single trigger change-in-control vesting from our Severance and Change in Control Plan with respect to future equity awards.
During the last fiscal year, we contacted and offered our largest stockholders the opportunity to meet with representatives of our compensation committee and senior management to discuss executive compensation matters. We held discussions with four of those largest stockholders, which accounted for over 15% of our outstanding shares at the time, regarding our compensation policies and practices. The stockholders were appreciative of our outreach and also offered comments and suggestions about some of the elements of, and performance metrics used in, our executive compensation program. Our compensation committee has taken feedback received into consideration in its ongoing efforts to improve our executive compensation program and the quality of our compensation disclosures.
We hold a “say-on-pay” vote on an annual basis, and as such, our next say-on-pay vote will occur at our 2026 annual meeting of stockholders.
Fiscal Year 2025 Executive Compensation Highlights
Our compensation committee made the following named executive officer compensation decisions for fiscal year 2025:
•Base Salary: The cash compensation paid to our named executive officers has historically been below market. In order to ensure that we were providing sufficient retention in a competitive environment, our compensation committee increased base salaries for our named executive officers to better achieve our compensation objectives (as described below).
•Performance-Based Cash Bonus: Our compensation committee increased target incentive bonus opportunities (as percentages of base salaries) for some of our named executive officers to better align our named executive officers' compensation to market practices (as described below). In addition to the existing aggregate bonus pool funding cap of 110% of the target funding, we also implemented a cap of 200% of the plan payout on the amount of the cash incentive bonus that can be paid to any individual member of our executive leadership team. For fiscal year 2025, none of our named executive officers received bonus payouts in excess of the corporate funding during any of the fiscal quarters.
•Long-Term Equity Awards: As part of its annual review of executive officer compensation, our board of directors granted “refresh” equity awards with a mix of RSU awards and PRSU awards to each of our named executive officers in fiscal year 2025. To further strengthen the alignment between executive officer compensation and corporate performance, we increased the proportion of the annual grant represented by PRSUs for fiscal year 2025. PRSUs represented 100% of the total intended “refresh” equity grant value for Mr. Ramaswamy (apart from the one-time stock option award and special RSU award granted to him pursuant to the terms of his offer letter in connection with his appointment as Chief Executive Officer) and Mr. Scarpelli, and 70% for our other named executive officers who received such “refresh” grants. Mr. Slootman did not receive any new equity awards, and Mr. Raghunathan did not receive a PRSU award in fiscal year 2025 since he was not a member of the executive leadership team when fiscal year annual grants were made.

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EXECUTIVE COMPENSATION OBJECTIVES, POLICIES, AND PRACTICES
We design our executive compensation program to achieve the following objectives:
•Attract, incentivize, retain, and reward top quality executive management;
•Demand and reward the achievement of aggressive key performance measures;
•Discourage excessive risk taking; and
•Ensure that executive compensation is meaningfully related to the creation of long-term stockholder value.
Our compensation committee closely considers our compensation philosophy and objectives as well as corporate performance, including the significant corporate achievements described above, when making executive compensation decisions. The important features of our executive compensation program include:

WHAT WE DO	WHAT WE DON’T DO

Our compensation committee consists solely of independent members of our board of directors.	We do not allow hedging and pledging of Snowflake stock.

Our compensation committee has retained an independent third-party compensation consultant for guidance in making compensation decisions.	We do not provide special executive welfare, health benefits, or retirement plans not available to our employees generally.

Equity awards generally have multi-year vesting requirements to emphasize long-term incentives.	Our compensation committee does not guarantee executive salary increases, bonuses, or equity awards.

Quarterly performance-based cash bonus payouts and PRSU awards vesting for all of our named executive officers are dependent upon our achievement of pre-established corporate objectives.	We do not provide our executive officers with any excise tax gross-ups.

Our compensation committee conducts an annual review of our compensation strategy and its risks.	We do not provide our executive officers with any material perquisites.

We maintain stock ownership guidelines for our named executive officers and directors (5x base salary for CEO and CFO; 2x base salary for other named executive officers).	Awards granted following the amendment of our Severance and Change in Control Plan in August 2023 are not eligible for “single trigger” accelerated vesting (that is, accelerated vesting solely upon a change in control).

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Elements of our Fiscal Year 2025 Compensation Program
The compensation program for our named executive officers in fiscal year 2025 consisted of a mix of fixed and variable compensation to align compensation with both short- and long-term stockholder value creation.

ELEMENT	OBJECTIVES	KEY FEATURES

Base Salary (fixed cash)	Provide financial stability and security through a fixed amount of cash for performing job responsibilities.
Reviewed annually and determined by our compensation committee based on a number of factors (including company and individual performance) and by reference, in part, to market data obtained from our independent third-party compensation consultant.

Quarterly Performance-Based Cash Bonus (at-risk cash)	Motivate our executive officers to achieve, and reward them for achieving, our key business objectives. Align management and stockholder interests by linking pay to performance.
Bonus opportunities are dependent upon achievement of specific, objective corporate performance metrics that are consistent with our annual strategic plan.
Metrics are reviewed annually and metric targets are established quarterly by our compensation committee.

Long-Term Equity Incentive (at-risk equity)
 Focus our executive officers on, and reward them for, long-term company performance.
Align management and stockholder interests by linking pay to performance.
Attract highly-qualified executives and encourage their continued employment over the long-term.

 Equity opportunities are reviewed annually.
Individual awards are determined based on a number of factors, including current corporate and individual performance and market data obtained from our independent third-party compensation consultant.

We focus on providing a competitive compensation package to each of our named executive officers that provides significant short- and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of incentives to maximize stockholder value.
We do not have a formal policy for allocating compensation among salary, performance incentive awards, and equity grants, among short-term and long-term compensation components, or among cash and non-cash compensation. Instead, our compensation committee uses its judgment, along with market data obtained from our independent third-party compensation consultant, to establish a total compensation program for each named executive officer that is a mix of current, short-term, and long-term incentive compensation, and cash and non-cash compensation, and that it believes is appropriate to achieve the goals of our executive compensation program and our corporate objectives.
COMPENSATION-SETTING PROCESS
Role of Our Compensation Committee and Our Board of Directors
Our compensation committee is appointed by the board of directors to assist with our board's oversight responsibilities with respect to our compensation policies, plans, and programs, with the goal of attracting, incentivizing, retaining, and rewarding top quality executive management and achieving corporate results. The compensation committee is responsible for reviewing and determining all compensation paid to our executive officers, including our named executive officers, and also for reviewing our compensation practices and policies as they relate to risk management and risk-taking incentives. Our compensation committee consists solely of independent members of the board of directors.

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Our compensation committee is primarily responsible for establishing and reviewing our general compensation philosophy and objectives. The committee meets periodically throughout the year to, among other responsibilities, manage and evaluate our executive compensation program, and generally determine the principal components of compensation (base salary, performance incentive bonus, and equity awards) for our named executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions, or other special circumstances as our compensation committee determines appropriate. Our board of directors has delegated the responsibility for approving transactions between Snowflake and its officers and directors that are within the scope of Rule 16b-3 promulgated under the Exchange Act to a compensation subcommittee, comprised of a subset of members of our compensation committee. Our compensation committee does not otherwise delegate its authority to approve executive officer compensation. Our compensation committee may delegate to a subcommittee or the Chief Executive Officer the authority to approve cash awards or make equity grants to employees and other service providers who are not executive officers or directors of Snowflake, subject to specified limitations on the size and terms of any equity grants.
Role of Management
Our compensation committee works with and receives information and input from management, including from our Chief Executive Officer and from our legal, finance, and human resources departments, and considers such information in determining the structure and amount of compensation to be paid to our named executive officers. Our Chief Executive Officer provides our compensation committee with executive officer performance assessments, as well as recommendations regarding base salaries, performance incentives, equity compensation, and other compensation-related matters for our executive officers. However, our compensation committee retains the final authority to make all compensation decisions relating to our executive officers.
Role of Compensation Consultant
Our compensation committee has the sole authority to appoint, select, retain, and terminate compensation consultants to assist in its evaluation of executive compensation. The committee also has the sole responsibility for overseeing the work of any such compensation consultant.
Our compensation committee retained Compensia as its independent compensation consultant for fiscal year 2025 and for prior fiscal years. Compensia’s engagement included:
•Compiling and updating a group of peer companies to use as a reference in making executive compensation decisions, evaluating current executive pay practices, and considering different compensation programs;
•Conducting market research and analysis to assist our compensation committee in developing executive compensation levels, including appropriate salaries, target bonus amounts, and equity awards for members of management, including our named executive officers; and
•Conducting a review of our director compensation policies and practices.
The compensation committee has assessed the independence of Compensia as compensation consultant, taking into account relevant factors set forth in the NYSE listing standards in accordance with guidelines set by the SEC. Based on its analysis, the compensation committee determined that the work of Compensia, and the individual compensation advisors employed by Compensia, does not create any conflict of interest under the applicable SEC rules and NYSE listing standards.
Use of Competitive Market Compensation Data
Our compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies and companies with which we compete for top talent. To this end, our compensation committee reviews our peer group at least annually and makes adjustments to its composition, if warranted, taking into account changes in both our business and the businesses of the companies in our peer group. Our compensation committee directed Compensia to develop a proposed peer group to be used in connection with assessing our compensation practices.

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At the request of our compensation committee, to develop our peer group for fiscal year 2025, Compensia undertook a detailed review of the pool of U.S.-based publicly-traded companies, taking into consideration our industry sector, size (based on revenues and market capitalization), and stage of maturity, and the following additional factors:
•The comparability of the company’s business model;
•The comparability of the company’s primary sales channels;
•The company’s products and/or business services focus;
•The comparability of the company’s operating history;
•The comparability of the company’s organizational complexities and growth attributes;
•The stage of the company’s maturity curve, which increases its likelihood of attracting the type of executive talent for whom we compete; and
•The comparability of the company’s operational performance (for consistency with our strategy and future performance expectations).
The compensation committee, taking into consideration Compensia's guidance, discussed and approved our primary peer group for fiscal year 2025, consisting of 17 then-publicly-traded companies. The selected companies had, at the time of approval, annual revenues ranging from $975 million to $31.4 billion, and market capitalizations ranging from $15.2 billion to $188.9 billion. For fiscal year 2025, Block, Confluent, DocuSign, Okta, Twillio, and UiPath were removed from our peer group because they no longer met the targeted selection criteria for market capitalization and revenue or were no longer considered comparable from a business perspective. Adobe, ANSYS, Atlassian, Autodesk, HubSpot, and Salesforce were added to our peer group for meeting the targeted selection criteria. As a result, our primary peer group is as follows:

Adobe	CrowdStrike Holdings	Palo Alto Networks	Zoom Communications
ANSYS	Datadog	Salesforce	Zscaler
Atlassian	HubSpot	ServiceNow
Autodesk	MongoDB	Splunk
Cloudflare	Palantir Technologies	Workday

Compensia also developed for our compensation committee a set of additional reference peers, reflecting larger companies with which we directly compete for talent at both the executive and board levels. The set of reference peers approved by our compensation committee consisted of Alphabet, Amazon.com, Meta Platforms, and Microsoft.
In determining executive compensation for fiscal year 2025, our compensation committee reviewed data from both the above-listed primary peer group and the set of reference peers.

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Factors Used in Determining Executive Compensation
Our compensation committee sets the compensation of our named executive officers at levels determined to be competitive and appropriate for each named executive officer. Compensation decisions are not made by use of a formulaic approach or benchmark. Our compensation committee believes that executive compensation decisions require consideration of a multitude of relevant factors, which may vary from year to year. In making executive compensation decisions, the compensation committee generally takes into consideration the following factors:
•Company and individual performance;
•Existing business needs and criticality for future business needs;
•Scope of job function and skill set;
•Relative pay among our named executive officers;
•Need to attract new talent and retain existing talent in a highly competitive industry;
•Value of existing equity holdings, including the potential value of unvested equity awards;
•Market data reference points, as described above under “Use of Competitive Market Compensation Data”; and
•Recommendations from Compensia, our Chief Executive Officer, and our management team.
FISCAL YEAR 2025 EXECUTIVE COMPENSATION PROGRAM
Base Salary
The annual base salaries of each of our named executive officers for fiscal year 2025 are listed below:

NAMED EXECUTIVE OFFICER	FISCAL YEAR 2025 BASE SALARY ($)	PERCENTAGE ADJUSTMENT FROM FISCAL YEAR 2024 (%)

Sridhar Ramaswamy	750,000	88(1)
Frank Slootman	450,000(2)	—
Michael P. Scarpelli	500,000	25
Christian Kleinerman	450,000	6
Vivek Raghunathan	500,000	28(3)
Christopher W. Degnan	450,000	13
Grzegorz Czajkowski	450,000(4)	13
(1)Represents increase from Mr. Ramaswamy's annual base salary prior to his appointment as Chief Executive Officer on February 27, 2024.
(2)Represents Mr. Slootman's annual base salary prior to his resignation as Chief Executive Officer on February 27, 2024. Mr. Slootman remained employed through March 7, 2024.
(3)Represents increase from Mr. Raghunathan's annual base salary prior to his appointment as SVP, Engineering and Support on September 26, 2024.
(4)Represents Mr. Czajkowski's annual base salary prior to his resignation as EVP, Engineering and Support on July 19, 2024.

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Base salary represents the fixed portion of the compensation of our named executive officers and is an important element of compensation intended to attract and retain highly-talented individuals. Historically, we have provided cash compensation that was significantly below market levels. In February 2024, as part of its annual review of our executive compensation, our compensation committee reviewed and approved base salary increases for Mr. Ramaswamy (in connection with his appointment as Chief Executive Officer), Mr. Scarpelli, Mr. Kleinerman, Mr. Degnan, and Mr. Czajkowski, taking into consideration a peer group analysis, the recommendations of management, competitive and retentive factors, as well as the other factors described above. Our compensation committee also reviewed and approved the base salary increase for Mr. Raghunathan in connection with his appointment as SVP, Engineering and Support in September 2024.
Performance-Based Cash Bonus and Target Amounts
We have adopted a Cash Incentive Bonus Plan for our named executive officers and other eligible employees. Each named executive officer is eligible to receive quarterly cash bonuses based on the achievement of certain corporate performance goals, as determined in the sole discretion of our compensation committee. Our compensation committee believes that the plan’s corporate performance metrics contribute to driving long-term stockholder value, play an important role in influencing management performance, and help attract, motivate, and retain our named executive officers and other employees.
For fiscal year 2025, the target bonus opportunity for each of our named executive officers was a percentage of such officer’s base salary as follows:

NAMED EXECUTIVE OFFICER	TARGET ANNUAL BONUS OPPORTUNITY (AS A % OF BASE SALARY)	PERCENTAGE ADJUSTMENT FROM FISCAL YEAR 2024 (PERCENTAGE POINTS)

Sridhar Ramaswamy	100	—(1)
Frank Slootman	—(2)	—(2)
Michael P. Scarpelli	100	—
Christian Kleinerman	78	37
Vivek Raghunathan	50	15(3)
Christopher W. Degnan	100	—
Grzegorz Czajkowski	78	28
(1)Mr. Ramaswamy's target bonus opportunity was 100% prior to his appointment as Chief Executive Officer.
(2)Mr. Slootman was not eligible for the quarterly performance cash bonus in fiscal year 2025.
(3)Represents increase from Mr. Raghunathan's target bonus opportunity prior to his appointment as SVP, Engineering and Support.
In February 2024, our compensation committee reviewed the target bonus opportunity for Mr. Ramaswamy (in connection with his appointment as Chief Executive Officer), Mr. Scarpelli, Mr. Kleinerman, Mr. Degnan, and Mr. Czajkowski, taking into consideration the achievement of our corporate performance goals in fiscal year 2024, a peer group analysis, the recommendations of management, as well as the other factors described above. Following this review, our compensation committee decided to set the target bonus opportunity for each of them as reflected in the table above. Our compensation committee also reviewed and approved the increased target bonus opportunity for Mr. Raghunathan in connection with his appointment as SVP, Engineering and Support in September 2024.

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Corporate Performance Goals
Under the Cash Incentive Bonus Plan, our compensation committee established a bonus pool that may be funded quarterly based on achievement of certain pre-established corporate performance goals. To measure performance for the purposes of calculating bonus pool funding for fiscal year 2025, our compensation committee, taking into consideration the recommendations of management, selected quarterly product revenue as the key metric, consistent with fiscal year 2024. Bonus pool funding based on product revenue achievement for fiscal year 2025 remained unchanged from the prior fiscal year and was as follows:
•If quarterly achievement did not meet at least 85% of the pre-established target, the bonus pool for named executive officers would not be funded.
•At 85% achievement, the bonus pool would be funded at 85%.
•For achievement between 85% and 100%, bonus pool funding would increase linearly, with each additional one percent of achievement equaling one percent of funding.
In February 2024, our compensation committee, taking into consideration the recommendation of management, selected three “gate” metrics for bonus pool funding over 100%. Each of these metrics would have to be met for the bonus pool to be funded in excess of 100%. If product revenue achievement was over 100% and achievement of each of the gate metrics was at least 100%, then funding of the bonus pool would increase by 3.33% for each additional one percent of product revenue achievement over 100%, with total bonus pool funding capped at 110% for each fiscal quarter. Individual payouts may be higher or lower than the bonus pool funding based on performance. Beginning with fiscal year 2025, we implemented a limit on individual quarterly bonus payouts of 200% of the plan payout for our executive leadership team, including our named executive officers. Our compensation committee selected these metrics to reward the achievement of short-term performance goals that it believes are key indicators of our ability to generate long-term stockholder value. A description of each performance metric under the Cash Incentive Bonus Plan for fiscal year 2025 is below:

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METRIC	WHAT IT IS	WHY IT’S IMPORTANT

Quarterly Product Revenue	Quarterly product revenue calculated in accordance with GAAP, as publicly reported in our quarterly earnings reports.	Because we recognize product revenue based on platform consumption, product revenue is a key indicator of customer satisfaction and the value derived from our platform.

GATE METRICS

Quarterly Non-GAAP Product Gross Margin(1)	Quarterly non-GAAP product gross margin, as publicly reported in our quarterly earnings reports.	Quarterly non-GAAP product gross margin aligns bonus opportunity with long-term financial achievement, acting as a counterbalance to quarterly product revenue growth by creating incentives to balance costs and growth.

Quarterly Non-GAAP Operating Margin(1)	Quarterly non-GAAP operating margin, as publicly reported in our quarterly earnings reports.	Quarterly non-GAAP operating margin aligns bonus opportunity with objective indications of profitability, acting as another counterbalance to quarterly product revenue growth.

Quarter over Quarter Stable Edges Growth
An “edge” is a data or native application share between a Snowflake customer, as a “provider,” and another Snowflake customer, as a “consumer.” A “stable edge” is an edge that has produced at least 20 jobs in which compute resources are consumed and such consumption results in recognized product revenue over two successive three-week periods (20 jobs in each period).

Growth in stable edges is a strong indicator of the strength and expansion of data relationships in the AI Data Cloud, which we believe is a good measure of our progress toward achieving our long-term product vision.

(1)See our earnings press release for the fiscal fourth quarter and fiscal year ended January 31, 2025 furnished as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on February 26, 2025 for definitions of non-GAAP product gross margin and non-GAAP operating margin.

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Corporate Performance Goals - Targets and Attainment
Target achievement levels for each of the corporate performance metrics under our Cash Incentive Bonus Plan are typically set by our compensation committee in the first month of each fiscal quarter. For example, target achievement levels for the quarter ended April 30, 2024 were set by our compensation committee in late February 2024. The table below indicates whether we attained our target achievement levels for our corporate performance metrics in each quarter of fiscal year 2025. For product revenue, we treat 100% as the target achievement level. We are not disclosing actual quarterly target achievement levels for any of our performance metrics as these amounts represent confidential financial information, the disclosure of which would result in competitive harm. Target achievement levels were set by our compensation committee in such a manner as to be challenging to attain.

PERFORMANCE METRIC	Q1FY25 ATTAINMENT	Q2FY25 ATTAINMENT	Q3FY25 ATTAINMENT	Q4FY25 ATTAINMENT

Product Revenue	Target Exceeded	Target Not Met	Target Exceeded	Target Exceeded

GATE METRICS

Non-GAAP Product Gross Margin Gate	Target Met	N/A*	Target Met	Target Met
Non-GAAP Operating Margin Gate	Target Met	N/A*	Target Met	Target Met
Quarter over Quarter Stable Edges Growth Gate	Target Met	N/A*	Target Met	Target Met
*Because we did not attain 100% of the product revenue target for the second quarter of fiscal year 2025, attainment of the applicable gate metrics for funding acceleration above 100% was not applicable.
We funded the bonus pool for our named executive officers at approximately 104.1% for fiscal year 2025, which is the average funding percentage based on actual quarterly attainment of each performance metric and quarterly funding of the bonus pool based on that attainment set forth in the table above.
Our compensation committee awarded the following total cash bonuses under the Cash Incentive Bonus Plan to each of our named executive officers in fiscal year 2025:

NAMED EXECUTIVE OFFICER	TOTAL CASH BONUS ($)

Sridhar Ramaswamy	780,619
Frank Slootman	—
Michael P. Scarpelli	520,413
Christian Kleinerman	364,289
Vivek Raghunathan	183,658(1)
Christopher W. Degnan	468,371
Grzegorz Czajkowski	92,400
(1)Represents prorated cash bonuses awarded to Mr. Raghunathan in fiscal year 2025 based on the effective target bonus opportunities before and after his appointment as SVP, Engineering and Support.

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Long-Term Equity Incentive Awards
We view long-term incentive compensation in the form of equity awards as a critical component of our executive compensation program. The realized value of these equity awards is directly impacted by the price of our common stock, and, therefore, these awards are an incentive for our named executive officers to create long-term value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.
Fiscal Year 2025
As part of its annual review of our executive compensation program for fiscal year 2025, and after taking into consideration a peer group analysis, recommendations from management, and the other factors described above, our compensation committee recommended to our board, and the board granted, a combination of RSU awards and PRSU awards to our named executive officers other than Mr. Slootman and Mr. Raghunathan in early fiscal year 2025. For these awards, 100% of the total intended equity grant value was delivered in the form of PRSU awards to Mr. Ramaswamy and Mr. Scarpelli, and for the other named executive officers other than Mr. Raghunathan, approximately 30% of the total intended equity grant value was delivered in the form of RSU awards, and approximately 70% of the total intended equity grant value was delivered in the form of PRSU awards to heavily align these incentive awards to company performance goals. In addition to the regular annual equity award, Mr. Ramaswamy also received a one-time stock option award and a special RSU award pursuant to the terms of his offer letter in connection with his appointment as Chief Executive Officer, as described below. Mr. Raghunathan received an RSU award in connection with his appointment as SVP, Engineering and Support in September 2024.
The RSU awards granted to our named executive officers, except Mr. Raghunathan, vest over four years with 6.25% of the shares underlying the RSU awards vesting quarterly following the vesting commencement date, subject to the named executive officer's continuous service (in the case of Mr. Ramaswamy, such continuous service must be in his capacity as Chief Executive Officer) through each applicable vesting date. The RSU award granted to Mr. Raghunathan in connection with his appointment as SVP, Engineering and Support vests over three years with 8.33% of the shares underlying the RSU award vesting quarterly following the vesting commencement date, subject to his continuous service through each applicable vesting date.
Annual "Refresh" Equity Awards

NAMED EXECUTIVE OFFICER	RSU AWARD (# OF SHARES)	TARGET PRSU AWARD (# OF SHARES)	ACHIEVED PRSU AWARD (# OF SHARES)

Sridhar Ramaswamy	—	121,507	108,655
Frank Slootman	—	—	—
Michael P. Scarpelli	—	182,261	162,984
Christian Kleinerman	27,340	63,792	57,045
Vivek Raghunathan	—	—	—
Christopher W. Degnan	27,340	63,792	57,045
Grzegorz Czajkowski(1)	27,340	63,792	—
(1)All of Mr. Czajkowski's outstanding RSU and PRSU awards were forfeited following his resignation effective July 19, 2024.

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Equity Awards in Connection with New Executive Officer Appointments

NAMED EXECUTIVE OFFICER	RSU AWARD (# OF SHARES)	OPTION AWARD (# OF SHARES)

Sridhar Ramaswamy	32,188(1)	959,908(2)
Vivek Raghunathan	85,978	—
(1)Represents the special RSU award granted to Mr. Ramaswamy following his purchase of shares of our common stock on the open market with a fair market value of approximately $5,000,000 pursuant to the terms of his offer letter, as further described below.
(2)Represents the one-time stock option award granted to Mr. Ramaswamy, which has an exercise price of $163.04 per share.
Our named executive officers who received a PRSU award had the opportunity to earn between 0% and 120% of the target PRSU award based on the weighted-average achievement of certain company annual performance metrics during the performance period of fiscal year 2025, as determined by our compensation committee. Our compensation committee and the board chose rigorous performance metrics and set target achievement levels of those metrics in such a manner as to be challenging to attain. The weighted-average achievement was required to be at least 80% of the target achievement for any of the PRSUs to vest. We are not disclosing actual annual target achievement levels for any of our performance metrics as these amounts represent confidential financial information, the disclosure of which would result in competitive harm. Based on the weighted final achievement of the performance metrics, our compensation committee determined that the attainment of the PRSU awards for fiscal year 2025 was approximately 89.4% of the target number of shares for each of our named executive officers who received a PRSU award. The achieved PRSU awards for fiscal year 2025 are set forth above. Actual results may be adjusted by the board of directors or the compensation committee for one-time, unbudgeted, or unexpected items.
For all our named executive officers, except Mr. Scarpelli, the number of shares subject to the PRSU awards that became eligible to vest based on the achievement of the performance metrics (i.e., achieved PRSU awards) will vest over four years as follows: 25% of these PRSUs vested on March 20, 2025 and 6.25% of these PRSUs vest each quarter thereafter, subject to the named executive officer's continuous service (in the case of Mr. Ramaswamy, such continuous service must be in his capacity as Chief Executive Officer) through each applicable vesting date. For Mr. Scarpelli, the number of shares subject to the achieved PRSU award will vest over three years as follows: 33.33% of the PRSUs vested on March 20, 2025 and 8.33% of the PRSUs vest each quarter thereafter, subject to Mr. Scarpelli's continuous service through each applicable vesting date. A description of each performance metric and its weighting are below:

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METRIC AND WEIGHTING	WHAT IT IS	WHY IT’S IMPORTANT

Annual Total Revenue Weighting: 50%	Annual total revenue calculated in accordance with GAAP, as publicly reported in our annual earnings reports.	Annual total revenue includes product revenue as well as professional services and other revenue. Because we recognize product revenue based on platform consumption, product revenue is a key indicator of customer satisfaction and the value derived from our platform. Professional services and other revenue is a strong indicator of customer investment in our platform.

Our compensation committee chose annual total revenue as a key metric for these PRSU awards to provide a broader and longer-term incentive structure compared to the metric of quarterly product revenue used by our Cash Incentive Bonus Plan.

Annual Non-GAAP Adjusted Free Cash Flow(1) Weighting: 25%	Annual non-GAAP adjusted free cash flow, as publicly reported in our annual earnings reports.	Annual non-GAAP adjusted free cash flow is an indicator of the strength and performance of our core business operations.

Annual Non-GAAP Operating Margin Weighting: 25%	Annual non-GAAP operating margin, as publicly reported in our annual earnings reports.	Annual non-GAAP operating margin incentivizes management to focus on annual profitability, acting as a counterbalance to annual total revenue growth.

(1)See our earnings press release for the fiscal fourth quarter and fiscal year ended January 31, 2025 furnished as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on February 26, 2025 for a definition of non-GAAP adjusted free cash flow.
The compensation committee and the board chose to grant PRSUs rather than option awards for the annual equity grants because, even more than option awards, PRSUs incentivize both aggressive short-term growth as well as long-term value-creation. PRSUs encourage short-term growth by encouraging over-achievement on aggressive company performance goals during the fiscal year ended January 31, 2025, which determines the number of PRSUs that will become eligible to vest, and PRSUs encourage long-term value-creation by incorporating a multi-year service requirement to receive the full benefit of any such achievement.
For Mr. Ramaswamy, the compensation committee and the board determined to grant a one-time stock option in connection with his appointment as Chief Executive Officer to create a direct alignment to stockholder valuation creation, which was structured with a five-year vesting schedule to promote retention and reinforce long-term commitment, as further described below.
OTHER FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM
Offer Letters
We have entered into an offer letter with each of our named executive officers, the terms of which are described below. Each of our executive officers has also executed our standard form of proprietary information and invention assignment agreement.
Sridhar Ramaswamy
In February 2024, we entered into an amended and restated offer letter with Sridhar Ramaswamy in connection with his appointment as Chief Executive Officer. The offer letter provides for at-will employment and has a three-year initial term. Mr. Ramaswamy’s offer letter sets forth an annual base salary, an annual incentive bonus under our Cash Incentive Bonus Plan, and equity awards pursuant to our 2020 Plan.

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The equity awards were as follows: (i) a stock option to purchase 959,908 shares of our common stock, which vests in equal monthly installments over a five-year period following the date of his appointment, and with any shares acquired upon exercise of the stock option subject to a minimum holding period requirement (until the earlier of the one-year anniversary of the applicable exercise date or a Change in Control as defined in the 2020 Plan); (b) a PRSU award with respect to a target amount of 121,507 shares of our common stock and a maximum amount of 145,809 shares of our common stock, which was granted in March 2024 and became eligible to vest upon the completion of the one-year performance period ended January 31, 2025 based on the actual achievement with respect to the performance metrics for such period, as described in the section above titled “Fiscal Year 2025 Executive Compensation Program—Long-Term Equity Incentive Awards,” and with 25% of the shares underlying such PRSU award vested on March 20, 2025 and 6.25% of the shares vesting each quarter thereafter; and (c) a special RSU award with respect to 32,188 shares of our common stock, which was granted in May 2024 following the purchase by Mr. Ramaswamy of shares of our common stock on the open market having a fair market value of approximately $5,000,000 (Purchased Shares), and which vests in equal quarterly installments over a four-year period, except that if Mr. Ramaswamy sells or otherwise disposes of any Purchased Shares before the RSU award is fully vested (other than upon a Change in Control as defined in the 2020 Plan), the then-unvested portion of the RSU award will be automatically forfeited. Vesting of all equity awards granted to Mr. Ramaswamy pursuant to his offer letter is subject to his continuous service in his capacity as Chief Executive Officer through each applicable vesting date.
Mr. Ramaswamy is eligible for severance and change in control benefits under our amended Severance and Change in Control Plan and under his offer letter, including vesting acceleration with respect to his equity awards described above. See the section titled “Potential Payments upon Termination or Change in Control” below.
Frank Slootman
In August 2023, we entered into a confirmatory offer letter with Frank Slootman. The offer letter provided for at-will employment, had a three-year initial term, and had no force or effect following Mr. Slootman’s resignation as Chief Executive Officer in February 2024, except as provided therein. During the term of his employment as Chief Executive Officer, Mr. Slootman was eligible for severance and change in control benefits under our amended Severance and Change in Control Plan. Mr. Slootman did not receive any severance benefits in connection with his termination of employment. See the section titled “Potential Payments upon Termination or Change in Control” below.
Michael P. Scarpelli
In August 2023, we entered into a confirmatory offer letter with Michael P. Scarpelli. The offer letter provides for at-will employment and has a three-year initial term. Mr. Scarpelli’s offer letter sets forth an annual base salary, an annual incentive bonus under our Cash Incentive Bonus Plan, and equity awards pursuant to our 2020 Plan. Mr. Scarpelli is eligible for severance and change in control benefits under our amended Severance and Change in Control Plan. See the section titled “Potential Payments upon Termination or Change in Control” below.
In February 2025, after Mr. Scarpelli’s notified us of his intention to retire as Chief Financial Officer, we entered into a consulting agreement with Mr. Scarpelli setting forth the terms of his post-employment advisory role. The consulting agreement was intended to incentivize Mr. Scarpelli to remain available and engaged with us during the search for our next Chief Financial Officer and to support continuity and a smooth transition once his successor is appointed. Under the consulting agreement, Mr. Scarpelli will serve as an independent contractor for a 12-month term following the date he ceases to be an employee, and his outstanding equity awards will continue to vest in accordance with their terms during such period. In addition, we will pay the insurance premiums for Mr. Scarpelli to continue his existing health benefits during such period, to the extent he elects to continue such benefits under applicable law.
Christopher W. Degnan
In August 2023, we entered into a confirmatory offer letter with Christopher W. Degnan. The offer letter provided for at-will employment, had a three-year initial term, and had no force or effect following Mr. Degnan’s termination of service as Chief Revenue Officer in March 2025, except as provided therein. During the term of his employment as Chief Revenue Officer, Mr. Degnan was eligible for severance and change in control benefits under our amended Severance and Change in Control Plan. See the section titled “Potential Payments upon Termination or Change in Control” below.

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In March 2025, we entered into a letter agreement and a consulting agreement with Mr. Degnan (collectively, the Transition and Consulting Agreements), setting forth the terms of Mr. Degnan’s transition after he ceased to serve as our Chief Revenue Officer on March 14, 2025 (Transition Date), namely his continued employment with us following the Transition Date and subsequent advisory role as an independent contractor. The Transition and Consulting Agreements were intended to incentivize Mr. Degnan to remain available and engaged with us to support continuity and a smooth transition following the appointment of our new Chief Revenue Officer, particularly given his historical knowledge and relationships with our board and management. The Transition and Consulting Agreements provide that, among other things: (i) during the period beginning on the Transition Date and ending on the last day of his employment, which shall be no later than December 31, 2025 (Separation Date), Mr. Degnan would continue to be employed and would continue to receive his salary and remain eligible for participation in our Cash Incentive Bonus Plan and standard benefits, and his outstanding equity awards would continue to vest; (ii) subject to the conditions set forth therein, in the event that the Separation Date occurs before December 31, 2025, Mr. Degnan would be entitled to the following severance benefits: (a) a cash amount equal to his base salary in effect as of March 2025, plus his target bonus opportunity under the Cash Incentive Bonus Plan, assuming 100% corporate funding, and (b) we would pay the insurance premiums for Mr. Degnan to continue his existing health benefits until December 31, 2025, to the extent he elects to continue such benefits under applicable law; and (iii) following the Separation Date, Mr. Degnan would serve as an independent contractor for a six-month term and his outstanding equity awards will continue to vest in accordance with their terms during such period. Subsequently, Mr. Degnan’s Separation Date was determined to be May 2, 2025, and Mr. Degnan received the severance benefits in accordance with the terms of the Transition and Consulting Agreements described above.
Christian Kleinerman
In August 2023, we entered into a confirmatory offer letter with Christian Kleinerman. The offer letter provides for at-will employment and has a three-year initial term. Mr. Kleinerman’s offer letter sets forth an annual base salary, an annual incentive bonus under our Cash Incentive Bonus Plan, and equity awards pursuant to our 2020 Plan. Mr. Kleinerman is eligible for severance and change in control benefits under our amended Severance and Change in Control Plan. See the section titled “Potential Payments upon Termination or Change in Control” below.
Vivek Raghunathan
In September 2024, we entered into a confirmatory offer letter with Vivek Raghunathan. The offer letter provides for at-will employment and has a three-year initial term. Mr. Raghunathan’s offer letter sets forth an annual base salary, an annual incentive bonus under our Cash Incentive Bonus Plan, and equity awards pursuant to our 2020 Plan. Mr. Raghunathan is eligible for severance and change in control benefits under our amended Severance and Change in Control Plan. See the section titled “Potential Payments upon Termination or Change in Control” below.
Grzegorz Czajkowski
In August 2023, we entered into a confirmatory offer letter with Grzegorz Czajkowski. The offer letter provided for at-will employment, had a three-year initial term, and had no force or effect following Mr. Czajkowski's resignation as EVP, Engineering and Support in July 2024, except as provided therein. During the term of his employment as EVP, Engineering and Support, Mr. Czajkowski was eligible for severance and change in control benefits under our amended Severance and Change in Control Plan. See the section titled “Potential Payments upon Termination or Change in Control” below.

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Welfare and Health Benefits
Our U.S. employees, including our named executive officers, participate in various health and welfare employee benefits under plans sponsored by us. These plans offer various benefits, including medical, dental, and vision coverage; life insurance, accidental death and dismemberment, and disability coverage; and flexible spending accounts, among others. All employees, including our named executive officers, who work 20 or more hours per week are eligible for these benefits. The cost of this coverage is primarily paid for by us, with employees paying a portion of the cost through payroll deductions. We pay the premiums for the life, disability and accidental death and dismemberment insurance for all of our employees, including our named executive officers.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide material perquisites or other personal benefits to our named executive officers. In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits for our named executive officers will be approved and subject to periodic review by our compensation committee.
Employee Stock Purchase Plan
We offer our employees, including our named executive officers, the opportunity to purchase shares of our common stock at a discount under our 2020 Employee Stock Purchase Plan (ESPP). Pursuant to the ESPP, all eligible employees, including our named executive officers, may allocate up to 15% of their earnings (as defined in the ESPP) during a six-month offering period to purchase our common stock at a 15% discount to the per share market price of our common stock on the first or the last day of the offering period, whichever is lower, subject to specified limits.
Nonqualified Deferred Compensation
During fiscal year 2025, our U.S. employees, including our named executive officers, did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.
401(k) Plan
We maintain a tax-qualified retirement plan that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer compensation up to certain limits imposed by the Internal Revenue Code of 1986, as amended (Code). We have the ability to make matching and discretionary contributions to the 401(k) plan but have not done so to date. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions by employees, and income earned on those contributions, are not taxable to employees until withdrawn or distributed from the 401(k) plan. The 401(k) plan also permits contributions to be made on a post-tax basis for those employees participating in the Roth 401(k) and after-tax plan components.
Incentive Compensation Recoupment Policy
In August 2023, our board of directors adopted a policy on the recoupment of incentive compensation (Clawback Policy) that complies with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as implemented by the NYSE listing standards and the SEC’s rules and regulations. The Clawback Policy applies to compensation received by covered executive officers on or after October 2, 2023. A copy of our Clawback Policy is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended January 31, 2025 filed with the SEC.

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TAX AND ACCOUNTING IMPLICATIONS
Under Topic 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record stock-based compensation expense on an ongoing basis in accordance with Topic 718.
Under Section 162(m) of the Code (Section 162(m)), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although our compensation committee will continue to consider tax implications as one factor in determining executive compensation, it also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of Snowflake and its stockholders, which may include providing for compensation that is not deductible due to the deduction limit under Section 162(m).
COMPENSATION RISK ASSESSMENT
Our compensation committee believes that our employee compensation policies and programs do not encourage excessive and unnecessary risk-taking and are not reasonably likely to have a material adverse effect on our company. Our compensation committee oversaw the performance of a risk assessment of our compensation policies and programs as generally applicable to our employees to ascertain any potential material risks that may be created by our compensation programs. The compensation committee considered the findings of the assessment conducted by management, and concluded that our compensation programs (i) are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy, and (ii) do not encourage employees to take unnecessary or excessive risks, including any risks that are reasonably likely to materially harm our business or financial condition, after considering mitigating controls.
STOCK OWNERSHIP GUIDELINES
To help align our directors’ and executive officers’ interests with those of our stockholders, we have adopted stock ownership guidelines. Within five years of becoming subject to the guidelines, our non-employee directors are expected to hold Snowflake stock valued at not less than five times their total annual cash retainer for board and board committee service. Within five years of becoming subject to the guidelines, our Chief Executive Officer and Chief Financial Officer are expected to hold Snowflake stock valued at not less than five times such officer’s respective annual base salary, and for our other executive officers, two times such officer’s annual base salary. Stock ownership for purposes of the stock ownership guidelines include the following: (i) shares of stock owned directly and (ii) shares of common stock beneficially owned indirectly. Stock ownership does not include shares underlying outstanding stock options or restricted stock units, or unvested shares of common stock issued upon early exercise of stock options. All of our directors and executive officers were in compliance with the guidelines as of January 31, 2025.

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REPORT OF THE
COMPENSATION COMMITTEE
of the Board of Directors
Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis (CD&A) contained in this Proxy Statement. Based on this review and discussion, our compensation committee has recommended to the board of directors that the CD&A be included in this Proxy Statement, and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 31, 2025.
Members of the Compensation Committee
Jayshree V. Ullal, Chair
Mark D. McLaughlin
Michael L. Speiser

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC, and is not deemed to be incorporated by reference in any filing of Snowflake under the Securities Act or the Exchange Act, other than Snowflake’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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SUMMARY COMPENSATION TABLE
The following table presents all of the compensation awarded to, earned by, or paid to our named executive officers for the fiscal years ended January 31, 2025, 2024, and 2023, as applicable.

NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY ($)(1)	BONUS ($)	STOCK AWARDS ($)(2)	OPTION AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)(5)

Sridhar Ramaswamy Chief Executive Officer(6)	2025	725,137	—	25,047,811	74,764,494	780,619	7,314	101,325,374

Frank Slootman Chairman and Former Chief Executive Officer(6)	2025	44,262	—	—	—	—	77	44,339
	2024	450,000	—	20,313,077	—	461,262	1,285	21,225,625
	2023	375,000	—	9,199,267	13,600,828	511,775	708	23,687,578
Michael P. Scarpelli Chief Financial Officer	2025	500,000	—	29,715,833	—	520,413	708	30,736,954
	2024	400,000	—	12,003,043	—	410,010	708	12,813,761
	2023	300,000	—	4,783,635	7,072,353	409,420	708	12,566,116
Christian Kleinerman EVP, Product Management	2025	450,000	—	14,858,161	—	364,289	708	15,673,158
	2024	425,000	—	12,926,504	—	179,380	702	13,531,586

Vivek Raghunathan SVP, Engineering and Support(7)	2025	428,470	—	10,279,530	—	183,658	708	10,892,366

Christopher W. Degnan Former Chief Revenue Officer(7)	2025	450,000	—	14,858,161	—	468,371	6,878	15,783,410
	2024	400,000	—	11,079,860	—	410,010	3,766	11,893,636
	2023	300,000	—	4,415,631	6,528,373	409,420	1,139	11,654,563
Grzegorz Czajkowski Former EVP, Engineering and Support(8)	2025	209,016	—	14,858,161	—	92,400	354	15,159,932
	2024	400,000	—	9,233,217	—	205,005	702	9,838,924

(1)The amounts reported in this column represent the base salary earned by each of our named executive officers for the indicated fiscal years.
(2)The amounts reported in these columns do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the grant date fair value of each RSU award, PRSU award, and stock option, as applicable, granted during the applicable fiscal year, computed in accordance with the provisions of Topic 718. The assumptions used in calculating the grant date fair value of the equity awards reported in these columns are set forth in Note 2 and Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2025. The amounts for the PRSUs granted in fiscal year 2025 included within the total amount in this column reflect the grant date fair value based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance achievement, the aggregate grant date fair value of the PRSUs granted in fiscal year 2025 would have been the following higher amounts: Mr. Ramaswamy — $23,772,699, Mr. Scarpelli — $35,658,968, Mr. Kleinerman — $12,480,712, Mr. Degnan —

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$12,480,712, and Mr. Czajkowski — $12,480,712. Mr. Raghunathan did not receive a PRSU award in fiscal year 2025. For option awards, our named executive officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of the shares underlying such stock options. See the “Grants of Plan-Based Awards in Fiscal Year 2025” and “Outstanding Equity Awards at January 31, 2025” tables below for additional information.
(3)The amounts reported in this column represent total bonuses earned based on the achievement of company performance goals under our Cash Incentive Bonus Plan as determined by our compensation committee. See the section titled “Corporate Performance Goals - Targets and Attainment” for additional information.
(4)The amounts reported in this column include premiums for the life, disability and accidental death and dismemberment insurance paid by us on behalf of each named executive officer and gross-ups for the payment of taxes in connection with certain company events for Mr. Ramaswamy, Mr. Slootman, and Mr. Degnan, where applicable.
(5)Certain amounts reported in this column may not sum exactly due to rounding.
(6)Effective February 27, 2024, Mr. Slootman retired as Chief Executive Officer and was succeeded by Mr. Ramaswamy, who was also appointed as a member of our board of directors. Mr. Slootman remained employed through March 7, 2024 and continues to serve as Chairman of our board of directors.
(7)Effective September 26, 2024, Mr. Raghunathan was appointed to succeed Grzegorz Czajkowski, who resigned effective July 19, 2024.
(8)Effective March 14, 2025, Mr. Degnan stepped down as Chief Revenue Officer.

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GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2025
The following table presents information regarding each plan-based award granted to our named executive officers during the fiscal year ended January 31, 2025.

			ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)

NAME	AWARD TYPE	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)	ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(3)

Sridhar Ramaswamy	Annual Cash	—	637,500	750,000	1,650,000	—	—	—	—	—	—	—
	RSU Award	5/21/2024	—	—	—	—	—	—	32,188(4)	—	—	5,237,309
	PRSU Award	3/20/2024	—	—	—	60,754	121,507	145,809	—	—	—	19,810,501
	Option Award	3/20/2024	—	—	—	—	—	—	—	959,908(5)	163.04	74,764,494
Frank Slootman	—	—	—	—	—	—	—	—	—	—	—	—

Michael P. Scarpelli	Annual Cash	—	425,000	500,000	1,100,000	—	—	—	—	—	—	—
	PRSU Award	3/20/2024	—	—	—	91,131	182,261	218,713	—	—	—	29,715,833

Christian Kleinerman	Annual Cash	—	297,500	350,000	770,000	—	—	—	—	—	—	—
	RSU Award	3/20/2024	—	—	—	—	—	—	27,340(6)	—	—	4,457,514
	PRSU Award	3/20/2024	—	—	—	31,896	63,792	76,550	—	—	—	10,400,648
Vivek Raghunathan	Annual Cash	—	149,581(7)	175,978(7)	—(1)	—	—	—	—	—	—	—
	RSU Award	10/21/2024	—	—	—	—	—	—	85,978(8)	—	—	10,279,530

Christopher W. Degnan	Annual Cash	—	382,500	450,000	990,000	—	—	—	—	—	—	—
	RSU Award	3/20/2024	—	—	—	—	—	—	27,340(6)	—	—	4,457,514
	PRSU Award	3/20/2024	—	—	—	31,896	63,792	76,550	—	—	—	10,400,648
Grzegorz Czajkowski	Annual Cash	—	297,500	350,000	770,000	—	—	—	—	—	—	—
	RSU Award	3/20/2024	—	—	—	—	—	—	27,340(6)	—	—	4,457,514
	PRSU Award	3/20/2024	—	—	—	31,896	63,792	76,550	—	—	—	10,400,648

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(1)These amounts represent threshold, target, and maximum annual bonus amounts under our Cash Incentive Bonus Plan for each named executive officer for fiscal year 2025, and do not represent actual compensation earned by our named executive officers for fiscal year 2025. Target bonuses were set as a percentage of each named executive officer’s base salary for fiscal year 2025 as follows: 100% for Mr. Ramaswamy, Mr. Scarpelli, and Mr. Degnan, 78% for Mr. Kleinerman and Mr. Czajkowski, and 50% for Mr. Raghunathan (and 35% prior to his appointment as SVP, Engineering and Support). Amounts reported in the “Threshold” column assume we achieved threshold performance in all four quarters of fiscal year 2025. The dollar value of the actual payments for these awards is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. For fiscal year 2025, individual maximum payout amounts for our named executive officers were capped at 200% of their bonus plan payout based on the actual bonus pool funding, which was capped at 110%. For Mr. Raghunathan, there was no limit on the individual payout prior to his appointment as SVP, Engineering and Support and the same cap for our other named executive officers applied to his bonus payout after such appointment. For fiscal year 2025, none of our named executive officers received bonus payouts in excess of the corporate funding during any of the fiscal quarters.
(2)As described in further detail under the section titled “Compensation Discussion and Analysis–Long-Term Equity Incentive Awards,” the PRSUs granted became eligible to vest based on our performance with respect to three metrics: annual total revenue (weighted at 50%), non-GAAP operating margin (weighted at 25%), and non-GAAP adjusted free cash flow (weighted at 25%), for the fiscal year ended January 31, 2025. Amounts reported in the “Threshold” column assume that 50% of the target PRSUs will vest, and amounts reported in the “Maximum” column assume that 120% of the target PRSUs will vest. The actual number of PRSUs that became eligible to vest based on our performance is included in the “Stock Awards – Number of Shares or Units of Stock that Have Not Vested” column of the “Outstanding Equity Awards at January 31, 2025” table below.
(3)The amounts reported in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the grant date fair value of each RSU award, PRSU award, and option award, as applicable, granted during the fiscal year ended January 31, 2025, computed in accordance with the provisions of Topic 718. The assumptions used in calculating the grant date fair value of the equity awards reported in these columns are set forth in Note 2 and Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2025. The amounts for the PRSUs granted in fiscal year 2025 included within the total amount in this column reflect the grant date fair value based upon the probable outcome of the performance conditions (as described under “Compensation Discussion and Analysis – Fiscal Year 2025 Executive Compensation Program”) as of the grant date.
(4)6.25% of the shares underlying the RSU award vested on June 20, 2024, and 6.25% of the shares vest each quarter thereafter, subject to Mr. Ramaswamy's continuous service in his capacity as Chief Executive Officer through each such vesting date and the additional forfeiture provision as set forth in his offer letter described above.
(5)The shares underlying the option vest in equal monthly installments over 60 months starting on March 27, 2024, subject to Mr. Ramaswamy's continuous service in his capacity as Chief Executive Officer through each such vesting date.
(6)6.25% of the shares underlying the RSU award vested on June 20, 2024, and 6.25% of the shares vest each quarter thereafter, subject to the named executive officer’s continuous service through each such vesting date.
(7)Represents the prorated threshold and target bonus amounts for Mr. Raghunathan based on the effective target bonus opportunities before and after his appointment as SVP, Engineering and Support.
(8)8.33% of the shares underlying the RSU award vested on December 20, 2024, and 8.33% of the shares vest each quarter thereafter, subject to the named executive officer's continuous service through each such vesting date.

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OUTSTANDING EQUITY AWARDS AT JANUARY 31, 2025
The following table presents certain information about outstanding equity awards granted to our named executive officers that remained outstanding as of January 31, 2025. These equity awards are subject to acceleration upon certain events as described in the section titled “Potential Payments upon Termination or Change in Control.”

	OPTION AWARDS					STOCK AWARDS

NAME	GRANT DATE(1)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	GRANT DATE(1)	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)

Sridhar Ramaswamy	3/20/2024	175,983(3)	783,925(3)	163.04	3/19/2031
						6/15/2023	18,709(4)	3,395,871
						12/29/2023	122,598(5)	22,252,763
						3/20/2024	108,655(6)	19,721,969
						5/21/2024	26,153(7)	4,747,031
Frank Slootman	5/29/2019	10,095,364(8)	—	8.88	5/28/2029
	5/29/2019	41,291(8)	—	8.88	5/28/2029
	3/9/2022	94,765(9)	39,023(9)	207.56	3/8/2032
						3/9/2022	13,851(10)	2,514,095
						3/15/2023	32,745(11)	5,943,545
						3/15/2023	52,858(12)	9,594,256
Michael P. Scarpelli	8/27/2019	2,019,299(8)	—	8.88	8/26/2029
	3/9/2022	49,277(9)	20,292(9)	207.56	3/8/2032
						3/9/2022	7,203(10)	1,307,417
						3/15/2023	24,187(11)	4,390,182
						3/15/2023	26,028(12)	4,724,342
						3/20/2024	162,984(6)	29,583,226
Christian Kleinerman	3/9/2022	37,906(9)	15,609(9)	207.56	3/8/2032
						3/9/2022	5,540(10)	1,005,565
						3/15/2023	26,047(11)	4,727,791
						3/15/2023	28,031(12)	5,087,907
						3/20/2024	22,214(13)	4,032,063
						3/20/2024	57,045(6)	10,354,238
Vivek Raghunathan						6/15/2023	155,905(14)	28,298,317
						10/21/2024	78,814(15)	14,305,529

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	OPTION AWARDS					STOCK AWARDS

NAME	GRANT DATE(1)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	GRANT DATE(1)	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)

Christopher W. Degnan	9/19/2018	17,505(8)	—	3.74	9/18/2028
	12/11/2019	223,872(8)	—	13.48	12/10/2029
	3/9/2022	45,487(9)	18,731(9)	207.56	3/8/2032
						3/9/2022	6,649(10)	1,206,860
						3/15/2023	22,326(16)	4,052,392
						3/15/2023	24,026(12)	4,360,959
						3/20/2024	22,214(13)	4,032,063
						3/20/2024	57,045(6)	10,354,238
Grzegorz Czajkowski	—	—	—	—	—	—	—	—
(1)All equity awards listed in this table that were granted prior to our IPO in September 2020 were granted pursuant to our 2012 Equity Incentive Plan (2012 Plan), and all other equity awards listed in this table were granted pursuant to our 2020 Plan.
(2)The market value of shares or units of stock that have not yet vested is based on the closing price of our common stock on January 31, 2025, which was $181.51 per share.
(3)The shares underlying the option vest in equal monthly installments over 60 months starting on March 27, 2024, subject to Mr. Ramaswamy's continuous service in his capacity as Chief Executive Officer through each such vesting date.
(4)40% of the shares underlying the RSU award vested on December 15, 2023, and 10% of the shares vest each quarter thereafter, subject to the named executive officer’s continuous service through each such vesting date.
(5)7.45% of the shares underlying the RSU award vested on March 15, 2024, and 5% of the shares vest each quarter thereafter, subject to the named executive officer’s continuous service through each such vesting date.
(6)Represents the number of shares that became eligible to vest under the applicable PRSU award upon the completion of the one-year performance period ended January 31, 2025 based on the actual achievement with respect to the performance metrics for such period as described in the section titled “Compensation Discussion and Analysis – Fiscal Year 2025 Executive Compensation Program.” For the named executive officers other than Mr. Scarpelli, 25% of the shares underlying such PRSU award vested on March 20, 2025 and 6.25% of the shares vest each quarter thereafter, subject to the named executive officer’s continuous service (in the case of Mr. Ramaswamy, in his capacity as Chief Executive Officer) through each vesting date. For Mr. Scarpelli, 33.33% of the shares underlying the PRSU award vested on March 20, 2025, and 8.33% of the shares vest each quarter thereafter, subject to his continuous service through each vesting date.
(7)6.25% of the shares underlying the RSU award vested on June 20, 2024, and 6.25% of the shares vest each quarter thereafter, subject to Mr. Ramaswamy's continuous service in his capacity as Chief Executive Officer through each such vesting date and the additional forfeiture provision as set forth in his offer letter described above.
(8)The stock option is fully vested.
(9)The shares underlying the option vest in equal monthly installments over 48 months starting on April 8, 2022, subject to the named executive officer's continuous service through each such vesting date.
(10)6.25% of the shares underlying the RSU award vested on June 8, 2022, and 6.25% of the shares vest each quarter thereafter, subject to the named executive officer’s continuous service through each such vesting date.
(11)25% of the shares underlying the RSU award vested on March 15, 2024, and 6.25% of the shares vest each quarter thereafter, subject to the named executive officer’s continuous service through each such vesting date.
(12)25% of the shares underlying the PRSU award vested on March 15, 2024, and 6.25% of the shares vest each quarter thereafter, subject to the named executive officer’s continuous service through each vesting date.
(13)6.25% of the shares underlying the RSU award vested on June 20, 2024, and 6.25% of the shares vest each quarter thereafter, subject to the named executive officer’s continuous service through each such vesting date.
(14)6.25% of the shares underlying the RSU award vested on September 15, 2023, and 6.25% of the shares vest each quarter thereafter, subject to the named executive officer’s continuous service through each such vesting date.
(15)8.33% of the shares underlying the RSU award vested on December 20, 2024, and 8.33% of the shares vest each quarter thereafter, subject to the named executive officer's continuous service through each such vesting date.
(16)6.25% of the shares underlying the RSU award vested on June 15, 2023, and 6.25% of the shares vest each quarter thereafter, subject to the named executive officer’s continuous service through each such vesting date.

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FISCAL YEAR 2025 OPTION EXERCISES AND STOCK VESTED
The following table presents certain information regarding any option exercises and stock vested during the fiscal year ended January 31, 2025 with respect to our named executive officers.

	OPTION AWARDS		STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)

Sridhar Ramaswamy	—	—	78,942	11,307,332
Frank Slootman	800,000	147,005,175	77,658	11,495,287
Michael P. Scarpelli	—	—	44,815	6,639,642
Christian Kleinerman	—	—	51,617	7,582,519
Vivek Raghunathan	—	—	69,526	10,123,862
Christopher W. Degnan	127,820	20,757,223	39,054	5,650,022
Grzegorz Czajkowski	858,739	99,038,369	19,180	2,803,657
(1)The value realized on exercise is based on the difference between the closing price of our common stock on the date of exercise and the exercise price of the applicable options, and does not represent actual amounts received by our named executive officers as a result of the option exercises.
(2)The value realized on vesting is based on the total number of shares of common stock issued to each named executive officer upon the vesting of the RSU or PRSU award multiplied by the closing price of our common stock on the vesting date, and does not represent actual amounts received by our named executive officers as a result of the vesting event.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Our Severance and Change in Control Plan (CIC Plan), which was adopted in June 2020 and amended in August 2023, provides severance and change in control benefits to each of our named executive officers and certain other participants, under the conditions described below. The CIC Plan provides different benefits for three different “tiers” of employees. Our Chief Executive Officer and Chief Financial Officer are “tier 1” employees, and our other named executive officers are “tier 2” employees.
Upon termination of employment by Snowflake other than for “cause,” death, or “disability,” or upon resignation for “good reason” (each as defined in the CIC Plan) that occurs during the period beginning three months prior to a “change in control” (as defined in the CIC Plan) and ending 18 months following such change in control, tier 1 and tier 2 employees will each be entitled to receive (i) a cash payment equal to 12 months of base salary, (ii) a cash payment equal to the participant’s target annual bonus, (iii) reimbursement of the employer portion of COBRA premiums for up to 12 months for tier 1 employees and six months for tier 2 employees, and (iv) acceleration of vesting (and, if applicable, exercisability) of 100% of then-unvested equity awards held by such employee. For any equity acceleration, vesting of performance-based awards will be based on the participant’s target achievement level (or actual achievement level if the performance metrics are measurable at the time of acceleration). In addition, with respect to equity awards that were granted to a tier 1 employee before the CIC Plan was amended in August 2023, upon a “change in control," 100% of such then-unvested equity awards will accelerate and become vested (and, if applicable, exercisable).
Upon termination of employment by Snowflake other than for cause, death, or disability or upon resignation for good reason that does not occur in connection with a change in control, tier 1 and tier 2 employees will be entitled to receive (i) a cash payment equal to 12 months of base salary, and (ii) reimbursement of the employer portion of COBRA premiums for up to 12 months for tier 1 employees and six months for tier 2 employees.

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Except for single trigger equity acceleration upon a change in control available with respect to certain equity awards held by tier 1 employees, all benefits upon termination of employment by Snowflake are subject to the participant signing a general release of all claims. If our named executive officers are entitled to any benefits under other arrangements that are different from the benefits under the CIC Plan, each of such officers’ benefits under the CIC Plan shall be provided only to the extent more favorable than the corresponding benefit under such other arrangement.
Under the amended and restated offer letter we entered into with Mr. Ramaswamy in connection with his appointment as Chief Executive Officer in February 2024, in addition to the benefits under the CIC Plan, upon termination of Mr. Ramaswamy's employment by Snowflake other than for cause, death, or disability or upon resignation for good reason that does not occur in connection with a change in control, Mr. Ramaswamy will be entitled to accelerated vesting of the unvested portion of his PRSU award granted in March 2024 pursuant to his offer letter. If such termination had occurred prior to the first anniversary of Mr. Ramaswamy’s appointment as Chief Executive Officer, 100% of the unvested portion of the PRSU award would have accelerated and become vested based on actual performance (or if such termination had occurred before the end of the one-year performance period applicable to the PRSU award, which was fiscal year 2025, assuming the PRSU award had been achieved at the target level); and if the such termination occurs between the first and second anniversaries of his appointment, 50% of the unvested portion of the PRSU award achieved based on actual performance will accelerate and become vested. In addition, under the RSU grant notice that governs the RSU award granted to Mr. Ramaswamy in June 2023 in connection with our acquisition of Neeva, upon termination of Mr. Ramaswamy's employment by Snowflake other than for cause, 100% of the unvested portion of the RSU award will accelerate and become vested.
Under the confirmatory offer letter we entered into with Mr. Raghunathan in connection with his appointment as SVP, Engineering and Support in September 2024, in addition to the benefits under the CIC Plan, upon termination of Mr. Raghunathan's employment by Snowflake other than for cause, death, or disability or upon resignation for good reason that does not occur in connection with a change in control, Mr. Raghunathan will be entitled to accelerated vesting of the unvested portion of his RSU awards granted in June 2023 and October 2024. For each of the RSU awards, if such termination occurs prior to the second anniversary of Mr. Raghunathan's appointment as SVP, Engineering and Support, 50% of the shares subject to each such RSU award less any shares that have already vested as of the date of acceleration will accelerate and become vested. In addition, under the RSU grant notice that governs the RSU award granted to Mr. Raghunathan in June 2023 in connection with our acquisition of Neeva, upon termination of Mr. Raghunathan's employment by Snowflake other than for cause, 100% of the unvested portion of the RSU award will accelerate and become vested. The acceleration of these equity awards is subject to Section 7 of the CIC Plan (Non-Duplication of Benefits).
The following table presents quantitative estimates of the benefits that would have accrued to our named executive officers upon a qualifying termination pursuant to the CIC Plan and the terms of their offer letters, as applicable, assuming their employment had terminated as of January 31, 2025. Actual payments and benefits could be different if such events were to occur on any other date or if any other assumptions are used to estimate potential payments and benefits.

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NAME	BENEFIT DESCRIPTION	TERMINATION WITHOUT CAUSE BY SNOWFLAKE OR FOR GOOD REASON BY EXECUTIVE NOT IN CONNECTION WITH A CHANGE IN CONTROL ($)	TERMINATION WITHOUT CAUSE BY SNOWFLAKE OR FOR GOOD REASON BY EXECUTIVE IN CONNECTION WITH A CHANGE IN CONTROL ($)	CHANGE IN CONTROL NOT IN CONNECTION WITH TERMINATION WITHOUT CAUSE BY SNOWFLAKE OR FOR GOOD REASON BY EXECUTIVE ($)

Sridhar Ramaswamy	Cash severance	750,000(1)	1,500,000(2)	—
	Accelerated vesting of equity awards	23,117,840(3)	64,596,728(4)	—
	Continuation of health benefits	37,918(5)	37,918(5)	—
Frank Slootman(6)	Cash severance	—	—	—
	Accelerated vesting of equity awards	—	—	—
	Continuation of health benefits	—	—	—
Michael P. Scarpelli(7)	Cash severance	500,000(1)	1,000,000(2)	—
	Accelerated vesting of equity awards	—	40,005,167(4)	10,421,941(8)
	Continuation of health benefits	37,918(5)	37,918(5)	—
Christian Kleinerman	Cash severance	450,000(1)	800,000(2)	—
	Accelerated vesting of equity awards	—	25,207,564(4)	—
	Continuation of health benefits	18,959(5)	18,959(5)	—
Vivek Raghunathan	Cash severance	500,000(1)	750,000(2)	—
	Accelerated vesting of equity awards	34,800,912(9)	42,603,846(4)	—
	Continuation of health benefits	18,959(5)	18,959(5)	—
Christopher W. Degnan(10)	Cash severance	450,000(1)	900,000(2)	—
	Accelerated vesting of equity awards	—	24,006,513(4)	—
	Continuation of health benefits	18,959(5)	18,959(5)	—
Grzegorz Czajkowski(11)	Cash severance	—	—	—
	Accelerated vesting of equity awards	—	—	—
	Continuation of health benefits	—	—	—
(1)Represents the named executive officer’s base salary as in effect on January 31, 2025.
(2)Represents the sum of (i) the named executive officer’s base salary as in effect on January 31, 2025 and (ii) the named executive officer’s target annual bonus as in effect on January 31, 2025.

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(3)Represents the sum of the values as of January 31, 2025 of the additional benefit from the acceleration of vesting of (i) the RSUs granted to Mr. Ramaswamy in June 2023 that would have occurred as a result of a termination without "cause" by Snowflake not in connection with a change in control pursuant to the applicable RSU grant notice, and (ii) the PRSUs granted to Mr. Ramaswamy that would have occurred as a result of a termination without “cause” by Snowflake or resignation by Mr. Ramaswamy for “good reason” not in connection with a change in control pursuant to the terms of his offer letter. The number of PRSUs that were deemed to accelerate as of January 31, 2025 for purposes of this table was based on the actual achievement with respect to the performance metrics for such period as described in the section titled “Compensation Discussion and Analysis – Fiscal Year 2025 Executive Compensation Program.”
(4)Represents the sum of the values as of January 31, 2025 of the additional benefit from the acceleration of vesting, if any, of RSUs, PRSUs, and stock options that would have occurred as a result of a termination without “cause” by Snowflake, or resignation by the named executive officer for “good reason,” in each case in connection with a change in control. The number of PRSUs that were deemed to accelerate as of January 31, 2025 for purposes of this table was based on the actual achievement with respect to the performance metrics for such period as described in the section titled “Compensation Discussion and Analysis – Fiscal Year 2025 Executive Compensation Program.” The value of accelerated stock options for purposes of this table was determined by subtracting the exercise price of the stock option from the closing price of our common stock on January 31, 2025, which was $181.51 per share, and multiplying the result, if a positive number (in-the-money), by the number of stock options that would have vested as a result of termination.
(5)Represents continuing payment for twelve months, in the case of Mr. Ramaswamy and Mr. Scarpelli, or six months, in the case of Mr. Kleinerman, Mr. Raghunathan, and Mr. Degnan, of the portion of the healthcare premium cost as was borne by us under the level of coverage selected by the named executive officer and in effect as of January 31, 2025.
(6)Mr. Slootman was no longer eligible for the severance and change in control benefits under the CIC Plan following his resignation as Chief Executive Officer in February 2024. Mr. Slootman did not receive any severance benefits in connection with his resignation and termination of employment; however, for so long as any of his equity awards remain outstanding and continue to vest while he provides service to Snowflake as a director, Mr. Slootman will forgo any compensation otherwise payable to him under our Non-Employee Director Compensation Policy.
(7)See the section titled “Compensation Discussion and Analysis – Other Features of Our Executive Compensation Program – Offer Letters” for a description of the consulting agreement we entered into with Mr. Scarpelli setting forth the terms of his post-employment advisory role in anticipation of his retirement.
(8)Represents the sum of the values as of January 31, 2025 of the additional benefit from the acceleration of vesting, if any, of RSUs, PRSUs, and stock options granted before the CIC Plan was amended in August 2023 that would have occurred as a result of a change in control not in connection with a termination without “cause” by Snowflake or resignation by the named executive officer for “good reason,” calculated as set forth in footnote (3) above.
(9)Represents the sum of the values as of January 31, 2025 of the additional benefit from the acceleration of vesting of the RSUs granted to Mr. Raghunathan that would have occurred as a result of a termination without “cause” by Snowflake not in connection with a change in control pursuant to the terms of his offer letter and the applicable RSU grant notices. In the event of resignation by Mr. Raghunathan for “good reason” not in connection with a change in control, the sum of such values would have been $12,162,350 pursuant to the terms of his offer letter.
(10)See the section titled “Compensation Discussion and Analysis – Other Features of Our Executive Compensation Program – Offer Letters” for a description of the Transition and Consulting Agreements we entered into with Mr. Degnan, as well as the severance benefits he received in accordance with the terms thereunder following his termination of employment on May 2, 2025.
(11)Mr. Czajkowski did not receive any severance benefits in connection with his resignation and termination of employment in July 2024.

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GRANT OF CERTAIN EQUITY AWARDS CLOSE IN TIME TO THE RELEASE OF MATERIAL NONPUBLIC INFORMATION
From time to time, we grant stock options, RSU awards, and PRSU awards to our employees and other service providers, including our named executive officers. For our employees and other service providers who are neither executive officers nor certain other members of management, we make equity grants on regular, predetermined grant dates pursuant to our Equity Award Policy, regardless of whether there is any material nonpublic information (MNPI) about Snowflake on such dates. Such grant dates fall on the 8th, 15th, or 20th day of each month (or the immediately following trading day if such date falls on a weekend or holiday), depending on the calendar year, and are not specifically timed in relation to our disclosure of MNPI. While we do not maintain a written policy on the timing of grants of stock options and other stock awards made to our executive officers and certain other members of management, such grants are generally made either (i) on the same grant dates, as applicable, as grants made pursuant to the Equity Award Policy, or (ii) on the date of a regularly scheduled meeting of our board of directors or the compensation committee. We have not timed the release of MNPI for the purpose of affecting the value of executive compensation.
We have not granted stock options to our non-employee directors since our IPO in September 2020 and do not grant stock options to our non-employee directors under our current Non-Employee Director Compensation Policy, as further described under the heading, “Director Compensation—Non-Employee Director Compensation” above.
The following table sets forth the option grant(s) required to be disclosed pursuant to Item 402(x)(2) of Regulation S-K:

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING THE AWARD (#)	EXERCISE PRICE OF THE AWARD ($/SH)	GRANT DATE FAIR VALUE OF THE AWARD ($)
PERCENTAGE CHANGE IN THE CLOSING MARKET PRICE OF THE SECURITIES UNDERLYING THE AWARD BETWEEN THE TRADING DAY ENDING IMMEDIATELY PRIOR TO THE DISCLOSURE OF MATERIAL NONPUBLIC INFORMATION AND THE TRADING DAY BEGINNING IMMEDIATELY FOLLOWING THE DISCLOSURE OF MATERIAL NONPUBLIC INFORMATION
(%)

Sridhar Ramaswamy	3/20/2024	959,908	163.04	74,764,494	1.28
Frank Slootman	—	—	—	—	—
Michael P. Scarpelli	—	—	—	—	—
Christian Kleinerman	—	—	—	—	—
Vivek Raghunathan	—	—	—	—	—
Christopher W. Degnan	—	—	—	—	—
Grzegorz Czajkowski	—	—	—	—	—

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EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of January 31, 2025. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders:

PLAN CATEGORY	(a) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS, AND RIGHTS (#)	(b) WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS, AND RIGHTS ($)(1)	(c) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a)) (#)(2)

Equity plans approved by stockholders
2012 Equity Incentive Plan	20,068,130	8.37	—
2020 Equity Incentive Plan(3)	26,374,988	178.53	64,834,391
2020 Employee Stock Purchase Plan(4)	—	—	16,445,538
Equity plans not approved by stockholders	—	—	—
(1)The weighted-average exercise price excludes any outstanding RSU or PRSU awards, which have no exercise price.
(2)Stock options, RSU awards, or other stock awards granted under the 2012 Plan that are forfeited, terminated, expired, or repurchased become available for issuance under the 2020 Plan.
(3)The 2020 Plan provides that the total number of shares of our common stock reserved for issuance thereunder will automatically increase on February 1st of each fiscal year for a period of up to ten years commencing on February 1, 2021 and ending on (and including) February 1, 2030, in an amount equal to 5% of the total number of shares of common stock outstanding on January 31st of the preceding fiscal year, or such lesser number of shares of common stock as determined by our board of directors prior to February 1st of a given fiscal year. Accordingly, on February 1, 2025, the number of shares of common stock available for issuance under the 2020 Plan increased by 16,693,275 shares. This increase is not reflected in the table above.
(4)Does not include future rights to purchase common stock under our ESPP, which depend on a number of factors described in our ESPP and will not be determined until the end of the applicable purchase period. The ESPP provides that the total number of shares of our common stock reserved for issuance thereunder will automatically increase on February 1st of each fiscal year for a period of up to ten years commencing on February 1, 2021 and ending on (and including) February 1, 2030, in an amount equal to the lesser of (i) 1% of the total number of shares of common stock outstanding on January 31st of the preceding fiscal year, and (ii) 8,500,000 shares of common stock, or (iii) such lesser number of shares of common stock as determined by our board of directors prior to February 1st of a given fiscal year. Accordingly, on February 1, 2025, the number of shares of common stock available for issuance under the ESPP increased by 3,338,655 shares. This increase is not reflected in the table above.

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CHIEF EXECUTIVE OFFICER
PAY RATIO
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are required to provide to our stockholders specified disclosure regarding the relationship of our Chief Executive Officer’s (CEO) annual total compensation to the annual total compensation of the employee whose compensation was at the median of the compensation of all of our employees (median employee), referred to as “pay ratio” disclosure.
For fiscal year 2025, the median of the annual total compensation of all of our employees (other than the CEO) was $298,219. We used December 31, 2024 to select our median employee. Due to the CEO transition in February 2024, we calculated the annual total compensation of the CEO by annualizing Mr. Ramaswamy's total compensation (using his effective annual salary as CEO), which was $101,350,238. Based on this information, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of our other employees was approximately 340 to 1. This pay ratio is significantly higher than our historical pay ratios as it reflects the total compensation package provided to Mr. Ramaswamy in connection with his CEO appointment, as described in detail in the section titled "Compensation Discussion and Analysis" above.
The pay ratio above represents our reasonable estimate calculated in a manner consistent with SEC rules and applicable guidance and is based on our internal records and the methodology described below. The SEC rules provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as the SEC has explained, in considering the pay-ratio disclosure, stockholders should keep in mind that the SEC rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures. Accordingly, the pay ratio and related disclosure reported by other companies may not be comparable to the pay ratio and related disclosure provided herein.
METHODOLOGY USED TO IDENTIFY MEDIAN EMPLOYEE
We identified the median employee by considering our employee population as of December 31, 2024 (employee population determination date). We considered all individuals, excluding our CEO, who were employed by us (including our consolidated subsidiaries) on the employee population determination date, whether employed in the United States or outside the United States, or on a full-time, part-time, seasonal, or temporary basis, including employees on a leave of absence (such group of employees, our employee population). Contractors were not included in our employee population.
Compensation for purposes of identifying the median employee included the following: (1) annual base salary, target annual bonus, and target annual commissions, each as in effect as of December 31, 2024; (2) for non-salaried employees, hourly rate as in effect as of December 31, 2024 annualized for a full year; (3) the value, based on the closing price of our common stock on the date of grant, of stock awards granted to our employee population during fiscal year 2025, which reflected all new hire and “refresh” stock awards granted to our employee population during the fiscal year; and (4) the value of option awards granted to our employee population during fiscal year 2025, calculated by multiplying the number of option shares by the exercise price. For members of the employee population who were paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect as of December 31, 2024 as provided in our system of record for compensation information. We did not make any cost-of-living adjustments for employees outside of the United States. We believe our methodology represents a consistently applied compensation measure because it strikes a balance in terms of administrative burden while consistently treating all the primary compensation components for our worldwide workforce and capturing a full year of each of such primary compensation components.
Using the above approach, we determined the median employee of our employee population for fiscal year 2025. We calculated the annual total compensation for such median employee for fiscal year 2025 using the same methodology we used to calculate the amount reported for our named executive officers in the “Total” column of the “Summary Compensation Table” included in this Proxy Statement.

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PAY VERSUS
PERFORMANCE
As required by Item 402(v) of Regulation S-K under the Securities Act (Item 402(v)), we are providing the following information about the relationship between executive compensation that the SEC deems to have been “actually paid” to our current and former CEOs and other named executive officers (as used in this Pay Versus Performance section, other NEOs, and together with our current and former CEOs, NEOs), and certain indicators of our performance. Item 402(v) requires the amounts included in the “compensation actually paid” columns of the table below to be calculated according to a particular formula that treats the increase or decrease in the value of outstanding equity awards as amounts “actually paid” to the NEO, regardless of whether the NEO realized any gain from such fluctuation in equity value. Given that equity awards constitute the substantial majority of our NEOs’ total compensation, changes in the fair value of vested and unvested equity awards will continue to have a significant effect on the amounts shown in the “compensation actually paid” columns of the table below.
For additional information concerning our pay-for-performance philosophy and how our executive compensation program is designed, please see the section titled “Executive Compensation—Compensation Discussion and Analysis.”

							VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:

FISCAL YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR CURRENT CEO ($)(1)	SUMMARY COMPENSATION TABLE TOTAL FOR FORMER CEO ($)(1)	COMPENSATION ACTUALLY PAID TO CURRENT CEO ($)(2)	COMPENSATION ACTUALLY PAID TO FORMER CEO ($)(2)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR OTHER NEOS ($)(1)	AVERAGE COMPENSATION ACTUALLY PAID TO OTHER NEOS ($)(2)	TOTAL STOCKHOLDER RETURN ($)(3)	PEER GROUP TOTAL STOCKHOLDER RETURN ($)(4)	NET INCOME (LOSS) ($)(5) (IN THOUSANDS)	PRODUCT REVENUE ($)(6) (IN MILLIONS)

2025	101,325,374	44,339	94,331,809	(7,426,717)	17,649,164	8,779,388	71.48	230.81	(1,289,212)	3,462
2024	—	21,225,625	—	22,370,841	12,019,477	21,439,205	77.04	180.88	(837,990)	2,667
2023	—	23,687,578	—	(494,671,832)	11,264,929	(64,047,291)	61.61	120.52	(797,526)	1,939
2022	—	775,196	—	(17,750,504)	549,231	(2,993,939)	108.65	142.95	(679,948)	1,141
2021	—	750,708	—	2,679,596,490	600,708	434,480,975	107.29	113.07	(539,102)	554
(1)The dollar amounts represent the total compensation reported in the Summary Compensation Table for fiscal year 2025 for each of Sridhar Ramaswamy (our current CEO and Principal Executive Officer) and Frank Slootman (our former CEO and Principal Executive Officer) and the average total compensation for Michael P. Scarpelli, Christian Kleinerman, Vivek Raghunathan, Christopher W. Degnan, and Grzegorz Czajkowski our other NEOs for fiscal year 2025. Mr. Ramaswamy and Mr. Slootman each served for a period of time as our CEO for fiscal year 2025. The other NEOs included for the purposes of calculating the average amounts in each of the other applicable fiscal years are as follows: (i) for fiscal years 2024, Mr. Scarpelli, Mr. Degnan, Mr. Kleinerman, and Mr. Czajkowski, (ii) for fiscal years 2023 and 2022, Mr. Scarpelli, Benoit Dageville, and Mr. Degnan, and (iii) for fiscal year 2021, Mr. Scarpelli and Mr. Degnan.
(2)The dollar amounts represent the amount of “compensation actually paid” (CAP) to each of Mr. Ramaswamy and Mr. Slootman and the average CAP to the other NEOs for the applicable fiscal year, as computed in accordance with Item 402(v). As noted above, the dollar amounts do not reflect the actual amounts of compensation earned, paid, or realized during the applicable fiscal year. In accordance with Item 402(v), the following adjustments were made to total compensation reported in our Summary Compensation Table to determine the CAP for fiscal year 2025:

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	FISCAL YEAR 2025

	CURRENT CEO ($)	FORMER CEO ($)	AVERAGE FOR OTHER NEOS ($)

Summary Compensation Table Total	101,325,374	44,339	17,649,164
ADJUSTMENTS:
Deduction for the amounts reported under the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table(a)	(99,812,305)	—	(16,913,969)
Item 402(v) Equity Award Adjustments(b):
Fair value of equity awards granted in the covered fiscal year that were outstanding and unvested at covered fiscal year end	86,375,575	—	14,532,271
Change in fair value of equity awards granted in prior fiscal years that were outstanding and unvested at covered fiscal year end	(1,996,668)	(2,552,019)	(1,242,196)
Fair value as of vesting date of equity awards granted and vested in the covered fiscal year	12,336,025	—	557,077
Change in fair value of equity awards granted in prior fiscal years that vested in the covered fiscal year	(3,896,192)	(4,919,037)	(3,197,504)
Fair value at prior fiscal year end of equity awards granted in prior fiscal years that failed to meet applicable vesting conditions in the covered fiscal year	—	—	(2,605,455)
Compensation Actually Paid	94,331,809	(7,426,717)	8,779,388
(a) Reflects the aggregate grant date fair value of the equity awards for our current and former CEOs, respectively, and the average aggregate grant date fair value of our other NEOs’ equity awards, granted in each covered fiscal year as reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the covered fiscal year, calculated in accordance with Topic 718. Because we do not sponsor or maintain any defined benefit pension plans, no deductions related to pension value were made.
(b) Item 402(v) equity award adjustments reflect the aggregate of the following (as applicable): (i) the fiscal year-end fair value of any equity awards granted in the covered fiscal year that were outstanding and unvested as of the end of such fiscal year; (ii) the amount of change as of the end of the covered fiscal year (from the end of the prior fiscal year) in fair value of any equity awards granted in prior fiscal years that were outstanding and unvested as of the end of the covered fiscal year; (iii) for equity awards that were granted and vested in the same covered fiscal year, the fair value as of the vesting date; (iv) for equity awards granted in prior fiscal years that vested in the covered fiscal year, the amount equal to the change in fair value as of the vesting date compared to the fair value at the end of the prior fiscal year; and (v) the subtraction of the prior year-end fair value of any awards granted in prior fiscal years that failed to meet applicable vesting conditions during the covered fiscal year. Equity fair values are calculated in accordance with Topic 718. The valuation assumptions used to calculate these fair values were updated as of each applicable measurement date and differ from those disclosed in our audited consolidated financial statements as of the grant date. The methodology used to develop the valuation assumptions as of each applicable measurement date did not materially differ from the disclosure in our audited consolidated financial statements for the period in which the grant was made. The following table summarizes the ranges of assumptions used in estimating the fair values of stock options as of each applicable measurement date:

FISCAL YEAR 2025

Expected term (in years)	0.5 - 6.7
Expected volatility	43.9% - 57.7%
Risk-free interest rate	3.5% - 5.3%
Expected dividend yield	—%
In addition, for the stock option granted to Mr. Ramaswamy in connection with his appointment as CEO, the shares to be issued upon exercise are subject to a minimum holding period requirement. We applied a discount for lack of marketability, ranging from 6.3% to 7.8%, to the fair value of the stock option as of each applicable measurement date.

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(3)Represents the total stockholder return (TSR) of a $100 investment in our stock as of September 16, 2020, the date that our common stock began trading on the New York Stock Exchange, valued again on each of January 31, 2021, 2022, 2023, 2024, and 2025, assuming the reinvestment of gross dividends.
(4)Represents the TSR of the S&P 500 Information Technology Index based on a $100 investment as of September 16, 2020, valued again on each of January 31, 2021, 2022, 2023, 2024, and 2025, assuming the reinvestment of gross dividends.
(5)Represents net income (loss) as reported in our audited consolidated financial statements.
(6)We have identified product revenue as the most important financial performance measure used to link CAP to the current and former CEOs and other NEOs to our performance, as this measure is one of our key business metrics and is used to determine executive compensation, including as the key metric that determines funding under our Cash Incentive Bonus Plan.
FINANCIAL PERFORMANCE MEASURES
Below are the most important financial performance measures used by us to link CAP to our NEOs for fiscal year 2025 to our performance:
•Product Revenue
•Total Revenue
•Non-GAAP Product Gross Margin
•Non-GAAP Operating Margin
•Non-GAAP Adjusted Free Cash Flow
•Quarter over Quarter Stable Edges Growth
ANALYSIS OF INFORMATION PRESENTED IN THE PAY VERSUS PERFORMANCE TABLE
As required by SEC rules, we are providing in this section a graphic analysis showing a comparison of the CAP to our NEOs and the other metrics presented in the Pay Versus Performance table: total stockholder return, net income (loss), and product revenue.
The following graph shows the relationship between the CAP to each of our current and former CEOs, the average CAP to our other NEOs, our cumulative total stockholder return, and the cumulative total stockholder return of our peer group for each of the periods presented in the Pay Versus Performance table.

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The following graph shows the relationship between the CAP to each of our current and former CEOs, the average CAP to our other NEOs, and our annual net income (loss) for each of the periods presented in the Pay Versus Performance table.
The following graph shows the relationship between the CAP to each of our current and former CEOs, the average CAP to our other NEOs, and our annual product revenue for each of the periods presented in the Pay Versus Performance table.
All of the information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of Snowflake under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent Snowflake specifically incorporates such information by reference.

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SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following table presents certain information regarding the ownership of our common stock as of April 30, 2025 by:
•each named executive officer;
•each of our directors and nominees;
•our directors and executive officers as a group; and
•each person or entity known by us to own beneficially more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 333,638,697 shares of common stock outstanding as of April 30, 2025. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares such person has the right to acquire within 60 days of the date of this table. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

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Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Snowflake Inc. Suite 3A, 106 East Babcock Street, Bozeman, Montana 59715.

NAME	SHARES OF COMMON STOCK BENEFICIALLY OWNED (#)	PERCENTAGE OF SHARES BENEFICIALLY OWNED (%)

NAMED EXECUTIVE OFFICERS, DIRECTORS AND NOMINEES
Sridhar Ramaswamy(1)	402,505	*
Michael P. Scarpelli(2)	2,723,457	*
Benoit Dageville(3)	5,084,886	1.5
Christian Kleinerman(4)	795,830	*
Vivek Raghunathan(5)	72,340	*
Christopher W. Degnan(6)	963,506	*
Grzegorz Czajkowski	233,702	*
Frank Slootman(7)	11,221,243	3.3
Teresa Briggs(8)	31,955	*
Jeremy Burton(9)	41,615	*
Mark S. Garrett(10)	693,146	*
Kelly A. Kramer(11)	55,136	*
Mark D. McLaughlin(12)	11,235	*
William F. Scannell	—	—
Michael L. Speiser(13)	2,389,922	*
Jayshree V. Ullal(14)	55,136	*
All current directors and executive officers as a group (15 persons)(15)	23,578,406	6.8
5% STOCKHOLDER(S)
The Vanguard Group(16)	27,154,056	8.1
* Less than one percent.

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(1)Consists of (i) 115,905 shares of common stock held by Mr. Ramaswamy, (ii) 1,923 shares of common stock held by the Ramaswamy Trust, for which Mr. Ramaswamy is a trustee, (iii) 21,911 shares of common stock issuable upon the vesting, within 60 days of the date of this table, of RSU awards granted to Mr. Ramaswamy, (iv) 6,791 shares of common stock issuable upon the vesting, within 60 days of the date of this table, of PRSU awards granted to Mr. Ramaswamy, and (v) 255,975 shares of common stock subject to stock options held by Mr. Ramaswamy that are exercisable within 60 days of the date of this table.
(2)Consists of (i) 133,551 shares of common stock held by Mr. Scarpelli, (ii) 167,521 shares of common stock held by the Scarpelli Family Trust, for which Mr. Scarpelli is a trustee, (iii) 176,829 shares of common stock held by the Irrevocable Trust f/b/o Child 1 created under the Michael P. Scarpelli 2019 Grantor Retained Annuity Trust, (iv) 176,829 shares of common stock held by the Irrevocable Trust f/b/o Child 2 created under the Michael P. Scarpelli 2019 Grantor Retained Annuity Trust, (v) 176,829 shares of common stock held by the Irrevocable Trust f/b/o Child 3 created under the Michael P. Scarpelli 2019 Grantor Retained Annuity Trust, (vi) 17,617 shares of common stock held by the 2020 Fintail Irrevocable GST Exempt Trust f/b/o Child 1, (vii) 17,617 shares of common stock held by the 2020 Fintail Irrevocable GST Exempt Trust f/b/o Child 2, (viii) 17,617 shares of common stock held by the 2020 Fintail Irrevocable GST Exempt Trust f/b/o Child 3, (ix) 2,755 shares of common stock held by the 2020 Fintail Irrevocable Non-Exempt Trust f/b/o Child 1, (x) 2,755 shares of common stock held by the 2020 Fintail Irrevocable Non-Exempt Trust f/b/o Child 2, (xi) 2,755 shares of common stock held by the 2020 Fintail Irrevocable Non-Exempt Trust f/b/o Child 3, (xii) 34,364 shares of common stock held by Mr. Scarpelli’s spouse, (xiii) 4,127 shares of common stock issuable upon the vesting, within 60 days of the date of this table, of RSU awards granted to Mr. Scarpelli, (xiv) 16,468 shares of common stock issuable upon the vesting, within 60 days of the date of this table, of PRSU awards granted to Mr. Scarpelli, and (xv) 1,775,823 shares of common stock subject to stock options held by Mr. Scarpelli that are exercisable within 60 days of the date of this table.
(3)Consists of (i) 3,254,680 shares of common stock held by The Snow Trust UTA, for which Mr. Dageville is a trustee, (ii) 750,000 shares of common stock held by the Selene GRAT No. 1, for which Mr. Dageville is the trustee, (iii) 3,539 shares of common stock issuable upon the vesting, within 60 days of the date of this table, of RSU awards granted to Mr. Dageville, (iv) 3,190 shares of common stock issuable upon the vesting, within 60 days of the date of this table, of PRSU awards granted to Mr. Dageville, and (v) 1,073,477 shares of common stock subject to stock options held by Mr. Dageville that are exercisable within 60 days of the date of this table. Excludes 750,000 shares of common stock held by The Thira GRAT No. 1, for which Mr. Dageville’s spouse is the trustee, with respect to which Mr. Dageville has no right or interest and disclaims beneficial ownership.
(4)Consists of (i) 446,098 shares of common stock held by Mr. Kleinerman, (ii) 58,568 shares of common stock held by the Kleinerman 2020 Dynasty LLC, for which Mr. Kleinerman is the manager and Mr. Kleinerman’s immediate family are beneficiaries, (iii) 100,000 shares of common stock held by the Christian Kleinerman 2024 Grantor Retained Annuity Trust, for which Mr. Kleinerman is the trustee, (iv) 100,000 shares of common stock held by the Christian Kleinerman 2023 Grantor Retained Annuity Trust, for which Mr. Kleinerman is the trustee, (v) 33,499 shares of common stock held by the Christian Kleinerman 2022 Grantor Retained Annuity Trust, for which Mr. Kleinerman is the trustee, (vi) 7,506 shares of common stock issuable upon the vesting, within 60 days of the date of this table, of RSU awards granted to Mr. Kleinerman, (vii) 6,679 shares of common stock issuable upon the vesting, within 60 days of the date of this table, of PRSU awards granted to Mr. Kleinerman, and (viii) 43,480 shares of common stock subject to stock options held by Mr. Kleinerman that are exercisable within 60 days of the date of this table.
(5)Consists of (i) 48,508 shares of common stock held by Mr. Raghunathan and (ii) 23,832 shares of common stock issuable upon the vesting, within 60 days of the date of this table, of RSU awards granted to Mr. Raghunathan.
(6)Consists of (i) 260,078 shares of common stock held by Mr. Degnan, (ii) 133,385 shares of common stock held by The Degnan Family Trust, for which Mr. Degnan is a trustee, (iii) 120,000 shares of common stock held by the Degnan Gift Trust, for which Mr. Degnan’s immediate family members are beneficiaries, (iv) 100,589 shares of common stock held by The Sudbury Trust, for which Mr. Degnan’s children are the beneficiaries and Mr. Degnan is an investment advisor, (v) 50,000 shares of common stock held by Fairbanks GRAT No. I for which Mr. Degnan and Mr. Degnan’s spouse are the beneficiaries and Mr. Degnan is a trustee and investment advisor, (vi) 50,000 shares of common stock held by Sherborne GRAT No. I for which Mr. Degnan and Mr. Degnan’s spouse are the beneficiaries and Mr. Degnan’s spouse is a trustee and investment advisor, (vii) 5,518 shares of common stock issuable upon the vesting, within 60 days of the date of this table, of RSU awards granted to Mr. Degnan, (viii) 6,234 shares of common stock issuable upon the vesting, within 60 days of the date of this table, of PRSU awards granted to Mr. Degnan, and (ix) 237,702 shares of common stock subject to stock options held by Mr. Degnan that are exercisable within 60 days of the date of this table.
(7)Consists of (i) 95,827 shares of common stock held by Mr. Slootman, (ii) 335,146 shares of common stock held by the Slootman Living Trust, for which Mr. Slootman is a trustee, (iii) 83,014 shares of common stock held by the Slootman Family Foundation, for which Mr. Slootman is a trustee but with respect to which Mr. Slootman has no pecuniary interest, (iv) 16,300 shares of common stock held by the Slootman Grandchildren’s Trust, for which Mr. Slootman is a trustee, (v) 250,030 shares of common stock held by the Slootman 2023 Grantor Retained Annuity Trust, for which Mr. Slootman is a trustee, (vi) 91,058 shares of common stock held by the F. Slootman 2024 Grantor Retained Annuity Trust, for which Mr. Slootman is the trustee, (vii) 91,058 shares of common stock held by the B. Slootman 2024 Grantor Retained Annuity Trust, for which Mr. Slootman’s spouse is the trustee, (viii) 1,173 shares of common stock held by Invisible Hand Ventures, LLC, for which Mr. Slootman is the manager and has sole voting and dispositive power, (ix) 6,408 shares of common stock issuable upon the vesting, within 60 days of the date of this table, of RSU awards granted to Mr. Slootman, (x) 5,873 shares of common stock issuable upon the vesting, within 60 days of the date of this table, of PRSU awards granted to Mr. Slootman, and (xi) 10,245,356 shares of common stock subject to stock options held by Mr. Slootman that are exercisable within 60 days of the date of this table.
(8)Consists of (i) 1,955 shares of common stock held by Ms. Briggs and (ii) 30,000 shares of common stock subject to a stock option held by Ms. Briggs that is exercisable within 60 days of the date of this table.
(9)Consists of (i) 5,136 shares of common stock held by Mr. Burton, (ii) 20 shares held by the Burton Family Trust, for which Mr. Burton is a trustee, and (iii) 36,459 shares of common stock subject to a stock option held by Mr. Burton that is exercisable within 60 days of the date of this table.
(10)Consists of (i) 5,136 shares of common stock held by Mr. Garrett, (ii) 30,252 shares of common stock held by the Amy Garrett 2011 Irrevocable Trust FBO Lee A. Garrett, for which Mr. Garrett's child is the beneficiary, (iii) 30,253 shares of common stock held by the Amy Garrett 2011 Irrevocable Trust FBO Brittany R.G. Smith, for which Mr. Garrett's child is the beneficiary, (iv) 30,253 shares of common stock held by the Mark Garrett 2011 Irrevocable Trust FBO Lee A. Garrett, for which Mr. Garrett's child is the beneficiary, (v) 30,252 shares of common stock held by the Mark Garrett 2011 Irrevocable Trust FBO Brittany R.G. Smith, for which Mr. Garrett's child is the beneficiary, and (vi) 567,000 shares of common stock subject to a stock option held by Mr. Garrett that is exercisable within 60 days of the date of this table.

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(11)Consists of (i) 5,136 shares of common stock held by Ms. Kramer and (ii) 50,000 shares of common stock subject to a stock option held by Ms. Kramer that is exercisable within 60 days of the date of this table.
(12)Consists of (i) 9,411 shares of common stock held by Mr. McLaughlin, (ii) 524 shares held by the McLaughlin 2020 Dynasty LLC, for which Mr. McLaughlin is the manager, and (iii) 1,300 shares held by the McLaughlin Revocable Trust, for which Mr. McLaughlin is a trustee and a beneficiary.
(13)Consists of (i) 24,083 shares of common stock held by Mr. Speiser, (ii) 1,756,124 shares of common stock held by various trusts, for which Mr. Speiser is a trustee, with respect to which Mr. Speiser disclaims beneficial ownership except as to his pecuniary interest, and (iii) 609,715 shares of common stock held by Chatter Peak Partners, L.P., for which Mr. Speiser is a trustee of a trust which is the general partner, with respect to which Mr. Speiser disclaims beneficial ownership except as to his pecuniary interest.
(14)Consists of (i) 5,136 shares of common stock held by Ms. Ullal and (ii) 50,000 shares of common stock subject to a stock option held by Ms. Ullal that is exercisable within 60 days of the date of this table.
(15)Consists of (i) 9,344,512 shares of common stock held directly or indirectly by all current executive officers and directors as a group, (ii) 67,323 shares of common stock issuable upon the vesting, within 60 days of the date of this table, of RSU awards, (iii) 39,001 shares of common stock issuable upon the vesting, within 60 days of the date of this table, of PRSU awards, and (iv) 14,127,570 shares of common stock subject to stock options that are exercisable within 60 days of the date of this table.
(16)Based solely on a report on Schedule 13G/A filed with the SEC on November 12, 2024. The Vanguard Group has shared voting power over 242,933 shares of common stock, sole dispositive power over 26,368,621 shares of common stock, and shared dispositive power over 785,435 shares of common stock. The Schedule 13G/A contained information as of September 30, 2024 and may not reflect current holdings of common stock. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act (Section 16(a)) requires our directors and officers (as defined under Section 16(a)), and persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of such securities. To our knowledge, based solely on a review of such reports filed with the SEC and written representations that no other reports were required, during the fiscal year ended January 31, 2025 we believe that our directors, officers, and persons who beneficially own 10% of a registered class of our equity securities timely filed all reports required under Section 16(a), except that, due to administrative error, one Form 4 for Emily Ho was filed late to report the grant of an RSU award.

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TRANSACTIONS WITH
RELATED PERSONS
RELATIONSHIPS WITH OBSERVE, INC.
Mr. Burton, a member of our board of directors, is currently the Chief Executive Officer of Observe, Inc. Observe has been our customer since 2018. Since the beginning of fiscal year 2025, we have been a party to the following ongoing or new customer agreements with Observe: (i) a customer agreement renewed in January 2024 for a term of two years with a total contract value of $22.5 million; (ii) an additional customer agreement entered into in November 2024 for a term of 13 months with a total contract value of $1.5 million; and (iii) a technical services agreement entered into in January 2025 with a total contract value of $67,600. Pursuant to our customer agreements with Observe, Observe made payments to us of approximately $16.1 million for fiscal year 2025. Our customer agreements with Observe are negotiated in the ordinary course of business on terms that are comparable to the terms available to an unrelated third party.
In March 2024, we participated in the Series B Preferred Stock financing of Observe with a cash investment of approximately $5.0 million.
RELATIONSHIPS WITH BLACKROCK, INC.
Based on a report on Schedule 13G filed with the SEC on November 8, 2024, BlackRock, Inc. became a holder of more than 5% of our common stock as of September 30, 2024. BlackRock has been our customer since 2021. Since the beginning of fiscal year 2025, we have been a party to the following ongoing or new customer agreements with BlackRock: (i) a customer agreement entered into in January 2024 for a term of five years with a total contract value of $45 million; (ii) a technical services agreement entered into in January 2025 with a total contract value of $536,000; and (iii) a customer agreement entered into with a subsidiary of BlackRock in January 2025 for a term of 12 months with a total contract value of $50,000. Pursuant to our customer agreements with BlackRock, BlackRock made payments to us of approximately $10.5 million for fiscal year 2025. Our customer agreements with BlackRock and its affiliates are negotiated in the ordinary course of business on terms that are comparable to the terms available to an unrelated third party.
Based on a report on Schedule 13G/A filed with the SEC on April 24, 2025, BlackRock ceased to be a holder of more than 5% our common stock as of March 31, 2025.
RELATIONSHIPS WITH CTP AVIATION
Frank Slootman, our Chairman and former Chief Executive Officer, and Michael P. Scarpelli, our Chief Financial Officer, each own aircraft that is used in a pool of aircraft by CTP Aviation, a charter aircraft company, pursuant to a lease-back arrangement. We book charter aircraft for business travel services for Mr. Slootman, Mr. Scarpelli, and other directors, officers, and employees through CTP Aviation, and each of Mr. Slootman’s and Mr. Scarpelli’s aircraft may be used for business trips chartered by us. As part of these arrangements, when, from time to time, Mr. Slootman’s or Mr. Scarpelli’s aircraft is used by CTP Aviation (including any travel booked by us), as the aircraft owner, Mr. Slootman or Mr. Scarpelli, as applicable, receives from CTP Aviation substantially all of the charter charges, net of any charter fee retained by CTP Aviation and related aircraft operating expenses.
We paid CTP Aviation (i) $50,943 for business travel on Mr. Slootman’s aircraft that occurred during fiscal year 2025 and (ii) $313,797 for business travel on Mr. Scarpelli’s aircraft that occurred during fiscal year 2025.

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INDEMNIFICATION AGREEMENTS
Our Certificate of Incorporation contains provisions limiting the liability of directors, and our Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Certificate of Incorporation and Bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by our board of directors or its designee. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.
POLICIES AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS
We have adopted a written Related Party Transactions Policy, which sets forth the procedures for our board of directors or our audit committee to identify, review, consider, and pre-approve, approve, or ratify any transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect material interest. In approving or rejecting any such transaction, our board of directors or our audit committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

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HOUSEHOLDING OF
PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokerage firms) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single copy of the Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokerage firms with account holders who are our stockholders will likely be “householding” our proxy materials. A single copy of the Notice of Internet Availability of Proxy Materials or other Annual Meeting materials, as applicable, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your brokerage firm that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify us that you wish to receive separate copies of the materials. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate copy of the Notice of Internet Availability of Proxy Materials or other Annual Meeting Materials, please notify your brokerage firm or us. Direct your written request to us at Suite 3A, 106 East Babcock Street, Bozeman, Montana 59715, Attention: Secretary, via email at IR@snowflake.com, or call (844) 766-9355, and we will promptly deliver a separate copy of the materials to you. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokerage firm.

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OTHER
MATTERS
FORWARD-LOOKING STATEMENTS
This document contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements, other than statements of historical fact included in this document are forward-looking statements, including statements about our board of directors, corporate governance practices, executive compensation program, and equity compensation utilization. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in this document. Such risks, uncertainties and other factors include those identified in the 2025 Annual Report and other subsequent documents we file with the SEC. Snowflake expressly disclaims any obligation to update or alter any forward-looking statements whether as a result of new information, future events or otherwise, except as required by any applicable law or regulations.
WEBSITE REFERENCES
Website references throughout this document are inactive textual references and provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this document.
OTHER BUSINESS
The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with his or her best judgment.
May 21, 2025

We have filed our Annual Report on Form 10-K for the fiscal year ended January 31, 2025 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this Proxy Statement and our Annual Report on Form 10-K at www.investors.snowflake.com. A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2025, including the financial statements and financial statement schedules, will be provided without charge upon written request to us via email at IR@snowflake.com.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on July 2, 2025:
The Notice of Annual Meeting, Proxy Statement, and 2025 Annual Report are available at www.proxyvote.com.

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APPENDIX A
PROPOSED BOARD DECLASSIFICATION AMENDMENT
Article VI, Section A.2 of the Certificate of Incorporation would be amended to read in its entirety as follows:

2. ELECTION.

(a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors as specified in any Preferred Stock Designation, until the annual meeting of stockholders to be held in 2028 (the “2028 Annual Meeting”), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. ~~Each class shall consist, as nearly as possible, of one-third of the total number of such directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.~~At the annual meeting of stockholders to be held in 2026 (the “2026 Annual Meeting”), the directors serving in the class with terms expiring at the 2026 Annual Meeting shall be elected for a one-year term and shall hold office until the annual meeting of stockholders to be held in 2027 (the “2027 Annual Meeting”) and until such person’s successor shall be elected and qualified, or such person’s earlier death, resignation, retirement, disqualification or removal from office; at the 2027 Annual Meeting, the directors serving in the class with terms expiring at the 2027 Annual Meeting of stockholders shall be elected for a one-year term and shall hold office until the 2028 Annual Meeting and until such person’s successor shall be elected and qualified, or such person’s earlier death, resignation, retirement, disqualification or removal from office; at the 2028 Annual Meeting, the directors serving in the class with terms expiring at the 2028 Annual Meeting shall be elected for a one-year term and shall hold office until such person’s successor shall be elected and qualified, or such person’s earlier death, resignation, retirement, disqualification or removal from office. From and after the 2028 Annual Meeting, the directors shall no longer be divided into classes and all directors shall be elected for terms expiring at the next annual meeting of stockholders and shall hold office until their successors shall be elected and qualified, or their earlier death, resignation, retirement, disqualification or removal from office.

(b)  ~~At any time that applicable law prohibits a classified board as described in Section A.2.(a) of this Article VI, all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.~~ The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

(c) No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(d) Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

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APPENDIX B
PROPOSED CLASS B REMOVAL AMENDMENT
Article IV of the Certificate of Incorporation would be amended to read in its entirety as follows:

IV.

A. The Company is authorized to issue ~~three~~two classes of stock to be designated, respectively, “~~Class A Common Stock,” “Class B~~ Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is ~~2,885,461,432~~2,700,000,000 shares, 2,500,000,000 shares of which shall be ~~Class A~~ Common Stock (the “~~Class A~~ Common Stock”), ~~185,461,432 shares of which shall be Class B Common Stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”)~~ and 200,000,000 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share, and the Common Stock shall have a par value of $0.0001 per share.

Upon the effectiveness of this Amended and Restated Certificate of Incorporation, and without any further action by the Company or any of its stockholders, each share of Class A Common Stock of the Company outstanding or held as treasury stock immediately prior to the effectiveness of this Amended and Restated Certificate of Incorporation shall be renamed as and shall become one share of Common Stock.

B. The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereafter prescribed (a “Preferred Stock Designation”). Subject to any limitation prescribed by law and the rights of any series of the Preferred Stock then outstanding, if any, authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of all or any of the shares of the Preferred Stock in one or more series, and, with respect to each series of Preferred Stock, to fix the number of shares and state by the Preferred Stock Designation, the designations, powers, preferences, privileges and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

C. The number of authorized shares of Preferred Stock~~, Class A Common Stock~~ or ~~Class B~~ Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, ~~Class A Common Stock~~ or ~~Class B~~ Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation filed with respect to any series of Preferred Stock. For the avoidance of doubt, subject to the terms of any Preferred Stock Designation and to the fullest extent permitted by applicable law, (i) any amendment to the Certificate of Incorporation effecting the changes set forth in Section 242(d)(1) of the DGCL shall not require a vote of stockholders; and (ii) any amendment to the Certificate of Incorporation effecting the changes set forth in Section 242(d)(2) of the DGCL shall require only the vote of stockholders set forth in Section 242(d)(2) of the DGCL.

D. Except as provided above, the ~~designations,~~ powers, ~~preferences,~~ privileges ~~and relative participating, optional~~, ~~or other~~ rights, and ~~qualifications,~~ limitations~~, or restrictions~~ of the ~~Class A Common Stock and Class B~~ Common Stock are as follows:

1. DEFINITIONS.

(a) “Acquisition” means (A) any consolidation or merger of the Company with or into any other Entity, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

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(b) “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(c) “Certificate of Incorporation” means the certificate of incorporation of the Company, as amended or restated from time to time, including the terms of any Preferred Stock Designation of any series of Preferred Stock.

(d) “Entity” means any corporation, partnership, limited liability company or other legal entity.

~~(e) “Effective Time” means the time of the acceptance of this Amended and Restated Certificate of Incorporation for filing with the Secretary of State of the State of Delaware.~~

~~(f) “Family Member” means with respect to any natural person, the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such person.~~

~~(g) “Final Conversion Date” means 5:00 p.m. in New York City, New York on the earlier to occur following the IPO of (i) the first trading day falling nine (9) months after the date on which the outstanding shares of Class B Common Stock represent less than ten percent (10%) of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock, (ii) the seventh (7th) anniversary of the effectiveness of the registration statement in connection with the IPO or (iii) the date specified by affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a single class.~~

~~(h) “Founder” means the following individuals: Benoit Dageville, Thierry Cruanes and any Permitted Transferee of such Founder.~~

~~(i) “IPO” means the Company’s first firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Class A Common Stock where the Class A Common Stock and Class B Common Stock are each a “covered security” as described in Section 18(b) of the Securities Act.~~

~~(j)~~(e) “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or (ii) any liquidation, dissolution and winding up of the Company; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of ~~Class A Common Stock or Class B~~ Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the ~~Class A Common Stock or Class B~~ Common Stock.

~~(k) “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.~~

~~(l) “Permitted Entity” means, with respect to a Qualified Stockholder, any Entity in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, has sole dispositive power and exclusive Voting Control with respect to all shares of Class B Common Stock held of record by such Entity.~~

~~(m) “Permitted Transfer” means, and shall be restricted to, any Transfer of a share of Class B Common Stock:~~

~~(i) by a Qualified Stockholder that is a natural person (including a natural person serving in a trustee capacity with regard to a trust for the benefit of himself or herself or his or her Family Members), to the trustee of a Permitted Trust of such Qualified Stockholder or to such Qualified Stockholder in his or her individual capacity or as a trustee of a Permitted Trust;~~

~~(ii) by the trustee of a Permitted Trust of a Qualified Stockholder, to such Qualified Stockholder, the trustee of any other Permitted Trust of such Qualified Stockholder or any Permitted Entity of such Qualified Stockholder;~~

~~(iii) by a Qualified Stockholder to any Permitted Entity of such Qualified Stockholder;~~

~~(iv) by a Permitted Entity of a Qualified Stockholder to such Qualified Stockholder or any other Permitted Entity or the trustee of a Permitted Trust of such Qualified Stockholder;~~

~~(v) by a Qualified Stockholder that is a natural person, to a foundation in which such Qualified Stockholder or one or more Family Members of the Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such foundation; provided that in the event the Qualified Stockholder or Family Members of the Qualified Stockholder no~~

B–2

~~longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such foundation, each such share of Class B Common Stock then held by such foundation shall automatically convert as provided in Article IV(D)(6); or~~

~~(vi) by a Qualified Stockholder that is a partnership or limited liability company that beneficially held more than one percent (1%) of the total outstanding shares of Class B Common Stock as of immediately following the closing of the IPO, to any person or Entity that, upon the closing of the IPO, was a Control Person of such partnership or limited liability company, in accordance with the terms of the documents governing such partnership or limited liability company and without the payment of additional consideration, and any further Transfer(s) by such Control Person that is a partnership or limited liability company to any person or Entity that was upon the closing of the IPO a Control Person of such partnership or limited liability company in accordance with the terms of the documents governing such partnership or limited liability company and without the payment of additional consideration. All shares of Class B Common Stock held by affiliated Entities shall be aggregated together for the purposes of determining the satisfaction of such one percent (1%) threshold. For the purposes of the foregoing, a “Control Person” means any general partner of a limited partnership and any managing member, managing director or manager of a limited liability company.~~

~~(n) “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.~~

~~(o) “Permitted Trust” means a validly created and existing trust the beneficiaries of which are either a Qualified Stockholder or Family Members of the Qualified Stockholder or both, or a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (as amended from time to time) or a reversionary interest.~~

~~(p) “Qualified Stockholder” means (i) the registered holder of a share of Class B Common Stock on the closing of the IPO; (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Company after the closing of the IPO (including, without limitation upon exercise of options or warrants); and (iii) a Permitted Transferee.~~

~~(q)~~(f) “Securities Act” means the Securities Act of 1933, as amended.

~~(r) “Transfer” of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:~~

~~(i) the granting of a revocable proxy to officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;~~

~~(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;~~

~~(iii) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise exclusive Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”; or~~

~~(iv) entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy) in connection with a Liquidation Event, Asset Transfer or Acquisition that has been approved by the Board of Directors.~~

~~A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the Qualified Stockholder who effected the Transfer of such shares to such Permitted Transferee or (ii) an Entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the closing of the IPO, of a majority of the voting power of the voting securities of such Entity or any Parent of such Entity, other than a Transfer to parties that are, as of the closing of the IPO, holders of voting securities of any such Entity or Parent of such Entity.~~

~~(s) “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.~~

B–3

2. RIGHTS RELATING TO DIVIDENDS~~, SUBDIVISIONS AND COMBINATIONS~~.

~~(a)~~ Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the ~~Class A Common Stock and Class B~~ Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. ~~Except as permitted in Section 2(b) of Article IV(D), any dividends paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of Common Stock treated adversely, voting separately as a class.~~

~~(b) The Company shall not declare or pay any dividend or make any distribution to the holders of Class A Common Stock or Class B Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date.~~

~~(c) If the Company in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.~~

3. VOTING RIGHTS.

(a) ~~Class A~~ Common Stock. Each holder of shares of ~~Class A~~ Common Stock shall be entitled to one (1) vote for each share thereof held on all matters submitted to a vote of the stockholders of the Company.

~~(b) Class B Common Stock. Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share thereof held on all matters submitted to a vote of the stockholders of the Company.~~

~~(c) Class B Common Stock Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Company shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class B Common Stock then outstanding, voting together as a single class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:~~

~~(i) amend, alter, or repeal any provision of the Certificate of Incorporation or the Bylaws of the Company (the “Bylaws”), that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class B Common Stock; or~~
~~(ii) reclassify any outstanding shares of Class A Common Stock of the Company into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to more than one (1) vote for each share thereof.~~
~~(d)~~(b) General. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock~~, Class A Common Stock~~ and ~~Class B~~ Common Stock shall vote together and not as separate series or classes on all matters submitted to a vote of the stockholders of the Company. Except as otherwise required by applicable law, holders of ~~Class A Common Stock and Class B~~ Common Stock~~, as such,~~ shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or applicable law.

4. LIQUIDATION RIGHTS.

In the event of a Liquidation Event, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders shall be distributed on a~~n equal priority,~~ pro rata basis to the holders of ~~Class A Common Stock and Class B~~ Common Stock~~, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class~~; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of ~~Class A Common Stock or Class B~~

B–4

Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the ~~Class A Common Stock or Class B~~ Common Stock.

~~5. OPTIONAL CONVERSION.~~

~~(a) Optional Conversion of the Class B Common Stock.~~

~~(i) At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one (1) duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock as provided herein.~~

~~(ii) Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Company or any transfer agent for the Class B Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, or, if the shares are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion to the Company’s transfer agent, and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date. If a conversion election under this Section 5(a)(ii) is made in connection with an underwritten offering of the Company’s securities pursuant to the Securities Act, the conversion may, at the option of the holder tendering shares of Class B Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Company’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Class A Common Stock upon conversion of their Class B Common Stock shall not be deemed to have converted such shares of Class B Common Stock until immediately after to the closing of such sale of the Company’s securities in the offering.~~

~~6. AUTOMATIC CONVERSION.~~

~~(a) Automatic Conversion of the Class B Common Stock. Each share of Class B Common Stock shall automatically be converted into one (1) duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the Class A Common Stock.~~

~~(b) Conversion Upon Death. Each share of Class B Common Stock held of record by a natural person, including a natural person serving in a trustee capacity, other than a Founder (including a Founder holding shares in a trustee capacity), shall automatically, without any further action, convert into one (1) duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock upon the death of such natural person. Each share of Class B Common Stock held of record by a Founder (including a Founder holding shares in a trustee capacity) shall automatically, without any further action, convert into one (1) duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock nine (9) months after the date of the death of such Founder.~~

~~7. FINAL CONVERSION.~~

~~(a) Final Conversion. On the Final Conversion Date, each one (1) issued share of Class B Common Stock shall automatically, without any further action, convert into one (1) duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock. Following the Final Conversion Date, the Company may no longer issue any additional shares of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock, if any, are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the Class A Common Stock.~~

B–5

~~(b) Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Company as to whether a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.~~

~~(c) Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 0, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately upon the Final Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.~~

~~8. RESERVATION OF STOCK ISSUABLE UPON CONVERSION.~~

~~The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.~~

~~9. PROHIBITION ON REISSUANCE OF SHARES.~~

~~Shares of Class B Common Stock that are acquired by the Company for any reason (whether by repurchase, upon conversion, or otherwise) shall be retired in the manner required by law and shall not be reissued as shares of Class B Common Stock.~~

B–6

APPENDIX C
STATEMENT REGARDING USE OF
NON-GAAP FINANCIAL MEASURES
This Proxy Statement includes the following non-GAAP financial measure, which should be viewed as an addition to, and not a substitute for or superior to, financial measures calculated in accordance with GAAP.
•Non-GAAP Free Cash Flow. Free cash flow is defined as net cash provided by operating activities reduced by purchases of property and equipment and capitalized internal-use software development costs. Cash outflows for employee payroll tax items related to the net share settlement of equity awards are included in cash flow for financing activities and, as a result, do not have an effect on the calculation of free cash flow. We believe this measure provides useful supplemental information to investors because it is an indicator of the strength and performance of our core business operations.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our presentation of non‑GAAP financial measures may not be comparable to similar measures used by other companies. We encourage stockholders to carefully consider our results under GAAP, as well as our supplemental non‑GAAP information and the reconciliation between these presentations, to more fully understand our business. Please see the table below for the reconciliation of GAAP and non‑GAAP results.
GAAP to Non-GAAP Reconciliation
(in millions)

	Fiscal Year Ended January 31,

	2025	2024

Free cash flow:
GAAP net cash provided by operating activities	$959.8	$848.1
Less: purchases of property and equipment	(46.3)	(35.1)
Less: capitalized internal-use software development costs	(29.4)	(34.1)
Non-GAAP free cash flow	$884.1	$778.9
GAAP net cash provided by investing activities	$190.6	$832.3
GAAP net cash used in financing activities	$(226.5)	$(854.1)

C–1

snowflake®

SNOWFLAKE INC.
106 EAST BABCOCK STREET, SUITE 3A
BOZEMAN, MT 59715

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 1, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SNOW2025**

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 1, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the environmental impact and the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V73846-P27132

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SNOWFLAKE INC.

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Class II Directors for terms expiring in 2028.

Nominees:	For	Withhold
1a. Kelly A. Kramer	☐	☐
1b. Frank Slootman	☐	☐
1c. Michael L. Speiser	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment, continuation, or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V73847-P27132

SNOWFLAKE INC.
Annual Meeting of Stockholders
July 2, 2025 10:00 AM, Mountain Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Sridhar Ramaswamy and Derk Lupinek, or either of them, as proxies and attorneys-in-fact, each with the power to act without the other and the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this form, all of the shares of common stock of Snowflake Inc. that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Mountain Time on July 2, 2025, virtually via live webcast at www.virtualshareholdermeeting.com/SNOW2025, and any adjournment, continuation, or postponement thereof, with all powers that the undersigned would possess if present at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made but the card is signed, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies with respect to such other business as may properly come before the meeting or any adjournment, continuation, or postponement thereof. In the event that any of the nominees named on the reverse side of this form are unavailable for election or unable to serve, the shares represented by this proxy may be voted for a substitute nominee selected by the Board of Directors.

Continued and to be signed on reverse side